As filed the Securities and Exchange Commission on September 20, 2021

Registration No. 333-257530

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.2 TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Huake Holding Biology Co., LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	2075	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Shuhe Road, Tangchi Town

Shucheng County, Lu’an City, Anhui Province

People’s Republic of China 231343

+86 564 8242 222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi& Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Joan Wu, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, Suite 2800 New York, NY 10022 (212) 530-2208	William S. Rosenstadt, Esq. Jason “Mengyi” Ye, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212-588-0022

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.	☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee(3)
Class A Ordinary Shares, par value US$0.0005 per share(2)	US$	28,750,000	US$	3,136.63
Total	US$	28,750,000	US$	3,136.63

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	Includes 750,000 Class A ordinary shares issuable upon the exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	The amount of $2,509.31 was paid previously. The remaining fee was paid upon the filing of this Form F-1 Amendment No.2.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

As submitted to the Securities and Exchange Commission on September 20, 2021

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED [●], 2021

$25,000,000

5,000,000 Class A Ordinary Shares

Huake Holding Biology Co., LTD

This is an initial public offering of Huake Holding Biology Co., LTD’s ordinary shares. We are offering on a firm commitment basis our ordinary shares, par value $0.0005 per share (“Class A Ordinary Shares”). Prior to this offering, there has been no public market for our Class A Ordinary Shares. We expect that the initial public offering price will be in the range of $4 to $6 per Class A Ordinary Share. We have reserved the symbol “HUAK” for purposes of listing our Class A Ordinary Shares on Nasdaq Capital Market (“Nasdaq”) and have applied to list our Class A Ordinary Shares on Nasdaq. We cannot assure you that our application will be approved, and that if it is not approved, we will not complete this offering.

On September 17, 2021, we filed an amended and restated memorandum of association with the Cayman Islands Registrar of Companies. Pursuant to the amended and restated memorandum of association, our authorized shares are re-classified and re-designated into 10,000,000 preferred shares of par value of US$0.0005 each and an aggregate of 90,000,000 Ordinary Shares of par value of US$0.0005 each, of which 70,000,000 shares are designated as Class A Ordinary Shares of par value of US$0.0005 each and 20,000,000 shares are designated as Class B Ordinary Shares of par value of US$0.0005 each. Each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to twenty (20) votes on all matters subject to vote at our general meetings. Future transfers by holders of Class B Ordinary Shares will generally result in those shares converting to Class A Ordinary Shares, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B Ordinary Shares to Class A Ordinary Shares will have the effect, over time, of increasing the relative voting power of those holders of Class B Ordinary Shares who retain their shares in the long term. See “Description of Share Capital and Articles of Association—Ordinary Shares.” for more information. . All of our issued and outstanding Class B Ordinary Shares are beneficially held by Ms. Pingting Wang, our Chief Executive Officer and Chairman of the Board, and Mr. Tingyin Zhang, our former Chairman of the Board. Ms. Wang holds 8,354,000 Class B Ordinary Shares, representing 80.45% of the voting power of our capital stock and Mr. Zhang holds 1,524,000 Class B Ordinary Shares through Zhongcheng Biotechnology Limited, representing 14.68% of the voting power of our capital stock. After this offering, Ms. Wang and Mr. Zhang together, or Ms. Wang alone, will control shares representing more than 50% of the total voting power of our shares. As a result, this concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our shareholders.

We are incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations in China through our variable interest entity, Anhui Aokai Fa Grease Technology Co., Ltd. (“Aokai Fa”). This is an offering of the Class A Ordinary Shares of Huake Holding Biology Co., LTD, our Cayman Islands holding company. You are not directly investing in and may never hold equity interests of Aokai Fa, our VIE in China.

We engage in the production and sales of camellia seed oil (“Camellia Oil”) products through our VIE in China. The research, farming, production and sales of Camellia Oil are categorized as “restricted” or “prohibited” from foreign investment under the “negative list” issued in 2020 by the National Development and Reform Commission and the Ministry of Commerce in China. As a result, we have to control over the VIE through contractual arrangements. Our VIE structure is used to replicate foreign investment in China-based companies where the PRC law prohibits direct foreign investment in the operating company. Neither we nor our subsidiaries own any share in Aokai Fa. Instead, we control and receive the economic benefits of Aokai Fa’s business operation through a series of contractual agreements, or “VIE Agreements”. The VIE Agreements are designed to provide our wholly-foreign owned entity, Anhui Zhongruiyuan Biotechnology Co., Ltd., with the power, rights, and obligations equivalent in all material respects to those it would possess as the principal equity holder of Aokai Fa, including absolute control rights and the rights to the assets, property, and revenue of Aokai Fa. As a result of our direct ownership in the WFOE and the VIE Agreements, we are regarded as the primary beneficiary of our VIE. Because of our corporate structure, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, and regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. Our VIE Agreements may not be effective in providing control over Aokai Fa. We may also subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission if we fail to comply with their rules and regulations.

Additionally, we are subject to certain legal and operational risks associated with our VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our VIE’s operations, significant depreciation of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We, through our VIE (Aokai Fa) in China, engages in the production and sales of sales of camellia seed oil, which do not involve operation of critical information infrastructure. We do not expect to be subject to cybersecurity review with the Cyberspace Administration of China (“CAC”) if the draft Measures for Cybersecurity Censorship become effective as they are published, since: (i) our products are offered not directly to individual consumers but through our distributors; (ii) we do not possess a large amount of personal information in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange.  See “Risk Factors – Risks Related to Doing Business in China” and “Risk Factors – Risks Related to Our Corporate Structure” herein.

Pingting Wang, our Chairman of the Board of Directors and Chief Executive Officer, is currently the beneficial owner of 8,354,000 Class B Ordinary Shares, representing 80.45% of the total voting power, and has the controlling interest of our Company. Upon the closing of this offering, Pingting Wang will own approximately 78.28% of our total voting power and we will continue to be a “controlled company” under the corporate governance standards for NASDAQ listed companies and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of the NASDAQ Stock Market.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 13 of this prospectus for more information.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 22 to read about factors you should consider before buying our Class A Ordinary Shares.

	Per Share	Total (3)
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds to us, before expenses (2)	$	$

(1)

We have agreed to pay EF Hutton, division of Benchmark Investments, LLC (the “Representative”), the representative on behalf of the underwriters, a fee equal to six point five (6.5%) of the gross proceeds of the offering. We have agreed to grant to the Representative a 45-day option to purchase up to 15% of the aggregate number of Class A Ordinary Shares sold in the offering. See “Underwriting” in this prospectus for more information regarding our arrangements with the underwriters.

(2)

We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $1.41 million, exclusive of the above commissions. In addition, we will pay additional items of value in connection of this offering that are viewed by the Financial Industry Regulatory, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting”.

(3)	Assumes that the Representative does not exercise any portion of its over-allotment option.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our Class A Ordinary Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering overallotments, at the initial public offering price less the underwriting discount. If the over-allotment option is exercised in full, the total underwriting discounts and commissions payable will be $1,868,750, and the total proceeds to us, after underwriting commissions and expenses but before offering expenses, will be $26,881,250. If we complete this offering, net proceeds will be delivered to our company on the closing date. Except as otherwise noted, all information in this prospectus reflects and assumes no exercise of the over-allotment option.

One of the conditions to our obligation to sell any securities through the underwriters is that, upon the closing of the offering, the Class A Ordinary Shares would qualify for listing on Nasdaq.

As used in this prospectus, “we”, “us”, or the “Company” refers to Huake Holding Biology Co., LTD, the Cayman Islands holding company, its direct and indirect subsidiaries and consolidated VIE in China, as case may be, and, in the context of describing our operations and consolidated financial information, the VIEs in China.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

EF HUTTON

division of Benchmark Investments, LLC

Prospectus dated [●], 2021.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ordinary shares.

Until          , 2021 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

i

About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Class A Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Huake” are to Huake Holding Biology Co., LTD, an exempted company with limited liability incorporated under the laws of Cayman Islands;

●	“Ruiyuan HK” are to Huake’s wholly owned subsidiary, China Ruiyuan Holding Co., Ltd., a Hong Kong corporation;

●	“Zhongruiyuan” are to Anhui Zhongruiyuan Biotechnology Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly owned by Ruiyuan HK;

●	“Aokai Fa” are to Anhui Aokai Fa Grease Technology Co., Ltd., a limited liability company organized under the laws of the PRC and a VIE that is contractually controlled by Zhongruiyuan via a series of contractual arrangement;

●	“Affiliate Entities” are to our subsidiaries and Aokai Fa and its subsidiaries, if any;

●	“Articles of Association” means the amended and restated memorandum and articles of association of Huake;

●	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“Class A Ordinary Shares” are to the Class A ordinary shares of the Company, par value US$0.0005 per share;

●	“Class B Ordinary Shares” are to the Class B ordinary shares of the Company, par value US$0.0005 per share;

●

“we,” “us,” or the “Company” in this prospectus are to Huake, Ruiyuan HK, Zhongruiyuan, and Aokai Fa, unless otherwise indicated or the context requires otherwise, in the context of describing our business, operations and consolidated financial information, “we,” “us,” or the “Company” are to Aokai Fa

●	“WFOE” are to wholly foreign-owned enterprise, established in the form of limited liability company;

●	“VIE” are to variable interest entity;

●	“Companies Act” is to the Cayman Islands Companies Act (2021 Revision) (as amended).

Our business is conducted by Aokai Fa, our VIE in the PRC, using RMB, the currency of China. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Class A Ordinary Shares.

Overview

We are incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations in China through our subsidiaries, and the consolidated variable interest entity, Aokai Fa.

This is an offering of the Class A Ordinary Shares of the Cayman Islands holding company. You are not directly investing in and may never hold equity interests of Aokai Fa, our VIE in China. Neither we nor our subsidiaries own any share in Aokai Fa. Instead, we control and receive the economic benefits of Aokai Fa’s business operation through VIE Agreements. The VIE Agreements are designed to provide our wholly-foreign owned entity, or “WFOE”, Zhongruiyuan, with the power, rights, and obligations equivalent in all material respects to those it would possess as the principal equity holder of Aokai Fa, including absolute control rights and the rights to the assets, property, and revenue of Aokai Fa. As a result of our direct ownership in the WFOE and the VIE Agreements, we are regarded as the primary beneficiary of our VIE.

We engage in the production and sales of Camellia Oil products in China through our VIE. Aokai Fa was founded in 2011 in Tangchi town, Shucheng county of the Anhui province in China. Aokai Fa is a large-scale producer of Camellia Oil in the Anhui province, and it is now one of the leading enterprises of forestry and agricultural industrialization in Anhui province. We integrate scientific research, farming, production, and sales. Our goal is to become a leading Camellia Oil producer in the PRC and to develop “Aokai Fa” into a leading brand in the Camellia Oil industry in the PRC.

Aokai Fa guarantees the quality of its Camellia Oil through a vertically integrated system which starts from the farms and moves all the way through production and sales. Aokai Fa has established a standard laboratory with professional laboratory personnel. In the production process, sampling and testing are carried out in accordance with the industry standards. Each batch of the finished products is tested in strict accordance with GB11765 National Standard for Camellia Seed Oil. The products are also sent to a qualified third-party testing agency for testing from time to time. Applying multiple patents we hold in our production, we have perfected our production process. Our products are produced in a sterile environment where we maintain strict control over our products’ quality at a much higher level than the national testing standards.

We maintain a strong and growing customer base through different channels of merchandising, including direct selling, sales exhibition, and franchising, etc. As of date of this prospectus, the Company has over 20 sales agents nationwide covering provinces including Beijing, Guangxi, and Fujian. We also export our goods to areas like Taiwan, Hong Kong, and Southeast Asia.

Over the years, we have maintained stable revenues and net income. For the six months ended March 31, 2021 and 2020, the Company had revenue of $7,448,147 and $7,328,885, respectively, and had net income of $1,007,290 and $1,104,599, respectively.

Corporate History and Holding Company Structure

Huake Holding Biology Co., LTD is an exempted company incorporated with limited liability under the laws of the Cayman Islands on February 19, 2019. Huake wholly owns Ruiyuan HK, a company incorporated under the laws of the Hong Kong S.A.R. of the PRC on March 19, 2019. Ruiyuan HK is the sole shareholder of Zhonguiyuan, a limited liability company formed under the laws of the PRC on May 24, 2019, which controls Aokai Fa, a company established under the laws of the PRC on December 26, 2011, through VIE Agreements. The VIE Agreements are designed to provide our wholly-foreign owned entity, Zhongruiyuan, with the power, rights, and obligations equivalent in all material respects to those it would possess as the principal equity holder of Aokai Fa, including absolute control rights and the rights to the assets, property, and revenue of Aokai Fa. As a result of our direct ownership in the WFOE and the VIE Agreements, we are regarded as the primary beneficiary of our VIE.

On February 15, 2019, 20,000,000 ordinary shares were issued to our founder shareholders in connection with their entering into the VIE Agreements, of which 10,122,000 shares were re-designated as Class A Ordinary Shares and 9,878,000 shares were re-designated as Class B Ordinary Shares on September 17, 2021, effective upon the amendment of our amended and restated memorandum and articles of association. As of the date of this prospectus, 10,122,000 Class A Ordinary Shares and 9,878,000 Class B Ordinary Shares are issued and outstanding.

Contractual Arrangements between WFOE and Aokai Fa

Huake Holding Biology Co., LTD is an exempted company incorporated with limited liability under the laws of the Cayman Islands on February 19, 2019. Huake wholly owns Ruiyuan HK, a company incorporated under the laws of the Hong Kong S.A.R. of the PRC on March 19, 2019. Ruiyuan HK is the sole shareholder of Zhonguiyuan, the wholly foreign owned entity, or the “WFOE”, a limited liability company formed under the laws of the PRC on May 24, 2019. The WFOE controls Aokai Fa, a company established under the laws of the PRC on December 26, 2011, through VIE Agreements.

The Class A Ordinary Shares offered in this prospectus are those of the Cayman Islands holding company. You are not directly investing in and may never hold equity interests of Aokai Fa, our VIE in China.

As a holding company with no material operations of our own, we conduct our operations of the production and sales of Camellia Oil products in China through our variable interest entity, Aokai Fa. The research, farming, production and sales of Camellia Oil are categorized as “restricted” or “prohibited” from foreign investment under the “negative list” issued in 2020 by the National Development and Reform Commission and the Ministry of Commerce in China. As a result, we have to control over the VIE through contractual arrangements. Our VIE structure is used to replicate foreign investment in China-based companies where the PRC law prohibits direct foreign investment in the operating company. Neither we nor our subsidiaries own any equity interest in Aokai Fa. Instead, we control and receive the economic benefits of Aokai Fa’s business operation through a series of contractual arrangements, also known as VIE Agreements. The WFOE, Aokai Fa and its shareholders entered into these VIE Agreements. The VIE agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Aokai Fa, including absolute control rights and the rights to the assets, property and revenue of Aokai Fa.

Although we took every precaution available to effectively enforce the contractual and corporate relationship with the VIE, these VIE Agreements may still be less effective than direct ownership and that the Company may incur substantial costs to enforce the VIE Agreements. For example, our VIE and their shareholders could breach the VIE Agreements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of our VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current VIE Agreements, we rely on the performance by our VIE and their shareholders of their obligations under the contracts to exercise control over our VIE. The shareholders of our consolidated VIE may not act in the best interests of our company or may not perform their obligations under these contracts. In addition, failure of our VIE shareholders to perform certain obligations could compel the Company to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective.

All of these VIE Agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these VIE Agreements. In the event we are unable to enforce these VIE Agreements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. See “Risk Factors – Risks Related to Our Corporate Structure.”

Because we do not directly hold equity interests in our VIE, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations and the value of our Class A Ordinary Shares may depreciate significantly or become worthless.

Each of the VIE Agreements is described in detail below:

Exclusive Business Cooperation Agreements

On August 18, 2019, WFOE and Aokai Fa executed the exclusive business cooperation agreement pursuant to which WFOE has agreed to provide Aokai Fa with technical support, consulting and other services. The parties agree that during the term of this agreement, where necessary, Aokai Fa may enter into further service agreements with WFOE or any other party designated by WFOE, which shall provide the specific contents, manner, personnel, and fees for the specific services. Aokai Fa has agreed to pay a monthly service fee to WFOE. The service fee for each month consists of a management fee and a fee for services provided, which is mutually determined by the parties based on: (i) complexity and difficulty of the services provided by WFOE; (ii) title of and time consumed by employees of WFOE providing the services; (iii) contents and value of the services provided by WFOE; (iv) market price of the same type of services; and (v) operational conditions of the Aokai Fa. In addition, if WFOE transfers technology to Aokai Fa or develops software or other technology as requested by Aokai Fa or leases equipment or properties to Aokai Fa, the technology transfer price, development fees or rent shall be determined by the parties based on the actual situation on a case by case basis.

If Aokai Fa materially breaches any term of this agreement, WFOE has a right to terminate this agreement and/or require Aokai Fa to indemnify it for all damages. Unless otherwise required by applicable laws, Aokai Fa does not have any right to terminate the agreement. The agreement became effective upon execution by the parties. Unless terminated in accordance with the terms of this agreement, the agreement remains in full force and effect.

Exclusive Option Agreement

On May 25, 2019, the shareholders of Aokai Fa, Aokai Fa and WFOE executed the Exclusive Option Agreement pursuant to which the shareholders of Aokai Fa irrevocably granted WFOE or its designee an exclusive purchase option to acquire, at any time, in whole or in part Aokai Fa’s equity interest held by each shareholder of Aokai Fa, or any portion thereof, to the extent permitted by the PRC law. The purchase price for the shareholders’ equity interests in Aokai Fa is RMB 108,687,728, unless PRC Law requires a minimum price that is higher at the time of the exercise of the option.

The shareholders of Aokai Fa and Aokai Fa further agree that, without obtaining prior written consent of WFOE, they may not (1) supplement, change or amend the articles of association of Aokai Fa, increase or decrease its registered capital, or change its structure of registered capital in other manner; (2) sell, transfer, mortgage or dispose of in any manner any material assets of Aokai Fa or legal or any other beneficial interest in the material business or revenues of Aokai Fa of more than RMB 10,000,000, or allow the encumbrance thereon of any security interest; (3) incur, inherit, guarantee or suffer the existence of any debt, except for payables incurred in the ordinary course of business other than through loans, or cause Aokai Fa to provide any person with any loan or credit; (4) cause Aokai Fa to execute any major contract with a price greater than RMB 500,000, except for the contracts in the ordinary course of business; (5) cause or permit Aokai Fa to merge, consolidate with, acquire or invest in any person; (6) in any manner distribute dividends to its shareholders, provided that upon WFOE’s written request, Aokai Fa shall immediately distribute all distributable profits to its shareholders; (7) engage in any business in competition with WFOE or its affiliates; or (8) be dissolved or liquated without prior written consent by WFOE.

The shareholders of Aokai Fa have agreed that, without obtaining the prior written consent of WFOE, among other things, (1) they may not sell, transfer, mortgage or dispose of, in any other manner, any legal or beneficial interest in the equity interests in Aokai Fa held by them, or allow the encumbrance thereon, except for the interest placed in accordance with the shareholders’ Equity Interest Pledge Agreement and their Powers of Attorney, (2) they shall cause the shareholders and/or directors (or the executive director) of Aokai Fa not to approve any sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the equity interests in Aokai Fa held by them as the shareholders, or allow the encumbrance thereon of any security interest, except for the interest placed in accordance with shareholders’ Equity Interest Pledge Agreement and the shareholders’ Power of Attorney, and (3) they shall cause the shareholders and/or directors (or the executive director) of Aokai Fa not to approve the merger or consolidation with any person, or the acquisition of or investment in any person.

The shareholders of Aokai Fa shall (1) cause the shareholders’ and/or the directors (or the executive director) of Aokai Fa to vote their approval of the transfer of the optioned interests as set forth in this agreement and to take any and all other actions that may be requested by WFOE; (2) appoint any designee of WFOE as the director or the executive director of Aokai Fa, at the request of WFOE; (3) waive any right of first of refusal with respect to transferring of equity interest, and give consent to execution by each other shareholder of Aokai Fa with WFOE any agreements similar to the contractual arrangements and undertakes not to take any action in conflict with such agreements; and (4) promptly assign any profit, interest, dividend or proceeds of liquidation to WFOE or any other person designated by WFOE to the extent permitted under the applicable PRC laws;

The agreement became effective upon execution by the parties, and remains effective until all equity interests held by the shareholders of Aokai Fa have been transferred or assigned to WFOE and/or any other person designated by WFOE in accordance with the agreement.

Equity Interest Pledge Agreement

On May 25, 2019, the shareholders of Aokai Fa, Aokai Fa and WFOE executed the Equity Interest Pledge Agreement, pursuant to which the shareholders of Aokai Fa have agreed that without the prior written consent of WFOE, the shareholders of Aokai Fa may not directly or indirectly assign, sell, donate, pledge, encumber or otherwise dispose of, any interest in the equity interest of Aokai Fa which they hold. Pursuant to the terms of the agreement, in the event that either Aokai Fa or its shareholders are in breach of their obligations under the Exclusive Business Cooperation Agreement, Exclusive Option Agreement and/or the Power of Attorney (the “Transaction Documents”) and/or the Equity Interest Pledge Agreement, then WFOE has a right to request the shareholders of Aokai Fa to transfer all or part of the equity interest they hold to any other person designated by WFOE at a minimum price allowed by the applicable PRC laws and regulations.

Upon the fulfillment of all obligations under the Transaction Documents, this agreement will be deemed completed and terminated.

Power of Attorney

On May 25, 2019, each shareholder of Aokai Fa has executed an irrevocable power of attorney to appoint WFOE the or the authorized personnel of WFOE as its attorney-in-fact to exercise all of its rights as an equity owner of Aokai Fa, including (1) the right to attend shareholders and employees’ meetings of Aokai Fa; (2) the voting rights and any other rights that a shareholder of Aokai Fa is entitled to under the laws of China and Aokai Fa’s Articles of Association, including but not limited to the right to sell, transfer, pledge or dispose of shareholder’s equity interest in part or in whole; and (3) the designation and appointment of a legal representative, directors, supervisors, a chief executive officer and other senior management members of Aokai Fa.

Spousal Consent Letter

The spouse of each married shareholder of Aokai Fa executed a Spousal Consent Letter on May 25, 2019. Pursuant to the Spousal Consent Letter, the shareholder’s spouse has agreed to the execution of the Exclusive Option Agreement, Equity Interest Pledge Agreement, Power of Attorney and the disposal of the equity interests held by the shareholder in Aokai Fa pursuant to those agreements. The spouse of the shareholder agreed that he/she shall not assert any interests in such equity interests in Aokai Fa held by the shareholder, and if he/she obtains any such equity interests, he/she shall be bound by the Exclusive Option Agreement, Equity Interest Pledge Agreement, Power of Attorney and the Exclusive Business Cooperation Agreement.

The following diagram illustrates our corporate structure:

Organizational chart

Consolidation

We conduct substantially all of our business in China via Aokai Fa, the VIE, due to PRC legal restrictions of foreign ownership in certain sectors. Substantially all of Huake Holding Biology Co., LTD’s revenues, costs and net income in China are directly or indirectly generated through Aokai Fa. Huake Holding Biology Co., LTD through its indirect subsidiary, Zhongruiyuan, has signed various agreements with Aokai Fa and shareholders of Aokai Fa to allow the transfer of economic benefits from Aokai Fa to Zhongruiyuan and to direct the activities of Aokai Fa. However, Zhongruiyuan does not have any direct or indirect ownership of Aokai Fa. As a result, our shareholders are not investing in Aokai Fa, but instead are investing in Huake Holding Biology Co., LTD

The following is a condensed consolidating schedule depicting the financial position as of September 30, 2020, cash flows and results of operations for the year ended September 30, 2020 for Huake Holding Biology Co., LTD, our subsidiaries, our VIE and corresponding eliminating adjustments.

	Parent and Subsidiaries	VIE	Elimination Entries	Consolidated

ASSETS

Current Assets
Cash	$-	$148,596	$-	$148,596
Account receivable, net	-	5,377,732	-	5,377,732
Due from related parties	-	58,457	-	58,457
Inventories	-	4,639,848	-	4,639,848
Advance to suppliers	-	7,687,914	-	7,687,914
Prepaid expense and other current assets	-	108,906	-	108,906
Total current assets		18,021,453	-	18,021,453

Investment in subsidiaries and VIE	15,720,655	-	(15,720,655)	-
Deferred tax asset	-	114,938	-	114,938
Deposit for property purchase	-	1,391,835	-	1,391,835
Property and equipment, net	-	1,718,835	-	1,718,835

Total Assets	$15,720,655	$21,247,061	$(15,720,655)	$21,247,061

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$-	$166,898	$-	$166,898
Taxes payable	-	5,159,927	-	5,159,927
Accrued expenses and other current liabilities	-	192,411	-	192,411
Due to related parties	-	7,170	-	7,170
Total current liabilities	-	5,526,406	-	5,526,406

Total Liabilities	-	5,526,406	-	5,526,406

Shareholders' Equity
Preferred shares, $0.0005 par value, 10,000,000 shares authorized; 0 shares issued and outstanding as of September 30, 2020	-	-	-	-
Class A ordinary shares, $0.0005 par value, 70,000,000 shares authorized; 10,122,000 shares issued and outstanding as of September 30, 2020	5,061	-	-	5,061

Class B ordinary shares, $0.0005 par value, 20,000,000 shares authorized; 9,878,000 shares issued and outstanding as of September 30, 2020	4,939	-	-	4,939
Additional paid in capital	6,649,038	-	-	6,649,038
Share capital	-	6,659,038	(6,659,038)	-
Retained earnings	9,378,339	9,378,339	(9,378,339)	9,378,339
Accumulated other comprehensive loss	(316,722)	(316,722)	316,722	(316,722)
Total shareholders' equity	15,720,655	15,720,655	(15,720,655)	15,720,655
Total Liabilities and Shareholders' Equity	$15,720,655	$21,247,061	$(15,720,655)	$21,247,061

	Parent and Subsidiaries	VIE	Elimination Entries	Consolidated

Revenue	$-	$14,636,348	$-	$14,636,348
Cost of Goods Sold	-	11,650,058	-	11,650,058
Gross Profit		2,986,290	-	2,986,290

Operating expenses
Selling expenses	-	135,601	-	135,601
General and administrative	-	688,042	-	688,042
Total operating expenses	-	823,643	-	823,643

Operating Income	-	2,162,647	-	2,162,647

Other income
Subsidy income	-	2,284	-	2,284
Collection of bad debt	-	99,920	-	99,920
Equity in Earnings of Subsidiaries and VIE	1,703,903	-	(1,703,903)	-
Total other income	1,703,903	102,204	(1,703,903)	102,204

Income before income taxes	1,703,903	2,264,851	(1,703,903)	2,264,851

Income taxes	-	560,948	-	560,948

Net Income	1,703,903	1,703,903	(1,703,903)	1,703,903

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	753,730	753,730	(753,730)	753,730
Total Comprehensive Income	$2,457,633	$2,457,633	$(2,457,633)	$2,457,633

	Parent and Subsidiaries	VIE	Elimination Entries	Consolidated
OPERATING ACTIVITIES
Net income	$1,703,903	$1,703,903	$(1,703,903)	$1,703,903
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	-	125,280	-	125,280
Bad debt provision	-	299,183	-	299,183
Equity in earnings of subsidiaries and VIE	(1,703,903)	-	1,703,903	-
Changes in Operating Assets and Liabilities:
Accounts receivable	-	(3,511,490)	-	(3,511,490)
Advance to suppliers	-	3,393,446	-	3,393,446
Inventory	-	(1,620,595)	-	(1,620,595)
Prepaid rent	-	5,790	-	5,790
Deferred tax asset	-	(111,394)	-	(111,394)
Accounts payable	-	83,380	-	83,380
Taxes payable	-	1,017,604	-	1,017,604
Accrued expenses and other current liabilities	-	100,686	-	100,686
Net cash provided by (used in) operating activities	-	1,485,793	-	1,485,793

INVESTING ACTIVITIES
Purchase of property and equipment	-	(416)	-	(416)
Deposit for property purchase	-	(1,348,921)	-	(1,348,921)
Net cash used in investing activities	-	(1,349,337)	-	(1,349,337)

FINANCING ACTIVITIES
Proceeds from related parties	-	8,802	-	8,802
Repayment to related parties	-	(72,560)	-	(72,560)
Net cash provided by financing activities	-	(63,758)	-	(63,758)

Effect of exchange rate change on cash and restricted cash	-	5,999	-	5,999

Net increase (decrease) in cash and restricted cash	-	78,697	-	78,697

Cash and restricted cash, beginning of year	-	69,899	-	69,899

Cash and restricted cash, end of year	$-	$148,596	$-	$148,596

Permission Required from the PRC Authorities for The VIE’s Operation

We are currently not required to obtain permission from any of the PRC authorities to operate and issue our Class A Ordinary Shares to foreign investors. In addition, we, our subsidiaries, or VIE are not required to obtain permission or approval for the VIE’s operation or issuance of ordinary shares to foreign investors from the PRC authorities including China Securities Regulatory Commission (“CSRC”) or CAC, or any other entity that is required to approve of the VIE’s operation, for the VIE’s operation, nor have we, our subsidiaries, or VIE received any denial for the VIE’s operation.

We are aware, however, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We do not expect to be subject to cybersecurity review with the CAC, if the draft Measures for Cybersecurity Censorship become effective as they are published, since: (i) our products are offered not directly to individual consumers but through our distributors; (ii) we do not possess a large amount of personal information in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. exchange.  See “Risk Factors – Risks Related to Doing Business in China” and “Risk Factors – Risks Related to Our Corporate Structure” herein.

Dividend Distributions or Assets Transfer among the Holding Company, its Subsidiaries and the Consolidated VIE

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid or any assets will be transferred in the foreseeable future. As of the date of this prospectus, there has been no distribution of dividends or assets among the holding company, its subsidiaries or the consolidated VIE. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Ruiyuan HK.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our Class A Ordinary Shares.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from Aokai Fa to WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to Ruiyuan HK as dividends from WFOE. Certain payments from our Aokai Fa to WFOE are subject to PRC taxes, including business taxes and VAT.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Ruiyuan HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Ruiyuan HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Ruiyuan HK. See “Risk Factors- There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Main Products

Our main products include Camellia Oil and camellia oil cake (“Oil Cake”). Oil Cake is the residue after Camellia Oil is extracted from camellia oleifera, and it is widely used as pond cleaning agent, weed killer, bug killer, and organic fertilizer. The following chart illustrates the revenues, gross profits and gross margins generated by these two main products for the six months ended March 31, 2021 and their growth rates comparing to those for the six months ended March 31, 2020:

	Revenue (RMB)	Revenue (US$)	Revenue %	Growth (1)	Gross Profit (RMB)	Gross Profit (US$)	Gross Margin %	Growth (1)
Camellia Oil	45,981,105	7,017,230	94.21%	(3.66)%	9,222,952	1,407,525	20.06%	(8.89)%
Oil Cake	2,823,624	430,917	5.79%	(22.82)%	530,633	80,981	18.79%	(6.93)%
Total	48,804,729	7,448,147	100.00%	(5.03)%	9,753,585	1,488,506	19.98%	(8.78)%

(1)	The growth rates are calculated based on the RMB-denominated revenues and gross margins, excluding the exchange rates’ effects.

Growth Strategies

The Company will further improve on its product development and expects growth by implementing the following three strategies:

(1) Further developing new markets. With Anhui province as the starting point, we intend to break into first-tier cities by developing distribution channels and promoting sales on e-commerce platforms. To further boost selling and promote branding, we plan to open a few chain stores in China. At the same time, the Company is considering collaborating with exporting companies to re-design the packaging and re-position its products, hoping to expand our reach to the overseas markets.

(2) Launching cosmetic and personal care products. We are planning for the launch of a personal care product line, which will include cosmetics, personal care products, and hygiene products that feature Camellia Oil. We registered two trademarks “Hongzhiyu” (虹之玉) and “Shuiyiyan” (水依言) for such cosmetic and personal health products.

(3) Developing medical products. We expect to work with pharmaceutical companies for the production of Camellia Oil Injection oils. The Camellia Oil Injections could be used as intravenous infused oil for critically ill patients who cannot eat and/or are going through hypermetabolism, and could facilitate the absorption of drugs by human bodies.

Our Competitive Strengths

We believe the following competitive strengths have contributed to, or will contribute to, our recent and ongoing growth:

Superior Location

The farmland where our camellia seeds are planted is located in Shucheng County, Lu’An City, Anhui Province, China, which is in the middle intersection between Dabie Mountain Range, Chaohu, and Jianghuai. To the southwest of the Company’s location is the Dabie Mountain which provides a superior geographical environment for cultivating high quality tea seeds. Being also a green tea production site, Shucheng provides the Company with superior raw materials with its rich tea tree resources. Located at a convenient location for transportation, Shucheng it is connected with the 206 National Highway, 105 National Highway, Shanghai-Chengdu Expressway, and the Hejiu Railway, all of which run throughout the territory and connect with other provinces as well. The newly built Deshang Expressway will also set up the Tangchi Exit, and the waterway transportation runs through Tongchao Lake and the Yangtze River. The convenient transportation systems at this location provide cost efficiency for the transportation of the Company’s products. According to our preliminary accounting estimates, this reduces our expenses in external procurement by approximately 1.4% compared with purchasing and transporting camellia seeds in Fujian province, one of the camellia seeds producing areas in China.

Dominant Producer of Camellia Oil

The camellia oil seeds are only grown in large scale in a few areas in China, for example, Hunan, Jiangxi and Hubei province. However, most of them are low-efficiency forests with an average output of less than 6 kg of Camellia Oil per mu. According to the National Camellia Industry Development Plan (2009-2020) issued by the PRC’s National Development and Reform Commission, the supply of camellia oil seeds was expected to increase after transforming low-yield forests and increasing the planting area of high-yield forests in China. During the transition period, we obtained our advantage by maintaining stable raw material procurement channels.

In addition, compared with other regions in China, the oil-producing rate of camellia oil seeds is among the highest in the Dabie mountain area where our factory is located, and the utilization efficiency of camellia seeds is close to 100%. Aokai Fa has a close relationship with local agricultural cooperatives, and has contracted for the purchase of 90% of the raw materials of camellia seeds in the Dabie Mountain production area. We believe that we are one of the largest producers of Camellia Oil in Anhui. We also obtained a food production license for the production of edible vegetable oil from the Food and Drug Administration of Lu’an City, Anhui Province, and expect to produce blended edible oil products that contain Camellia Oil as one of the major ingredients.

Currently in China, most of the edible vegetable oil brands are located in Hunan and Jiangxi provinces. Our competitors include some well-known brands, Jinhao “金浩”, Jintuotian “金拓天”, Lvhai “绿海” from Hunan and Jiangxi provinces. We believe that being the dominant producer in Anhui province and having stronger vertically integrated production capabilities will provide us with advantages in pricing and distribution of our products and spur further growth.

Strong Relationship with Key Distributors

Currently, Aokai Fa has entered into distribution agreement with 12 distributors, the term of which started in March 2021 and ends in March 2023. Each distributor has its designated distribution area(s). Aokai Fa agreed to provide the products at a price not more than the then market price and not more than 90% of price offered by the competitive companies of Aokai Fa. There is no minimum purchase commitments under the distributor agreements. We conduct our sales primarily through our distributors, who collectively control a direct sales force to promote and sell our Camellia Oil products. Compared to health and nutrition products that are distributed through traditional market channels, these personal marketing efforts are supported by various mediums, including our marketing flyers, websites, and events. We believe our distribution channel is an effective vehicle to distribute our products because:

●	our distributors can educate consumers about our products face-to-face, which we believe is more effective for differentiating our products than using traditional mass-media advertising;

●	our distribution channel allows for actual product demonstrations and trial by potential consumers;

●	our distribution channel allows the representatives to provide personal testimonials of product efficacy; and

●	as compared to other distribution methods, our distributors have the opportunity to provide consumers with higher levels of service quality and encourage repeating purchases.

Reputable Brand

Our Camellia Oil products are distributed under the recognized brand name “Aokai Fa.” In addition, we believe that we are one of the largest producers of Camellia Oil in the Anhui province, and that we are recognized by customers as one of the leaders in the Camellia Oil industry in Anhui province. We believe that our reputable brand name will benefit our future expansion and growth efforts.

Stable and Low-Cost Raw Materials

We are a vertically integrated Camellia Oil producer. We entered into an agreement with the village committee of Shucheng County for the purchase of camellia seeds produced from approximately 4,000 mu (approximately 659 acres) of farmland for fair market price during the term of the agreement. The village committee is in charge of the production, harvesting, packaging, storage and transportation of the camellia seeds in accordance with the organic products standards. The farmland is maintained by the village committee and is not supposed to be assigned or transferred to any third party for other use. The camellia sees produced from such farmland will be sold exclusively to us.

Experienced Management

Our management team is led by our CEO, Pingting Wang, an industry expert on Camellia Oil products. Pingting Wang and Shuguang Chang, our Chairman of the Board, co-founded our company and created the “Aokai Fa” brand with the vision of building our Company into a prominent Camellia Oil company in the health and wellness industry with diverse product offerings. Other members of our senior executive team are experienced in their areas of concentration, including manufacturing, marketing and sales, operations, financial management and cross-border business development.

Corporate Information

Our principle executive offices are located at Shuhe Road, Tangchi Town, Shucheng County, Lu’an City, Anhui Province, China. Our telephone number is +86 564 8242 222. Our principal website address is http://aokaifa.ns2.mfdns.com/. The information on, or accessible through, any of our websites is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our Class A Ordinary Shares.

Implications of Our Being an “Emerging Growth Company”, a “Foreign Private Issuer” and a China-based Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting for two years.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ listing standards. As such, we may rely on home country practice to be exempted from the corporate governance requirements that we have a majority of independent directors on our board of directors and the audit committee of our board of directors has a minimum of three members. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NASDAQ listing standards. However, following this offering, we will voluntarily have a majority of independent directors and our audit committee will consist of three independent directors.

We are incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations in China through our VIE, Aokai Fa. This is an offering of the Class A Ordinary Shares of the Cayman Islands holding company. You are not investing in Aokai Fa. Neither we nor our subsidiaries own any share in Aokai Fa. Instead, we control and receive the economic benefits of Aokai Fa’s business operation through VIE Agreements. The VIE Agreements are designed to provide our WFOE, Zhongruiyuan, with the power, rights, and obligations equivalent in all material respects to those it would possess as the principal equity holder of Aokai Fa, including absolute control rights and the rights to the assets, property, and revenue of Aokai Fa. As a result of our direct ownership in the WFOE and the VIE Agreements, we are regarded as the primary beneficiary of our VIE. Because of our corporate structure, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, and regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. Our VIE Agreements may not be effective in providing control over Aokai Fa. We may also subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission if we fail to comply with their rules and regulations.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors.”

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

●	We are significantly dependent on the revenues from our trading business of Camellia Oil and, therefore, our results of operations could be negatively impacted if we are unable to sell a sufficient amount of Camellia Oil at satisfactory margins.

●	If we fail to effectively promote our brands, particularly our brand “Aokai Fa” (“奥凯发”), our business, financial condition and results of operations may be materially and adversely affected.

Risks Related to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but are not limited to, the following:

●	We do not have direct ownership of our VIEs in China and rely on VIE Agreements with our VIEs in China for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interests.

●	We may have difficulty in enforcing any rights we may have under the VIE Agreements in PRC.

●	Any actions by Chinese government, including any decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

●	Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.

●	The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

●	The approval of the China Securities Regulatory Commission and other compliance procedures may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval. As a result, both you and us face uncertainty about future actions by the PRC government that could significantly affect our financial performance and the enforceability of the VIE Agreements.

●	The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

●	Our dual class structure concentrates a majority of voting power in Ms. Pingitng Wang, our Chief Executive Officer and Chairman of the Board, who is major owner of our Class B Ordinary Shares.

Risks Related to Doing Business in the PRC

We face risks and uncertainties relating to doing business in the PRC in general, including, but not limited to, the following:

●	The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.

●	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

●	Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to operate profitably in the PRC.

●

China’s economic, political and social conditions, as well as interventions and influences of any government policies, laws and regulations, are uncertain could have a material adverse effect on our business and the value of our Class A Ordinary Shares.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus based on foreign laws.

●	PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

●	Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

Risks Relating to this Offering and the Trading Market

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

●	The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

●	You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased.

●	We incur significantly increased costs as a result of operating as a public company, and our management has no prior experience in managing and operating a public company and required to devote substantial time to compliance initiatives and reporting requirements associated therewith.

●	As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq Stock Exchange corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

●	We are and will be a “controlled company” within the meaning of the Nasdaq listing requirements upon the closing of this offering and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

THE OFFERING

Issuer	Huake Holding Biology Co., LTD

Class A Ordinary Shares offered by us	5,000,000 Class A Ordinary Shares

Over-allotment option

We have granted the Representative a 45-day option to purchase up to an additional 750,000 Class A Ordinary Shares from us to cover over-allotments, if any. Except as otherwise noted, all information in this prospectus reflects and assumes no exercise of the over-allotment option.

Price per Class A Ordinary Share	We currently estimate that the initial public offering price will be between $4 and $6 per Class A Ordinary Share.

Ordinary shares issued and outstanding prior to completion of this offering	10,122,000 Class A Ordinary Shares and 9,878,000 Class B Ordinary Shares

Ordinary shares outstanding immediately after this offering	15,122,000 Class A Ordinary Shares and 9,878,000 Class B Ordinary Shares

Listing	We have applied to list our Class A Ordinary Shares listed on Nasdaq Capital Market. There is no public market for our Class B Ordinary Shares.

Nasdaq Capital Market symbol	We have reserved the symbol “HUAK” for purposes of listing our Class A Ordinary Shares on Nasdaq Capital Market.

Transfer Agent	Vstock Transfer Agent, LLC

Lock up

Each of our executive officers and directors and 5% or more holders of all of our shares outstanding prior to the effective date of this offering, have agreed with the Underwriter not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any ordinary shares or securities convertible into, exchangeable or exercisable for any ordinary shares, without the prior written consent of the Representative, as representative of the Underwriters, for a period of 180 days after the date of this prospectus.

The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of the Representative, it will not, for a period of 180 days after the date of this Agreement (the “Lock-Up Period”) (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv)_above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

Use of proceeds	We intend to use the proceeds from this offering for research and development purpose, marketing and promotion of our brand and products, working capital and general corporate purposes. See “Use of Proceeds” for more information.

Risk factors	The Class A Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” for a discussion of factors to consider before deciding to invest in our Class A Ordinary Shares.

Summary Financial Data

The following tables set forth selected historical statements of operations for the years ended September 30, 2020 and 2019, and balance sheet data as of September 30, 2020 and 2019, which have been derived from our audited financial statements for those periods. The following summary consolidated financial data for the six months ended March 31, 2021 and 2020, have been derived from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

Selected Statements of Operations Information:

	For the Year ended September 30, 2020		For the Year ended September 30, 2019		Amount	Percentage
Statement of Operations Data:	Amount	As % of Sales	Amount	As % of Sales	Increase (Decrease)	Increase (Decrease)
Revenue	$14,636,348	100.0%	$13,929,469	100.0%	$706,879	5.1%
Cost of Goods Sold	11,650,058	79.6%	11,174,901	80.2%	475,157	4.3%
Gross Profit	2,986,290	20.4%	2,754,568	19.8%	231,722	8.4%

Operating expenses
Selling expenses	135,601	0.9%	125,312	0.9%	10,289	8.2%
General and administrative	688,042	4.7%	590,139	4.2%	97,903	16.6%
Total operating expenses	823,643	5.6%	715,451	5.1%	108,192	15.1%

Operating Income	2,162,647	14.8%	2,039,117	14.6%	123,530	6.1%

Other income
Subsidy income	2,284	0.0%	40,784	0.3%	(38,500)	(94.4)%
Collection of bad debt	99,920	0.7%	50,907	0.4%	49,013	96.3%
Total other income	102,204	0.7%	91,691	0.7%	10,513	11.5%

Income before income taxes	2,264,851	15.5%	2,130,808	15.3%	134,043	6.3%

Income taxes	560,948	3.8%	519,975	3.7%	40,973	7.9%

Net Income	$1,703,903	11.6%	$1,610,833	11.6%	$93,070	5.8%
Earnings Per Share, basic and diluted	$0.09		$0.08		$0.01	12.5%
Weighted average ordinary shares outstanding	20,000,000		20,000,000

Selected Balance Sheet Information:

	For the Year ended September 30, 2020	For the Year ended September 30, 2019	Amount Increase	Percentage Increase
Statement of Balance Sheet Data:	Amount	Amount	(Decrease)	(Decrease)
Current Assets
Cash	$148,596	$28,637	$119,959	418,9%
Restricted cash	-	41,262	(41,262)	(100.0)%
Account receivable, net	5,377,732	1,959,863	3,417,869	174.4%
Due from related parties	58,457	-	58,457	N/A
Inventories	4,639,848	2,819,014	1,820,834	64.6%
Advance to suppliers	7,687,914	10,628,732	(2,940,818)	(27.7)%
Prepaid expenses and other current assets	108,906	109,126	(220)	(0.2)%
Total current assets	18,021,453	15,586,634	2,549,757	16.4%

Deferred tax assets	114,938	-	114,938	N/A
Deposit for property purchase	1,391,835	-	1,391,835	N/A
Property and equipment, net	1,718,835	1,755,103	(36,268)	(2.1)%

Total Assets	$21,247,061	$17,341,737	$3,905,324	22.5%

Current Liabilities
Accounts payable	$166,898	$76,815	$90,083	117.3%
Taxes payable	5,159,927	3,904,040	1,255,887	32.2%
Accrued expenses and other current liabilities	192,411	84,087	108,324	128.8%
Due to Related parties	7,170	13,773	(6,603)	(47.9)%
Total current liabilities	5,526,406	4,078,715	1,447,691	35.5%

Total Liabilities	5,526,406	4,078,715	1,447,691	35.5%

Shareholders’ Equity
Preferred shares, $0.0005 par value, 10,000,000 shares authorized; 0 shares issued and outstanding as of September 30, 2020 and 2019, respectively	-	-	-	0.0%
Class A Ordinary Shares, $0.0005 par value, 70,000,000 shares authorized; 10,122,000 shares issued and outstanding as of September 30, 2020 and 2019, respectively	5,061	5,061	-	0.0%
Class B Ordinary Shares, $0.0005 par value, 20,000,000 shares authorized; 9,878,000 shares issued and outstanding as of September 30, 2020 and 2019, respectively	4,939	4,939	-	0.0%
Additional paid in capital	6,649,038	6,649,038	-	0.0%
Retained earnings	9,378,339	7,674,436	1,703,903	22.2%
Accumulated other comprehensive loss	(316,722)	(1,070,452)	753,730	(70.4)%
Total shareholders’ equity	15,720,655	13,263,022	2,457,633	18.5%

Total Liabilities and Shareholders’ Equity	$21,247,061	$17,341,737	$3,905,324	22.5%

Selected Statements of Operations Information:

	For the six months ended March 31, 2021		For the six months ended March 31, 2020		Amount	Percentage
	Amount	As % of Sales	Amount	As % of Sales	Increase (Decrease)	Increase (Decrease)

Revenue	$7,448,147	100.0%	$7,328,885	100.0%	$119,262	1.6%
Cost of Goods Sold	5,959,641	80.0%	5,803,937	79.2%	155,704	2.7%
Gross Profit	1,488,506	20.0%	1,524,948	20.8%	(36,442)	(2.4)%

Operating expenses
Selling expenses	81,388	1.1%	66,772	0.9%	14,616	21.9%
General and administrative expenses	291,960	3.9%	118,488	1.6%	173,472	146.4%
Loss on disposal of property and equipment	169,796	2.3%	-	0.0%	169,796	N/A
Total operating expenses	543,144	7.3%	185,260	2.5%	357,884	193.2%

Operating Income	945,362	12.7%	1,339,688	18.3%	(394,326)	(29.4)%

Other income
Subsidy income	55,094	0.7%	-	0.0%	55,094	N/A
Collection of bad debt	-	0.0%	99,833	1.4%	(99,833)	(100.0)%
Total other income	55,094	0.7%	99,833	1.4%	(44,739)	(44.8)%

Income before provision (benefit) for income taxes	1,000,456	13.4%	1,439,521	19.6%	(439,065)	(30.5)%

Provision (benefit) for income taxes	(6,834)	(0.1)%	334,922	4.6%	(341,756)	(102.0)%

Net Income	1,007,290	13.5%	1,104,599	15.1%	(97,309)	(8.8)%

Other Comprehensive Income
Foreign currency translation adjustment	570,710	7.7%	114,530	1.6%	456,180	398.3%
Total Comprehensive Income	$1,578,000	21.2%	$1,219,129	16.6%	$358,871	29.4%

Loss per share - Basic and Diluted	$0.05		$0.06		$(0.01)	(18.1)%

Weighted average shares Basic and Diluted -	20,000,000		20,000,000

Selected Balance Sheet Information:

	March 31, 2021	September 30, 2020	Amount Increase		Percentage Increase
	Amount	Amount	(Decrease)		(Decrease)
ASSETS
Current Assets
Cash	$8,895	$148,596		$(139,701)	(94.0)%
Account receivable, net	6,887,336	5,377,732		1,509,604	28.1%
Due from related parties	60,579	58,457		2,122	3.6%
Inventories	10,610,527	4,639,848		5,970,679	128.7%
Advance to suppliers	435,475	7,687,914		(7,252,439)	(94.3)%
Prepaid expense and other current assets	102,909	108,906		(5,997)	(5.5)%
Total Current Assets	18,105,721	18,021,453		84,268	0.5%

Deferred tax asset	103,231	114,938		(11,706)	(10.2)%
Deposit for property purchase	3,697,915	1,391,835		2,306,081	165.7%
Property and equipment, net	1,545,466	1,718,835		(173,369)	(10.1)%

Total Assets	$23,452,333	$21,247,061		$2,205,272	10.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$268,353	$166,898		$101,455	60.8%
Taxes payable	5,491,762	5,159,927		331,835	6.4%
Accrued expenses and other current liabilities	387,094	192,411		194,683	101.2%
Due to related parties	6,469	7,170		(701)	(9.8)%
Total Current Liabilities	6,153,678	5,526,406		627,272	11.4%

Total Liabilities	6,153,678	5,526,406		627,272	11.4%

Commitments and Contingencies
Shareholders’ Equity
Preferred shares, $0.0005 par value, 10,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2021 and September 30, 2020, respectively	-	-		-	0.0%
Class A Ordinary Shares, $0.0005 par value, 70,000,000 shares authorized; 10,122,000 shares issued and outstanding as of March 31, 2021 and September 30, 2020, respectively	5,061	5,061		-	0.0%
Class B Ordinary Shares, $0.0005 par value, 20,000,000 shares authorized; 9,878,000 shares issued and outstanding as of March 31, 2021 and September 30, 2020, respectively	4,939	4,939	-	-	0.0%
Additional paid in capital	6,649,038	6,649,038		-	0.0%
Retained earnings	10,385,629	9,378,339		1,007,290	10.7%
Accumulated other comprehensive income (loss)	253,988	(316,722)		570,710	(180.2)%
Total Shareholders’ Equity	17,298,655	15,720,655		1,578,000	10.0%
Total Liabilities and Shareholders’ Equity	$23,452,333	$21,247,061		$2,205,272	10.4%

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations. We cannot guaranty that we will maintain profitability or that we will not incur net losses in the future.

Our limited operating history in the Camellia Oil industry may not provide a meaningful basis to evaluate our business. Aokai Fa was formed in 2011. We cannot assure you that we will maintain profitability or that we will not incur net losses in the future. We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including, but not limited to, the potential failure to:

●	obtain sufficient working capital to support our expansion;

●	maintain or protect our intellectual property;

●	maintain our proprietary technology;

●	expand our product offerings and maintain the high quality of our products;

●	manage our expanding operations and continue to fill customers’ orders on time;

●	maintain adequate control of our expenses allowing us to realize anticipated revenue growth;

●	implement our product development, marketing, sales, and acquisition strategies and adapt and modify them as needed;

●	successfully integrate any future acquisitions; and

●	anticipate and adapt to changing conditions in the Camellia Oil industry resulting from changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of the foregoing risks, our business, financial condition, results of operations and prospects may be materially and adversely affected.

Our operations are inherently subject to changing conditions that can affect our profitability, such as a decrease in sales of our products and unfavorable weather and environmental conditions.

Our operations are subject to changing conditions that can affect levels of production and production costs for varying lengths of time and can result in decreases in profitability. We are exposed to price risks related to the sale of Camellia Oil.

In addition, our operating results might also be adversely impacted by unfavorable weather and environmental conditions including but not limited to sandstorm and drought. Under unfavorable weather and environmental conditions, we might be forced to pursue special production plans which differ from our routine production activities, including temporarily closing our production facilities, shortening operation time, and reducing production shifts. As a result, our productivity might materially decrease.

Part of our revenue stream depends on to the timely obtain camellia seeds. The supply of camellia seeds and their timely availability can be negated by drought, flood, storm, blight, or the other woes of farming. Any such event or a combination thereof could render us unable to meet the demands of our distribution network. This could have a long-term negative effect on our ability to grow our business.

Quarterly operating results may fluctuate, and our operating results could be adversely affected by various factors such as decrease of product sales, price changes in response to competitive factor and increases in raw material costs.

Our quarterly results of operations may fluctuate as a result of a number of factors, including fluctuation in the demand for our products and changes in the price of core raw materials, including camellia seeds, which directly affect the price of our products and may influence the demand for our products. Therefore, quarter-to-quarter comparisons of results of operations have been and will be impacted by the volume of such orders and shipments. In addition, our operating results could be adversely affected by, among others, the following factors: variations in the mix of product sales; price changes in response to competitive factors; increases in raw material costs and other significant costs; increases in utility costs (particularly electricity), and interruptions in plant operations resulting from the interruption of raw material supplies.

We may need additional capital that we may be unable to obtain in a timely manner or on acceptable terms, or at all.

We may require additional capital in order to grow, remain competitive, develop new services and expand our capacity. Our ability to obtain capital is subject to a variety of uncertainties, including:

●	our financial condition, results of operations and cash flows;

●	general market conditions for capital raising activities; and

●	economic, political and other conditions in China, the United States and elsewhere. However, financing may not be available in amounts or on terms acceptable to us, if at all.

We are significantly dependent on the revenues from our trading business of Camellia Oil and, therefore, our results of operations could be negatively impacted if we are unable to sell a sufficient amount of Camellia Oil at satisfactory margins.

For six months ended March 31, 2021 and 2020, we derived approximately 94.2% and 92.9%, respectively, of our total revenue from the sale of Camellia Oil. Our dependence on the market for camellia seeds for planting makes us particularly vulnerable to negative market changes that may occur in this product line. In particular, if demand for camellia seeds increases or if industry demand exceeds supply, the price of camellia seeds will be driven upward and our margins will be negatively impacted, which would have an adverse effect on our business, results of operations and financial condition.

If we fail to effectively promote our brands, particularly our brand “Aokai Fa” (“奥凯发”), our business, financial condition and results of operations may be materially and adversely affected.

We believe that brand image plays an important role in influencing consumers’ decisions in purchasing our products. Our brands, particularly our brand “Aokai Fa”, are critical to the success of our business. For the fiscal years 2020 and 2019, we derived approximately 93.8% and 94.5% respectively, of our total revenue from the sales of Camellia Oil products under our brand “Aokai Fa”. Our business and market position largely depend on our ability to successfully promote our brands, particularly our brand “Aokai Fa” and our ability to continue to develop and sell new products under our brands. We cannot assure you that our marketing and promotional activities will remain effective. If we fail to successfully market or promote our brands, our brand recognition may be adversely affected and the demand for our products may decline or fail to increase as much as we expect. If our brands are tarnished in any manner, we may lose our competitive advantage and our business, financial condition and results of operations may be materially and adversely affected.

We are dependent on certain key distributors and loss of these key distributors could have a material adverse effect on our business, financial condition and revenue

Company’s main products are sold indirectly through distributors to our main customers. There is no minimum purchase commitments under the agreements between us and our distributors. If the sales performance of any distributor declines or if any distributor terminates the cooperation with us or even starts to cooperate with any of our competitors, or if there is any modification as to the sales and purchase terms entered into by and between the Company and any main distributor, our business, financial condition and revenue would be seriously impacted.

We do not carry insurance coverage, any material loss to our properties or assets will have a material adverse effect on our financial condition and operations.

We (including our subsidiaries and operating companies) are not insured in amounts that adequately cover the risks of our business operations. As a result, any material loss or damage to our direct or indirect, properties or other assets, or personal injuries arising from our direct or indirect business operations would have a material adverse effect on our financial condition and operations. Neither we, our subsidiaries nor our operating company, carries officer and director liability insurance. This may cause us to experience difficulties in convincing qualified persons to fill such positions.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire these personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

We must attract, recruit and retain a sizeable workforce of technically competent employees. Competition for senior management and senior personnel in the PRC is intense, the pool of qualified candidates in the PRC is very limited, and we may not be able to retain the services of our senior executives or senior personnel, or attract and retain high-quality senior executives or senior personnel in the future. This failure could materially and adversely affect our future growth and financial condition.

Inappropriate management or control of actual controller would cause adverse effect on our business, financial condition and results of operations.

Ms. Pingting Wang holds majority shares in and is the actual controller of the Company. Before this offering, her shareholding in the Company amounts to 41.77%. If the internal control of the Company is inefficient, the corporate governance structure is incomplete, or the operation is non-compliant, and Ms. Wang may by way of utilizing her voting rights and her title and position in the Company to affect and interfere with significant capital expenditure, appointment and removal of personnel, development planning, related transactions and other important issues of the Company, and thus the corporate decision-making results may deviate from the best interests of either the Company or the minority shareholders and then may cause adverse effect on our business, financial condition and results of operations.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and research and development expertise of key personnel. We are dependent upon the services of Mr. Shuguang Chang, our Chairman of the board, and Ms. Pingting Wang, the controlling shareholder, for the continued growth and operation of our Company because of their experience in the industry and their personal and business contacts in the PRC. Although we have no reason to believe that Mr. Shuguang Chang and Ms. Pingting Wang will discontinue their services with us or Aokai Fa, the interruption or loss of their services would adversely affect our ability to effectively run our business and pursue our business strategy as well as our results of operations. Besides, our success depends on the continuous devotion of our directors and senior managements, and they are well experienced and have deep understanding as to our business and operation. The loss of these officers could have a material adverse effect upon our business, financial condition, and results of operations. We do not carry key man life insurance for any of our key personnel nor do we foresee purchasing such insurance to protect against a loss of key personnel.

While we currently have no claims, litigation or regulatory actions filed or pending by or against us, future claims, litigation or enforcement actions could arise, and any obligation to pay a judgment or damages could materially harm our business or financial condition.

From time to time, we may be engaged in litigation and incurred significant costs relating to these matters. The inherent uncertainties of litigation, and the ultimate cost and outcome of litigation cannot be predicted. We currently do not carry director and officer liability insurance and other insurance policies that provide protection against various liabilities relating to claims against us and our executive officers and directors. Any expenses and liabilities relating to future lawsuits will materially harm our financial condition. In addition, we are unable to obtain this insurance coverage due to cost or other reasons. It could make it more difficult for us to retain and attract officers and directors and could expose us to potentially self-funding certain future liabilities ordinarily mitigated by director and officer liability insurance.

We indemnify our directors and officers against certain liabilities and do not presently carry director and officer liability insurance.

As permitted under Cayman Islands law and pursuant to our governing documents and indemnification agreements with certain of our officers and directors, we indemnify our directors and officers against monetary damages, including advancing expenses, to the fullest extent permitted by Cayman Islands law. We do not carry director and officer liability insurance, so our assets are at risk in the event of successful claims against us or our officers and directors. Our assets may not be sufficient to satisfy judgments against us and our officers and directors in the event of such successful claims. In addition, our lack of director and officer liability insurance may adversely affect our ability to attract and retain highly qualified directors and officers in the future.

Any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products.

As to the products we manufacture, we must manage our supply chain for raw materials and delivery of our products. Supply chain fragmentation and local protectionism within China further complicates supply chain disruption risks. Local administrative bodies and physical infrastructure built to protect local interests pose transportation challenges for raw material transportation as well as product delivery throughout China. In addition, profitability and volume could be negatively impacted by limitations inherent within the supply chain, including competitive, governmental, legal, natural disasters, and other events that could impact both supply and price. Any of these occurrences could cause significant disruptions to our supply chain, manufacturing capability and distribution system that could adversely impact our ability to produce and deliver some of our products.

Most of raw materials used in our main products are procured from farmers. Environmental risks are faced by all farmers engaged in agricultural production, and the methods of cultivation and reap adopted by farmers may significantly affect the output of raw materials. Thus, there may be risks that farmers could not have the ability to supply continuously and stably.

Fluctuation on price of raw materials may cause reduction on profits and adverse impact on our business

Raw materials used in production of our main products are acquired and purchased in China markets, and under the influence of Chinese domestic industrial policies and market price changes, the price of our raw materials changed a lot during recent years. Sharp change on price of raw materials may adversely affect the profitability of the Company.

The retail price of our main product may be subject to control by PRC authorities and may cause material adverse effect on our financial condition and results of operations.

Our main product is pre-packaged camellia oil, which is recognized as one of the essential daily goods purchased daily by common people. When the domestic and international market price of edible vegetable oil roars sharply and causes serious impact on consumption, PRC governmental authorities may conduct price controls in the form of fixed retail prices or retail price ceilings. Due to this, Company may face operational pressure for increasing costs, and our profit level may be likely lowered. Any future price controls or government mandated price reductions may have a material adverse effect on our financial condition and results of operations, including significantly reducing our revenue and profitability.

Our business requires a number of permits and licenses in order to carry on our business.

Food manufacturers in China are required to obtain certain permits and licenses from various PRC governmental authorities, including Food Production License and Food Operation License. Also, we process camellia seeds and participate in the manufacture of camellia oil, which is subject to various PRC laws and regulations pertaining to the agricultural and forestry industry. We have obtained licenses required for the manufacture and operation of edible vegetable oil which includes camellia oil.

Importers and exporters in China are required to complete registration for record before MOFCOM to become a qualified Foreign Trade Operator. We have completed such formalities in accordance with relevant Chinese laws and regulations and obtained certificate for such qualification.

We cannot assure you that we can maintain all required licenses and certificate to carry on our business at all times, and in the past from time to time we may have not been in compliance with all such required licenses or certificates. Moreover, these licenses and certificates are subject to periodic renewal and/or reassessment by the relevant PRC governmental authorities and the standards of such renewal or reassessment may change from time to time. We intend to apply for the renewal of these licenses and certificate when required by then applicable laws and regulations. Any failure by us to obtain and maintain all licenses or certificates necessary to carry on our business at any time could have a material adverse effect on our business, financial condition and results of operations. In addition, any inability to renew these licenses and certificate could severely disrupt our business and prevent us from continuing to carry on our business. Any changes in the standards used by governmental authorities in considering whether to renew or reassess our business licenses, as well as any enactment of new regulations that may restrict the conduct of our business, may also decrease our revenue and/or increase our costs and materially reduce our profitability and prospects. Furthermore, if the interpretation or implementation of existing laws and regulations changes or if new regulations come into effect requiring us to obtain any additional licenses, permits or certifications that were previously not required to operate our existing businesses, we cannot assure you that we may successfully obtain such licenses, permits or certifications.

Adverse publicity associated with our products, ingredients or network marketing program, or those of similar companies, could harm our reputation, financial condition and operating results.

The results of our operations may be significantly affected by the public’s perception of our product and similar companies. This perception is dependent upon opinions concerning:

●	the safety and quality of our products and ingredients;

●	the safety and quality of similar products and ingredients distributed by other companies; and

●	our sales force.

Adverse publicity concerning any actual or purported failure to comply with applicable laws and regulations regarding product claims and advertising or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our goodwill and could negatively affect our sales and ability to generate revenue. In addition, our consumers’ perception of the safety and quality of products and ingredients as well as similar products and ingredients distributed by other companies can be significantly influenced by media attention, publicized scientific research or findings, widespread product liability claims and other publicity concerning our products or ingredients or similar products and ingredients distributed by other companies. Adverse publicity, whether or not accurate or resulting from consumers’ use or misuse of our products, that associates consumption of our products or ingredients or any similar products or ingredients with illness or other adverse effects, questions the benefits of our or similar products or claims that any such products are ineffective, inappropriately advertised or have inaccurate instructions as to their use, could negatively impact our reputation or the market demand for our products.

We may not be able to develop new products or expand into new markets; as a result, our business and financial condition could be adversely affected.

The launch and development of new products involve considerable time and commitment which may exert a substantial strain on our ability to manage our existing business and operations. We cannot ensure the success of any new brand or products or that any income will be generated from such new brand or products. If we are not able to develop and introduce new products successfully, or if new products fail to generate sufficient revenues to offset research and development costs, our business, financial condition and results of operations could be adversely affected.

We cannot assure you that we will successfully enter into other markets in China. If we fail to expand into new markets, our business and financial condition could be adversely affected.

Our operations may be disrupted for maintenance services or reasons beyond our control, which could adversely affect our business, financial condition and results of operations.

Our operations could be disrupted for maintenance services or reasons beyond our control. The refinement production lines are subject to a maintenance period of approximately 30 days per year, usually in July, during which the refinement production process stops. Other production lines are subject to on-going maintenance checks. Moreover, other causes of disruption include extreme weather conditions, fire, natural catastrophes, raw material supply disruptions, equipment and system failures, mechanical malfunctions, workforce shortages, workforce actions, human errors or environmental issues. Any significant disruption to our operations could adversely affect our ability to produce and sell products or deliver services, either of which could have a material adverse effect on our business, financial condition and results of operations.

If our products become contaminated, we may be subject to product liability claims and product recalls.

Our products may be subject to contamination by disease-producing organisms or pathogens. These pathogens are found generally in the environment and therefore, there is a risk that they could be present in our products. These pathogens can also be introduced to our products as a result of improper handling during processing or at the consumer level. We have little, if any, control over proper handling procedures once our products are delivered for distribution.

Our products are subject to sampling examinations on product quality by the PRC government authorities. If the products materially failed to meet any relevant quality or safety standards, we may be required by the PRC government authorities to recall the products and we may be held responsible for such failure, in which case our reputation and operations will be adversely affected.

Producers and sellers of defective products in the PRC may be liable for any loss and injury caused by such products. According to the principal laws and regulations governing this area, such as the PRC Civil Law, where a sub-standard product causes property damage or physical injury to any person, the producer or seller of such sub-standard product may be subject to civil liabilities under the PRC Civil Law for such damage or injury. The PRC Civil Law was supplemented by the Product Quality Law. The Product Quality Law is intended to protect the legitimate rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. Under the Product Quality Law, producers are responsible for the quality of the products they produce and the products must meet certain minimum standards. Further, the Consumers’ Protection Law gives protection to legal rights and interests of consumers in respect to the safety of people and property in the purchase or use of goods or services. The Consumers’ Protection Law must be observed by operators in the PRC in respect to goods produced or sold by them and in the provision of services.

We may also be liable for loss and injury due to defective products under the relevant laws of all possible jurisdictions other than the PRC which may have a materially adverse effect on our financial condition and results of operations. There can be no assurance that additional regulatory requirements will not be imposed by the PRC or other government authorities outside the PRC. We may also be required to incur extra expenditures to comply with the additional regulatory requirements from time to time. So far there was no product liability claim, product recall or other incident due to contamination of our products. We are not aware of any contamination of our products.

Liabilities and costs caused by environmental protection management may cause adverse effect on our corporate performance and profitability.

The business of the company is restricted by the PRC’s environmental protection laws and regulations. In accordance with the relevant requirements, enterprises engaged in manufacturing and construction that are likely to cause environmental pollution shall take effective measures to control and properly dispose of waste gases, sewage, industrial waste, dust and other environmental waste materials. The manufacturer who discharges the waste will have to pay a fee for discharging the waste in excess of the permitted level. Failure to comply with the relevant laws and regulations may result in fines on the Company imposed by local environmental authorities, and the Company’s facilities may also be suspended or closed as a result. We cannot guarantee that PRC will not change existing laws or regulations relating to environmental protection, or enforce additional or stricter laws or regulations, and that failure to comply with these laws and regulations may result in substantial costs and expenses. Also, the Company may not be able to pass any of such costs or expenses on to any customer by raising the price of the product, which may result in a derogation of the Company’s actual net income. Besides, as a food manufacturer, during the production, we may have to discharge a certain amount of waste water, waste gas and solid waste items. We will face environmental pollution issues if we fail to take appropriate measures to protect environment or due to equipment troubles. Thus, we need to continuously put our efforts and relevant environmental protection equipment and facility into improving the capacity of disposing wastewater, waste gas and solid waste items, and such inputs could cause adverse effect on our profitability.

We may undertake acquisitions, investments, joint ventures or other strategic alliances, which could have a material adverse effect on our ability to manage our business. In addition, such undertakings may not be successful.

Our strategy includes plans to grow both organically and through acquisitions, joint ventures or other strategic alliances. Joint ventures and strategic alliances may expose us to new operational, regulatory and market risks, as well as risks associated with additional capital requirements. We may not be able to identify suitable future acquisition candidates or alliance partners. Even if we identify suitable candidates or partners, we may be unable to complete an acquisition or alliance on terms commercially acceptable to us. If we fail to identify appropriate candidates or partners, or complete desired acquisitions, we may not be able to implement our strategies effectively or efficiently.

In addition, our ability to successfully integrate acquired companies and their operations may be adversely affected by a number of factors. These factors include:

●	Diversion of management’s attention;

●	Difficulties in retaining personnel of the acquired companies;

●	Unanticipated problems or legal liabilities; and

●	Tax and accounting issues.

If we fail to integrate acquired companies efficiently, our earnings, revenues growth and business could be negatively affected. Furthermore, the acquired companies may not perform to our expectations for various reasons, including legislative or regulatory changes that affect the products in which the acquired companies specialize, and the loss of key personnel and users. If we are not able to realize the benefits envisioned for such acquisitions, joint ventures or other strategic alliances, our overall profitability and growth plans may be adversely affected.

Our failure to compete effectively may adversely affect our ability to generate revenue.

We compete with other companies, many of whom are developing or can be expected to develop products similar to ours. Many of our competitors are also more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger operation scale and customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Increased competition could lead to lower revenues and higher costs. There is no guarantee that the Company will be able to compete effectively with current and future competitors, nor will it be possible to ensure that competitors will not actively resort to legal or illegal means which aim at destroying the brand and product quality of us or affecting the confidence of our consumers.

We require significant amounts of capital to operate our business and fund capital expenditures. Insufficient cash flow may adversely affect our competitiveness and results of operations.

Our business is capital intensive and we depend on cash provided by our operations as well as access to external financing to operate and expand our business. We require significant amounts of capital to operate our business and fund capital expenditures. Our future funding requirements will depend, to a large extent, on our working capital requirements and the nature of our capital expenditures. We are required to make substantial capital expenditures to maintain and continuously upgrade and expand our production facilities, as well as distribution and marketing network to keep pace with competitive developments, technological advances and changing requirements in our industry. We intend to fund a portion of our future capital expenditures, working capital and other funding requirements from cash flows provided by our operating activities and from external sources of financing. If we are unable to generate sufficient cash flows or raise sufficient external financing on attractive terms to fund these activities, we may not be able to achieve our desired operating efficiencies and expansion plans, which may adversely impact our competitiveness and, therefore, our results of operations.

We face risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt our operations.

In the past, China has experienced significant natural disasters, including earthquakes, extreme weather conditions, as well as health scares related to epidemics, and any similar event could materially impact our business in the future. If a disaster or other disruption were to occur in the future that affects the regions where we operate our business, our operations could be materially and adversely affected due to loss of personnel, damages to our manufacturing facilities and volatile Chinese markets. Even if we are not directly affected, such a disaster or disruption could affect the operations or financial condition of our ecosystem participants such as suppliers and distributors, which could harm our results of operations.

In general, our business could be affected by public health epidemics. If any of our employees or staff members who operates manufacturing facilities or conduct R&D activities is suspected of having contracted a contagious disease, we may be required to apply quarantines to our facilities or suspend our manufacturing operations entirely. Furthermore, any future outbreak may restrict economic activities in affected regions and beyond, resulting in reduced business volume, temporary closure of our factories or other disruptions of our business operations and adversely affect our results of operations.

The outbreak of the novel coronavirus, commonly referred to as “COVID-19”, first found in mainland China, then in Asia and eventually throughout the world, has significantly affected business and manufacturing activities within China, including travel restrictions, widespread mandatory quarantines, and suspension of business activities within China. These measures may cause severe business disruptions to our customers and suppliers, and may also lead to postponement of payment from these parties.

More specifically, the COVID-19 outbreak has negatively impacted our businesses in the following ways:

Since the occurrence of COVID-19 in January 2020, it has posed great impacts in China. The Company paid great attention to its potential disruption to its business and has taken several measures to contain the negative effects it might bring to us. We believe the overlap between the national holiday of Chinese New Year and the outbreak period offset partially the negative effects. Besides, since we operate mainly out of Anhui Province, which has not been the epicenter of the outbreak (Hubei Province), and our production site is located in a city that has few infected case, this outbreak actually caused minor impacts on our business and operation.

On the sales side, during the audit period ending September 30, 2020, Hubei Province accounted for only 0.26% of our total revenue. Hence, we have observed no significant drop on the demands from our existing customers.

On the production side, the pandemic has limited impacts. We complied with government regulations and postponed the reopening of production line after Chinese New Year for approximately 2 weeks later than initially planned, to February 20, 2020. Nearly all of our production staffs are local residents and do not have to go through quarantine period before they went back to work. Therefore, we did not encounter a shortage of labor. As of the date of this prospectus, the Company has restored all of its production capacity as usual and is able to fulfill customers’ needs.

Many of the quarantine measures within China have been relaxed as of the date of this prospectus, however, relaxation of restrictions on economic and social activities may lead to new cases. There has been occasional outbreaks of COVID-19 in various cities in China, and the Chinese government may again take measures to keep COVID-19 in check. In addition, the longer-term trajectory of COVID-19, both in terms of scope and intensity of the pandemic in China, together with its impact on the industry and the broader economy are still difficult to assess or predict and face significant uncertainties that will be difficult to quantify. If there is not a material recovery in the COVID-19 situation, or the situation further deteriorates in China, our business, results of operations and financial condition could be materially and adversely affected. While the potential downturn brought by and the duration of the COVID-19 outbreak is difficult to assess or predict and the full impact of the virus on our operations will depend on many factors beyond our control. Our business, results of operations, financial condition and prospects could be materially adversely affected to the extent that COVID-19 persists in China or harms the Chinese and global economy in general.

Any failure to protect our trademarks and other intellectual property rights could have a negative impact on our business.

We believe our trademarks and other intellectual property rights are important to our success. Any unauthorized use of our intellectual property rights could harm our competitive advantages and business. Historically, China has not protected intellectual property rights to the same extent as the United States or the Cayman Islands, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use are difficult. The measures we take to protect our intellectual property rights may not be adequate. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving and could involve substantial risks to us. If we are unable to adequately protect our brand and trademarks, we may lose these rights and our business may suffer materially.

Risks Related to Our Corporate Structure

We do not have direct ownership of our VIEs in China and rely on VIE Agreements with our VIEs for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interests.

We do not have direct ownership of our VIEs in China and rely on and expect to continue to rely on the VIE Agreements with our VIEs in China and their respective shareholders to operate business. VIE Agreements may not be as effective as an ownership of controlling equity interests would be in providing us with control over the VIEs, or in enabling us to derive economic benefits from the operations of, the affiliated consolidated entities. Under the current VIE Agreements, as a legal matter, if any of the affiliated consolidated entities or any of their shareholders fails to perform its, his or her respective obligations under the VIE Agreements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if shareholders of a variable interest entity were to refuse to transfer their equity interests in such variable interest entity to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may have to take a legal action to compel them to fulfill their contractual obligations.

If (i) the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, (ii) any variable interest entity or its shareholders terminate the contractual arrangements or (iii) any variable interest entity or its shareholders fail to perform their obligations under these contractual arrangements, our business operations in China would be materially and adversely affected, and the value of your stock would substantially decrease. Further, if we fail to renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate businesses in China.

In addition, if any VIE or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of the VIE undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business and our ability to generate revenues.

All of VIE Agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the “M&A Rules,” adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the “CSRC,” prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking the CSRC approval of its overseas listings. The application of the M&A Rules remains unclear.

Our PRC counsel, Beijing Docvit Law Firm (“Docvit”), has advised us based on their understanding of the current PRC law, rules, and regulations that the CSRC’s approval is not required for the listing and trading of our shares on the Nasdaq in the context of this offering, given that:

●	The CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation;

●	We established our PRC subsidiaries, Zhongruiyuan, by means of direct investment rather than by merger with or acquisition of PRC domestic companies; and

●	No explicit provision in the M&A Rules classifies the respective contractual arrangements between Zhongruiyuan, Aokai Fa and its equity holders as a type of acquisition transaction falling under the M&A Rules.

Our PRC legal counsel, however, has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that the CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our China subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation, and prospects, as well as the trading price of our Class A Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the Shares that we are offering.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As of the date of this prospectus, we have not received any or been denied of any permission from the PRC authorities to list on U.S. stock exchanges. As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all. We face uncertainty about future actions by the PRC government that could significantly affect the operating company’s financial performance and the enforceability of the VIE Agreements.

Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules discussed in the preceding risk factor and recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Mergers or acquisitions that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the Ministry of Commerce when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the “Prior Notification Rules,” issued by the State Council in August 2008 is triggered. In addition, the security review rules issued by the Ministry of Commerce that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce or its local counterparts may delay or inhibit our ability to complete such transactions. It is clear that our business would not be deemed to be in an industry that raises “national defense and security” or “national security” concerns. The Ministry of Commerce or other government agencies, however, may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

Our business is primarily conducted through Aokai Fa, which currently is considered for accounting purposes as our VIE, and we are considered the primary beneficiary, enabling us to consolidate our financial results in our consolidated financial statements. In the event that in the future a company we hold as a VIE would no longer meet the definition of a VIE, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements for PRC purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements for PRC purposes. If such entity’s financial results were negative, this could have a corresponding negative impact on our operating results for PRC purposes. However, any material variations in the accounting principles, practices, and methods used in preparing financial statements for PRC purposes from the principles, practices, and methods generally accepted in the United States and in the SEC accounting regulations must be discussed, quantified, and reconciled in financial statements for the United States and SEC purposes.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges nor the execution of VIE Agreements, however, if our VIE or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, continue to offer securities to investors, or materially affect the interest of the investors and cause significantly depreciation of our price of Class A Ordinary Shares.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores.As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges or enter into VIE Agreements in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange and or enter into VIE Agreements, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry.

We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to the PRC, we will take the following actions:

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

Second, we will remit the offering proceeds into this special foreign exchange account.

Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. Until the abovementioned approvals, the proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands, and we conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and most are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. See “Enforceability of Civil Liabilities.”

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, State Administration of Foreign Exchange (“SAFE”) issued the Circular on Issues Concerning Foreign Exchange Control over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or “SAFE Circular 37.” According to SAFE Circular 37, prior registration with the local SAFE branch is required for PRC residents, (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose), in connection with their direct or indirect contribution of domestic assets or interests to offshore companies, known as SPVs. SAFE Circular 37 further requires amendments to the SAFE registrations in the event of any changes with respect to the basic information of the offshore SPV, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore SPV, such as an increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or “SAFE Notice 13,” effective in June 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

In addition to SAFE Circular 37 and SAFE Notice 13, our ability to conduct foreign exchange activities in China may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the “Individual Foreign Exchange Rules”). Under the Individual Foreign Exchange Rules, any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions, the failure of which may subject such PRC individual to warnings, fines, or other liabilities.

Our current shareholders, who are subject to the SAFE Circular 37 and Individual Foreign Exchange Rules, have completed the initial registrations with the qualified banks as required by the regulations. We may not be informed of the identities of all the PRC residents holding direct or indirect interest in our company, however, and we have no control over any of our future beneficial owners. Thus, we cannot provide any assurance that our current or future PRC resident beneficial owners will comply with our request to make or obtain any applicable registrations or continuously comply with all registration procedures set forth in these SAFE regulations. Such failure or inability of our PRC residents beneficial owners to comply with these SAFE regulations may subject us or our PRC resident beneficial owners to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our company, or prevent us from being able to make distributions or pay dividends, as a result of which our business operations and our ability to distribute profits to you could be materially and adversely affected.

PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under PRC laws and regulations, we are permitted to utilize the proceeds from this offering to fund our PRC subsidiaries by making loans to or additional capital contributions to our PRC subsidiaries, subject to applicable government registration, statutory limitations on amount, and approval requirements. The amount of capital contributions that we may make to Zhongruiyuan is RMB10,000,000 (approximately $1,453,319), without obtaining approvals from SAFE or other government authorities. Additionally, Zhongruiyuan may increase its registered capital to receive additional capital contributions from us and currently there is no statutory limit to increasing its registered capital, subject to satisfaction of applicable government and filing requirements. Pursuant to relevant PRC regulations, we may provide loans to Zhongruiyuan up to the larger amount of (i) the balance between the registered total investment amount and registered capital of Zhongruiyuan, or (ii) twice the amount of the net assets of Zhongruiyuan calculated in accordance with PBOC Circular 9, subject to satisfaction of applicable government registration or approval requirements. For any amount of loans that we may extend to Zhongruiyuan, such loans must be registered with the local counterpart of SAFE. For more details, see “Regulation—Regulations Relating to Foreign Debt.” These PRC laws and regulations may significantly limit our ability to use the RMB converted from the net proceeds of this offering to fund the establishment of new entities in China by our PRC subsidiaries or to invest in or acquire any other PRC companies through our PRC subsidiaries. Moreover, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our business, including our liquidity and our ability to fund and expand our business.

If we are classified as a passive foreign investment company, United States taxpayers who own our Class A Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Class A Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2018 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating Aokai Fa as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with Aokai Fa, and as a result, we are treating Aokai Fa as our wholly-owned subsidiary for U.S. federal income tax purposes. For purposes of the PFIC analysis, in general, according to Internal Revenue Code Section 1297(c), a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value. Although WFOE does not technically own any stock in Aokai Fa, because of its control over management decisions of Aokai Fa, its entitlement to economic benefits associated with Aokai Fa, and the inclusion of Aokai Fa as part of the consolidated group (under Accounting Standards Codification (ASC) Topic 810, “Consolidation,” VIEs are generally consolidated with other related entities under common control), there is a risk that WFOE’s interest in Aokai Fa might be considered a deemed stock interest. Therefore, the income and assets of Aokai Fa should be included in the determination of whether or not we are a PFIC in any taxable year Since there is little to no guidance other than the statute itself (Internal Revenue Code Section 1297(c)) and analogous portions of the code, treasury regulations and other accepted authorities, the IRS could challenge our position that the look through rule should apply in this. In the event the IRS takes the position that we should not treated as owning Aokai Fa for United States federal income tax purposes, we would likely be treated as a PFIC.

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed by our Articles of Association (as may be amended and restated from time to time) and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) a duty to exercise powers fairly as between different sections of shareholders; (v) a duty to exercise independent judgment; and (vi) a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our Articles of Association have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest, including those that may be a material interest, in any contract or arrangement, and following such disclosure and subject to any restriction/disqualification where the interest is material or any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. Conversely, under Delaware corporate law, a director has a fiduciary duty to the corporation and its stockholders (made up of two components) and the director’s duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. See “Description of Share Capital —Differences in Corporate Law.”

The economic substance legislation of the Cayman Islands may adversely impact us or our operations.

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act, (2021 Revision) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019, onwards. As we are a Cayman Islands company, compliance obligations include filing annual notifications for the Company, which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. As it is a new regime, it is anticipated that the Substance Act will evolve and be subject to further clarification and amendments. We may need to allocate additional resources to keep updated with these developments, and may have to make changes to our operations in order to comply with all requirements under the Substance Act. Failure to satisfy these requirements may subject us to penalties under the Substance Act.

Our dual class structure concentrates a majority of voting power in Ms. Pingitng Wang, our Chief Executive Officer and Chairman of the Board, who is major owner of our Class B Ordinary Shares.

On September 17, 2021, we re-classified and re-designated our Ordinary Shares into Class A Ordinary Shares and Class B Ordinary Shares by filing the amended and restated memorandum of association with the Cayman Islands Registrar of Companies. Each of our Class B Ordinary Share has twenty (20) votes per share, and each Class A Ordinary Share has one (1) vote. Because of the twenty-to-one voting ratio between our Class B and Class A Ordinary Shares, the holders of our Class B Ordinary Shares collectively continue to control a majority of the combined voting power of our Ordinary Shares and therefore are able to control all matters submitted to our shareholders for approval. All of our issued and outstanding Class B Ordinary Shares are beneficially held by Ms. Pingting Wang, our Chief Executive Officer and Chairman of the Board, and Mr. Tingyin Zhang, our former Chairman of the Board. Ms. Wang holds 8,354,000 Class B Ordinary Shares, representing 85.57% of the voting power of our capital stock and Mr. Zhang holds 1,524,000 Class B Ordinary Shares through Zhongcheng Biotechnology Limited, representing 14.68% of the voting power of our capital stock. As a result, this concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our shareholders.

Future transfers by holders of Class B Ordinary Shares will generally result in those shares converting to Class A Ordinary Shares, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B Ordinary Shares to Class A Ordinary Shares will have the effect, over time, of increasing the relative voting power of those holders of Class B Ordinary Shares who retain their shares in the long term.

Risks Related to Doing Business in the PRC

Our Class A Ordinary Shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such ordinary shares from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is currently subject to PCAOB inspections. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. If our Class A Ordinary Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Class A Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Class A Ordinary Shares.

The recent joint statement by the SEC, proposed rule changes submitted by Nasdaq, and an act passed by the U.S. Senate and the U.S. House of Representatives, all call for additional and more stringent criteria to be applied to emerging market companies. These developments could add uncertainties to our offering, business operations, share price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act.

On May 21, 2021, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) prohibit Restrictive Market companies from directly listing on Nasdaq Capital Market, and only permit them to list on Nasdaq Global Select or Nasdaq Global Market in connection with a direct listing and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

As a result of these scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our offering, business and our share price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our share.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and our insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our initial public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities following the consummation of the offering. Therefore, we may be subject to the additional and more stringent criteria of Nasdaq for our initial and continued listing, which might cause delay or even denial of our listing application.

Changes in China’s economic, political, or social conditions could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are currently located in China. Accordingly, our business, financial condition, results of operations, and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, reduce demand for our services, and weaken our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activities in China, which may adversely affect our business and operating results.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past three decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. Our PRC subsidiaries are subject to various PRC laws and regulations generally applicable to companies in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Since this document is relatively new, uncertainties still exist in relation to how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on companies like us.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Increases in labor costs in the PRC may adversely affect our business and our profitability.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing prices for our products or services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the “Labor Contract Law,” that became effective in January 2008 and its amendments that became effective in July 2013 and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation, and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

Our business may be materially and adversely affected if any of our PRC subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

The PRC Enterprise Bankruptcy Law provides that an enterprise may be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts.

Our PRC subsidiaries hold certain assets that are important to our business operations. If any of our PRC subsidiaries undergo a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition, and results of operations.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. Currently, we do not sell any products in currencies other than the RMB, but we will be subject to exchange rate risk between U.S. dollar and the RMB as we may expand our businesses into other countries in the near future. As a result, the fluctuations in exchange rates would have a negative effect on our business and results of operations and financial condition.

Our business is conducted in the PRC, our books and records are maintained in RMB, which is the currency of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and dollar affect the value of our assets and the results of our operations, when presented in United States dollars. The value of the RMB against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our Class A Ordinary Shares offered by this prospectus are offered in United States dollars, we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the RMB will affect the amount of proceeds we will have available for our business.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law, or the “EIT Law,” that became effective in January 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances, and properties of an enterprise. In addition, a circular, known as SAT Circular 82, issued in April 2009 by the State Administration of Taxation, or the “SAT,” specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups, or by PRC or foreign individuals.

If the PRC tax authorities determine that the actual management organ of Huake is within the territory of China, Huake may be deemed to be a PRC resident enterprise for PRC enterprise income tax purposes and a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Finally, dividends payable by us to our investors and gains on the sale of our shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our shares. Although up to the date of this prospectus, Aokai Fa has not been notified or informed by the PRC tax authorities that it has been deemed to be a resident enterprise for the purpose of the EIT Law, we cannot assure you that it will not be deemed to be a resident enterprise in the future.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or “SAT Circular 7.” SAT Circular 7 provides comprehensive guidelines relating to indirect transfers of PRC taxable assets (including equity interests and real properties of a PRC resident enterprise) by a non-resident enterprise. In addition, in October 2017, SAT issued an Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or “SAT Circular 37,” effective in December 2017, which, among others, amended certain provisions in SAT Circular 7 and further clarify the tax payable declaration obligation by non-resident enterprise. Indirect transfer of equity interest and/or real properties in a PRC resident enterprise by their non-PRC holding companies are subject to SAT Circular 7 and SAT Circular 37.

SAT Circular 7 provides clear criteria for an assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. As stipulated in SAT Circular 7, indirect transfers of PRC taxable assets are considered as reasonable commercial purposes if the shareholding structure of both transaction parties falls within the following situations: i) the transferor directly or indirectly owns 80% or above equity interest of the transferee, or vice versa; ii) the transferor and the transferee are both 80% or above directly or indirectly owned by the same party; iii) the percentage in bullet point i) and ii) shall be 100% if over 50% the share value of a foreign enterprise is directly or indirectly derived from PRC real properties. Furthermore, SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers PRC taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority and the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

According to SAT Circular 37, where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the Enterprise Income Tax, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority. If the non-resident enterprise, however, voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

We face uncertainties as to the reporting and assessment of reasonable commercial purposes and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries, and investments. In the event of being assessed as having no reasonable commercial purposes in an indirect transfer transaction, our company may be subject to filing obligations or taxed if our company is a transferor in such transactions, and may be subject to withholding obligations (to be specific, a 10% withholding tax for the transfer of equity interests) if our company is a transferee in such transactions, under SAT Circular 7 and SAT Circular 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under the SAT circulars. As a result, we may be required to expend valuable resources to comply with the SAT circulars or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Moreover, our reorganization involves transfer of real properties, which subjects us to stricter requirements under SAT Circular 7, and we may face additional tax reporting obligations or tax liabilities if the tax authorities define this transfer as lacking reasonable commercial purpose, which may lead to material adverse effects on our financial condition and the outcomes of our business operations.

We may have difficulty in enforcing any rights we may have under the VIE Agreements in PRC.

As all of our VIE Agreements with Aokai Fa are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these VIE Agreements. Furthermore, these VIE Agreements may not be enforceable in China if PRC government authorities or courts take a view that such VIE Agreements contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these VIE Agreements, we may not be able to exert effective control over Aokai Fa, and our ability to conduct our business may be materially and adversely affected. Our Class A Ordinary Shares may decline in value or become worthless if we are unable to assert your contractual control rights over the assets of our VIE that conduct all or substantially all of our operations

Any actions by Chinese government, including any decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to our operation, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Substantially all of our operations are located in China. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores.

As such, our business segments may be subject to various government and regulatory interference in the provinces in which they operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges or enter into VIE Agreements in the future, and even when such permission is obtained, whether we will be denied or rescinded. Although we are currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange and or enter into VIE Agreements, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry.

Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.

We are an exempted company incorporated with limited liability in the Cayman Islands. We may need dividends and other distributions on equity from our PRC subsidiaries to satisfy our liquidity requirements. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC subsidiaries may also allocate a portion of their respective after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. These limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments, or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Restrictions on currency exchange may limit our ability to receive and use financing in foreign currencies, including proceeds from this offering, effectively.

Our PRC subsidiaries’ ability to obtain foreign exchange is subject to significant foreign exchange controls and, in the case of transactions under the capital account, requires the approval of and/or registration with PRC government authorities, including the Chinese State Administration of Foreign Exchange, or SAFE. In particular, if we finance our PRC subsidiaries by means of foreign debt from us or other foreign lenders, the amount is not allowed to, among other things, exceed the statutory limits and such loans must be registered with the local counterpart of the SAFE. If we finance our PRC subsidiaries by means of additional capital contributions, the amount of these capital contributions must first be registered or filed by the relevant government authority.

In the light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations, filings or obtain the necessary government approvals on timely basis, if at all, with respect to future loans or capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations, filings, or obtain such approval, our ability to use the proceeds we receive from this offering and to capitalize or otherwise fund our PRC operation may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the PRC EIT Law and its implementation rules, the profits of a foreign invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the “Double Tax Avoidance Arrangement,” a withholding tax rate of 10% may be lowered to 5% if the PRC enterprise is at least 25% held by a Hong Kong enterprise for at least 12 consecutive months prior to distribution of the dividends and is determined by the relevant PRC tax authority to have satisfied other conditions and requirements under the Double Tax Avoidance Arrangement and other applicable PRC laws.

However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the “SAT Circular 81,” which became effective on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which became effective as of April 1, 2018, when determining an applicant’s status as the “beneficial owner” regarding tax treatments in connection with dividends, interests, or royalties in the tax treaties, several factors will be taken into account. Such factors include whether the business operated by the applicant constitutes actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax, grant tax exemption on relevant incomes, or levy tax at an extremely low rate. This circular further requires any applicant who intends to be proved of being the “beneficial owner” to file relevant documents with the relevant tax authorities. Our PRC subsidiaries are wholly owned by our Hong Kong subsidiary. However, we cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant PRC tax authority or we will be able to complete the necessary filings with the relevant PRC tax authority and enjoy the preferential withholding tax rate of 5% under the Double Tax Avoidance Arrangement with respect to dividends to be paid by our PRC subsidiaries to our Hong Kong subsidiary, in which case, we would be subject to the higher withdrawing tax rate of 10% on dividends received.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by China Securities Regulatory Commission, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings or any of our other public pronouncements.

We are subject to anti-corruption, anti-bribery, and similar laws, and noncompliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, and other anti-corruption, anti-bribery, anti-money laundering, and similar laws in China and the United States. Anti-corruption and anti-bribery laws, which have been enforced aggressively and are interpreted broadly, prohibit companies and their employees and agents from promising, authorizing, making, or offering improper payments or other benefits to government officials and others in the public sector. We leverage our business partners, including channel partners, to sell our products and solutions and host many of our facilities for our network. We may also rely on our business partners to conduct our business abroad. We and our business partners may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of our business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities.

We cannot assure you that all of our employees and agents have complied with, or in the future will comply with, our policies and applicable law. The investigation of possible violations of these laws, including internal investigations and compliance reviews that we may conduct from time to time, could have a material adverse effect on our business. Noncompliance with these laws could subject us to investigations, severe criminal or civil sanctions, settlements, prosecution, loss of export privileges, suspension or debarment from Chinese government contracts and other contracts, other enforcement actions, the appointment of a monitor, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, whistleblower complaints, adverse media coverage and other consequences. Other internal and government investigations, regulatory proceedings, or litigation, including private litigation filed by our shareholders, may also follow as a consequence. Any investigations, actions, or sanctions could materially harm our reputation, business, results of operations, and financial condition. Further, the promulgation of new laws, rules or regulations or new interpretations of current laws, rules or regulations could impact the way we do business in other countries, including requiring us to change certain aspects of our business to ensure compliance, which could reduce revenues, increase costs, or subject us to additional liabilities.

Failure to comply with laws and regulations applicable to our business could subject us to fines and penalties and could also cause us to lose customers or otherwise harm our business.

Our business is subject to regulation by various governmental agencies in China, including agencies responsible for monitoring and enforcing compliance with various legal obligations, such as value-added telecommunication laws and regulations, privacy and data protection-related laws and regulations, intellectual property laws, employment and labor laws, workplace safety, environmental laws, consumer protection laws, governmental trade laws, import and export controls, anti-corruption and anti-bribery laws, and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in China. These laws and regulations impose added costs on our business. Noncompliance with applicable regulations or requirements could subject us to:

●	investigations, enforcement actions, and sanctions;

●	mandatory changes to our network and products;

●	disgorgement of profits, fines, and damages;

●	civil and criminal penalties or injunctions;

●	claims for damages by our customers or channel partners;

●	termination of contracts;

●	loss of intellectual property rights;

●	failure to obtain, maintain or renew certain licenses, approvals, permits, registrations or filings necessary to conduct our operations; and

●	temporary or permanent debarment from sales to public service organizations.

If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of our management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could materially harm our business, results of operations, and financial condition.

Any reviews by regulatory agencies or legislatures may result in substantial regulatory fines, changes to our business practices, and other penalties, which could negatively affect our business and results of operations. Changes in social, political, and regulatory conditions or in laws and policies governing a wide range of topics may cause us to change our business practices. Further, our expansion into a variety of new fields also could raise a number of new regulatory issues. These factors could negatively affect our business and results of operations in material ways.

Moreover, we are exposed to the risk of misconduct, errors and failure to functions by our management, employees and parties that we collaborate with, who may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and penalties in relation to noncompliance with applicable laws and regulations, which could harm our reputation and business.

Risks Relating to this Offering and the Trading Market

There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell our Class A Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Class A Ordinary Shares. We have applied for the listing of our Class A Ordinary Shares on the Nasdaq Capital Market. However, an active public market for our Class A Ordinary Shares may not develop or be sustained after the offering, in which case the market price and liquidity of our Class A Ordinary Shares will be materially and adversely affected.

The initial public offering price for our Class A Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Class A Ordinary Shares will be determined by negotiations between us and the underwriters, and does not bear any relationship to our earnings, book value or any other indicia of value. We cannot assure you that the market price of our Class A Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Class A Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You will experience immediate and substantial dilution in the net tangible book value of Class A Ordinary Shares purchased.

The initial public offering price of our Class A Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Class A Ordinary Shares. Consequently, when you purchase our Class A Ordinary Shares in the offering and upon completion of the offering, you will incur immediate dilution of US$2.40 per share, assuming an initial public offering price of US$5, which is the midpoint of the price range as set forth on the cover page of this prospectus. See “Dilution.” In addition, you may experience further dilution to the extent that additional Class A Ordinary Shares are issued upon exercise of outstanding options we may grant from time to time.

Substantial future sales of our Class A Ordinary Shares or the anticipation of future sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

Sales of substantial amounts of our Class A Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline. There were 10,122,000 Class A Ordinary Shares issued and outstanding before the consummation of this offering and 15,122,000 Class A Ordinary Shares will be outstanding immediately after the consummation of this offering. Sales of these shares into the market could cause the market price of our Class A Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A Ordinary Shares and the trading volume to decline.

The estimates of market opportunity, forecasts of market growth included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunities are subject to change over time, and there is no guarantee that any particular number or percentage of addressable companies covered by our market opportunities estimates will purchase our products and solutions at all or generate any particular level of revenues for us. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industry.

The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Class A Ordinary Shares will be determined through negotiations between the underwriters and us and may vary from the market price of our Class A Ordinary Shares following our initial public offering. If you purchase our Class A Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Class A Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Class A Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A Ordinary Shares.

We anticipate that we will use the net proceeds from this offering for working capital and other corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Class A Ordinary Shares.

We incur significantly increased costs as a result of operating as a public company, and our management has no prior experience in managing and operating a public company and required to devote substantial time to compliance initiatives and reporting requirements associated therewith.

As a public company, we incur significant legal, accounting and other expenses. We are subject to the reporting requirements of the Exchange Act, which requires, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, and related SEC and Nasdaq rules impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation-related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and proxy access. Recent legislation permits emerging growth companies to implement many of these requirements over a longer period and up to five years from the pricing of our IPO. We intend to take advantage of this new legislation, but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

Our current management has no experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties, including our attorneys and accountants. Most of our middle and top management staff were not educated and trained in the United States or other Western countries, and as such have limited experience in the US capital markets. We may have difficulty hiring new employees in the PRC with such training. As a result, we may experience difficulty in establishing management, legal and financial controls and collecting financial data and preparing financial statements that meet US standards. We may also experience difficulties in implementing and maintaining adequate internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002, as amended. This may result in significant deficiencies or material weaknesses in our internal controls, which could impact the reliability of our financial statements and prevent us from complying with the rules and regulations of the SEC.

In addition, the rules and regulations applicable to public companies have substantially increased our legal and financial compliance costs and have made some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition, results of operations, stock price and prospects. The increased costs will decrease our net income or increase our net loss and may require us to reduce costs in other areas of our business. For example, these rules and regulations have made it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the years ended September 30, 2020 and 2019, we and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, or “PCAOB,” and other control deficiencies. The material weaknesses identified included (i) a lack of accounting staff and resources with appropriate knowledge of generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC reporting and compliance requirements; (ii) a lack of sufficient documented financial closing policies and procedures; (iii) a lack of independent directors and an audit committee; and (iv) a lack of an effective review process by the accounting manager and management.  Following the identification of the material weaknesses and control deficiencies, we plan to continue to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Class A Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subjecting to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending September 30, 2021.   In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm may need to attest to and report on the effectiveness of our internal control over financial reporting. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm in our annual filings with the SEC. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq Stock Exchange corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

We are exempted from certain corporate governance requirements of the Nasdaq listing rules by virtue of being a foreign private issuer. We are required to provide a brief description of the significant differences between our corporate governance practices and the corporate governance practices required to be followed by domestic U.S. companies listed on the Nasdaq. The standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the audit committee must be independent under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act);

●	have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors;

●	have regularly scheduled executive sessions with only independent directors; or

●	have executive sessions of solely independent directors each year.

We have relied on and intend to continue to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future.

We are and will be a “controlled company” within the meaning of the Nasdaq listing requirements upon the closing of this offering and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

We are and will be a “controlled company” as defined under the rules of the Nasdaq upon the closing of this offering since our Chairman of the Board and Chief Executive Officer Ms. Pingting Wang beneficially owns more than 50% of our total voting power. For so long as we remain a controlled company under this definition, we are permitted to elect to rely on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we currently do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules, we could elect to rely on those exemptions in the future. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●

a determination that our Class A Ordinary Share is a “penny stock,” which will require brokers trading in our Class A Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Share;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Our board of directors may decline to register transfers of Class A Ordinary Shares in certain circumstances.

Except in connection with the settlement of trades or transactions entered into through the facilities of a stock exchange or automated quotation system on which our Class A Ordinary Shares are listed or traded from time to time, our board of directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Share which is not fully paid up or on which we have a lien.

Where the Class A Ordinary Shares are not listed on or subject to the rules of Nasdaq Capital Market, our board of directors may, in its absolute discretion, decline to register any transfer of any Class A Ordinary Share that has not been fully paid up, whom it does not approve or is subject to a company lien. Our board of directors may also decline to register any transfer of such Class A Ordinary Share unless:

(a)

the instrument of transfer is lodged with us, accompanied by the certificate for the Class A Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Class A Ordinary Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the Class A Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within two months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

This, however, is unlikely to affect market transactions of the Class A Ordinary Shares purchased by investors in the public offering. Once the Class A Ordinary Shares have been listed, the legal title to such Class A Ordinary Shares and the registration details of those Class A Ordinary Shares in the Company’s register of members will remain with DTC/Cede & Co. All market transactions with respect to those Class A Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed by our Articles of Association (as may be amended and restated from time to time) and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) a duty to exercise powers fairly as between different sections of shareholders; (v) a duty to exercise independent judgment; and (vi) a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our Articles of Association have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest, including those that may be a material interest, in any contract or arrangement, and following such disclosure and subject to any restriction/disqualification where the interest is material or any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. Conversely, under Delaware corporate law, a director has a fiduciary duty to the corporation and its stockholders (made up of two components) and the director’s duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. See “Description of Share Capital —Differences in Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 7 clear days’ notice any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders present or by proxy two or more shareholders entitled to vote on resolutions of shareholders to be considered at the meeting except where there is only one shareholder entitled to vote on resolutions of Members to be considered at the meeting in which case the quorum shall be one shareholder.

Our pre-IPO shareholders will be able to sell their shares upon completion of this offering subject to restrictions under Rule 144 under the Securities Act.

Our pre-IPO shareholders, the “Beneficial Owners,” may be able to sell their Class A Ordinary Shares under Rule 144 after the completion of this offering. Because these shareholders have paid a lower price per Class A Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the Class A Ordinary Shares following the completion of the offering, to the detriment of participants in this offering. We issued a total of 20,000,000 ordinary shares to the Beneficial Owners on February 19, 2019, of which 10,122,000 shares were re-designated as Class A Ordinary Shares and 9,878,000 shares were re-designated as Class B Ordinary Shares on September 17, 2021. As a result, 10,122,000 Class A Ordinary Shares and 9,878,000 Class B Ordinary Shares are issued as of the date of this prospectus. Under Rule 144, before the Beneficial Owners can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the issued Class A Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this offering.

The Financial Action Task Force’s Increased Monitoring of the Cayman Islands.

In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering practices are under increased monitoring, commonly referred to as the “FATF grey list.” When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company.

Compensation of Directors and Officers.

Under Cayman Islands law, the Company is not required to disclose compensation paid to our senior management on an individual basis and the Company has not otherwise publicly disclosed this information elsewhere. The executive officers, directors and management of the Company receive fixed and variable compensation. They also receive benefits in line with market practice. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Cash bonuses are paid to executive officers and members of management based on previously agreed targets for the business. Shares (or the cash equivalent) are awarded under share options.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our ability to compete in an industry with low barriers to entry;

●	our ability to continue to operate through our VIE structure;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients, win primary agency sale bids, and further enhance our brand recognition; and

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the vegetable oil industry;

●	uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products, supply chains, and economic activity in general; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the vegetable oil industry in China. These industry data include projections that are based on a number of assumptions, which have been derived from industry and government sources which we believe to be reasonable. The vegetable oil industry may not grow at the rate projected by industry data, or at all. The failure of this industry to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Class A Ordinary Shares. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States and provide protections to investors to a significantly lesser extent.

Substantially all of our assets are located in the PRC. In addition, all of our directors and officers are nationals or residents of the PRC and all or substantial portions of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Hunter Taubman Fischer & Li LLC as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill &Pearman LLP, our counsel with respect to the laws of the Cayman Islands, and Beijing Docvit Law Firm (“Docvit”), our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our Cayman Islands counsel has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

Our Cayman Islands counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Docvit has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Docvit has advised us further that there are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $21,963,914, assuming no over-allotment option is exercised, and approximately $25,470,164, assuming the over-allotment option is exercised in full, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us and based upon an assumed initial public offering price of US$5 per Class A Ordinary Share, which is the midpoint of the price range as set forth on the cover page of this prospectus.

We plan to use the net proceeds we receive from this offering for the following purposes:

●	Approximately 40% to support our research and development of new products;

●	Approximately 15% to develop our fulfill the capital requirements for future certification and license applications;

●	Approximately 30% to support our business expansion and growth, including building or purchasing new factory in Hunan or Jiangxi province for the production of Camellia Oil, although we do not have any current plans for business acquisitions with the use of proceeds from this offering at this time; and

●	Approximately 15% for the general administration and working capital.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

As an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary through loans or capital contributions, subject to applicable regulatory approvals. We currently cannot make loans or capital contributions to our PRC subsidiary without first obtaining regulatory approvals, and if we decide to use the proceeds from this offering within the PRC, we cannot assure you that we will be able to obtain these regulatory approvals on a timely basis, if at all. See “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law and our Articles of Association, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. According to our Articles of Association, dividends can be declared and paid out of funds lawfully available to us, which include the share premium account. Dividends, if any, would be paid in proportion to the number of Class A Ordinary Shares a shareholder holds. For further information, see “Taxation — Cayman Islands Taxation.”

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Ruiyuan HK.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Ruiyuan HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our Class A Ordinary Shares.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. Ruiyuan HK may be considered a non-resident enterprise for tax purposes, so that any dividends WFOE pays to Ruiyuan HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation—People’s Republic of China Enterprise Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from Aokai Fa to WFOE, pursuant to contractual arrangements between them, and the distribution of such payments to Ruiyuan HK as dividends from Aokai Fa. Certain payments from our Aokai Fa to WFOE are subject to PRC taxes, including business taxes and VAT. In addition, if Aokai Fa or its subsidiaries or branches incur debt on their own behalves in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Ruiyuan HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Ruiyuan HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Ruiyuan HK. See “Risk Factors—There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2021:

●	on an actual basis;

●

on an as adjusted basis to reflect the issuance and sale of 5,000,000 Class A Ordinary Shares by us in this offering, assuming no over-allotment option is exercised, at the initial public offering price of US$5 per Class A Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated discount to the underwriters and the estimated offering expenses payable by us.

●

on an as adjusted basis to reflect the issuance and sale of 5,750,000 Class A Ordinary Shares by us in this offering, assuming the over-allotment option is exercised in full, at the initial public offering price of US$5 per Class A Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated discount to the underwriters and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	March 31, 2021
	Actual	As Adjusted (over-allotment option not exercised)(1)	As Adjusted (over-allotment option exercised)(1)
Total Non-current Liabilities	$-	$-	$-
Shareholder’ Equity
Preferred shares, $0.0005 par value, 10,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2021	-	-	-
Class A Ordinary Shares, $0.0005 par value, 70,000,000 shares authorized; 10,122,000 shares issued and outstanding on an actual basis; 15,122,000 shares issued and outstanding assuming no over-allotment option is exercised, 15,872,000 shares issued and outstanding assuming the over-allotment option is exercised in full on an as adjusted basis, respectively	5,061	7,561	7,936
Class B Ordinary Shares, $0.0005 par value, 20,000,000 shares authorized; 9,878,000 shares issued and outstanding on an actual basis and 9,878,000 shares issued and outstanding on an as adjusted basis, respectively	4,939	4,939	4,939
Additional paid in capital	6,649,038	28,610,452	32,116,327
Retained earnings	10,385,629	10,385,629	10,385,629
Accumulated other comprehensive income	253,988	253,988	253,988
Total Shareholders’ Equity	17,298,655	39,262,569	42,768,819
Total Capitalization	$17,298,655	$39,262,569	$42,768,819

(1)

The as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $21,963,914, assuming no over-allotment option is exercised, and approximately $25,470,164, assuming the over-allotment option is exercised in full.

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted for each Class A Ordinary Share you purchase to the extent of the difference between the initial public offering price per Class A Ordinary Share and our net tangible book value per Class A Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Class A Ordinary Share is substantially in excess of the net tangible book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares.

Our net tangible book value as of March 31, 2021, was US$17,298,655 or US$1.71 per Class A Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the as adjusted net tangible book value per ordinary share from the initial public offering price per Class A Ordinary Share and after deducting the estimated discount to the underwriters and the estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after March 31, 2021, other than to give effect to our sale of 5,000,000 Class A Ordinary Shares offered in this offering based on the initial public offering price of US$5 per Class A Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deduction of the estimated discount to the underwriters and the estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2021, would have been US$39,262,569, or US$2.60 per outstanding Class A Ordinary Share. This represents an immediate increase in net tangible book value of US$0.89 per Class A Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of US$2.40 per Class A Ordinary Share to investors purchasing Class A Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only. The following table illustrates such dilution:

	As Adjusted (over-allotment option not exercised)		As Adjusted (over-allotment option exercised in full)
Initial public offering price per Class A Ordinary Share	US$	5.00	US$	5.00
Net tangible book value per Class A Ordinary Share as of March 31, 2021	US$	1.71	US$	1.71
As adjusted net tangible book value per Class A Ordinary Share attributable to payments by new investors	US$	0.89	US$	0.98
Pro forma net tangible book value per Class A Ordinary Share immediately after this offering	US$	2.60	US$	2.69
Amount of dilution in net tangible book value per Class A Ordinary Share to new investors in the offering	US$	2.40	US$	2.31

A US$1.00 increase in the assumed public offering price of US$5 per Class A Ordinary Share would increase our pro forma net tangible book value after giving effect to the offering by US$4.68 million, and increase the pro forma net tangible book value per Class A Ordinary Share attribute to new investors in this offering by US$0.31, assuming no change to the number of Class A Ordinary Share offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. A US$1.00 decrease in the assumed public offering price of US$5 per Class A Ordinary Share would decrease our pro forma net tangible book value after giving effect to the offering by US$4.68 million, and decrease the pro forma net tangible book value per Class A Ordinary Share attribute to new investors in this offering by US$0.31, assuming no change to the number of Class A Ordinary Share offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Share and other terms of this offering determined at pricing.

The following table summarizes, on an as adjusted basis as of March 31, 2021, the differences between existing shareholders and the new investors, the total consideration paid and the average price per Class A Ordinary Share before deducting the estimated discount to the underwriters and the estimated offering expenses payable by us.

	Ordinary shares purchased			Total consideration			Average price per ordinary
	Number		Percent	Amount		Percent	share
Existing shareholders	10,122,000		66.94%	US$	6,659,038	21.03%	US$	0.66
New investors	5,000,000	(1)	33.06%	US$	25,000,000	78.97%	US$	5.00
Total	15,122,000		100.00%	US$	31,659,038	100.00%	US$	2.09

(1)	Assuming no over-allotment option is exercised.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Incorporated on February 29, 2019, we are an offshore holding company conducting our operations in China through our VIE, Aokai Fa. This is an offering of the Class A Ordinary Shares of the Cayman Islands holding company. You are not investing in Aokai Fa. Neither we nor our subsidiaries own any share in Aokai Fa. Instead, we control and receive the economic benefits of Aokai Fa’s business operation through VIE Agreements. The VIE Agreements are designed to provide our WFOE, Zhongruiyuan, with the power, rights, and obligations equivalent in all material respects to those it would possess as the principal equity holder of Aokai Fa, including absolute control rights and the rights to the assets, property, and revenue of Aokai Fa. As a result of our direct ownership in the WFOE and the VIE Agreements, we are regarded as the primary beneficiary of our VIE.

We engage in the Camellia Oil business mainly in China through VIE Agreements with Aokai Fa. Established in 2011 in Tangchi Town, Shucheng County in Anhui Province, Aokai Fa is one of the largest producers of Camellia Oil at a large scale in Anhui and has become a leading enterprise in forestry and agricultural sector in Anhui. Our product mix consists of Camellia Oil and its by-products. From the beginning of establishment, we have been dedicating ourselves to sourcing high-quality, organic, and traceable raw materials, improving production processes, and selling our high-quality products to 19 cities in China. Our goal is to become a leading national Camellia Oil producer as well as to develop “Aokai Fa” as a leading brand in the PRC to maximize our shareholders’ value.

Camellia Oil contains a high level of unsaturated fatty acid and has a similar nutritional structure compared to olive oil. It has a higher smoke point as compared to olive oil, which makes itself better suited for cooking styles in Chinese families. More importantly, under the backdrop of an aging society, the consumers become more aware of being healthy than ever. Therefore, we believe, Camellia Oil will be the alternative, organic, and health edible oil that fits the consumers’ needs and has a potentially huge market that we can tap into. In the future, we aim to develop more midrange and upmarket products to expand the product mix as well as to improve the brand image.

Other than continuously improving the quality of our products, we maintain excellent partnerships with our suppliers to source fine-grade raw materials. Through the course of our development, we have preliminarily achieved eco-friendly sourcing of raw material. Also, we implement a vertically integrated system to maintain strict control to ensure high quality of the products.

We are also constantly investing in and improving our production technologies and processes. Our VIE   now owns 16 patents and applications regarding our production techniques, machinery improvement, packaging techniques, and so on as of March 31, 2021.

Currently, we maintain a strong and expanding customer base through different channels of merchandising, including direct selling, sales exhibition, and distributors, etc. As of the date of this prospectus, the Company has over 20 sales agents nationwide covering Beijing, Guangxi, Fujian, etc., and also export our goods to areas like Taiwan, Hong Kong, and Southeast Asia.

Over the years, the Company has maintained stable revenues and net income. For the six months ended March 31, 2021 and 2020, the Company had revenue of $7,448,147 and $7,328,885, and net income of $1,007,290 and $1,104,599, respectively.

COVID-19’s Impacts

Since the occurrence of COVID-19 in January 2020, it has posed great impacts in China. The Company paid great attention to its potential disruption to its business and has taken several measures to contain the negative effects it might bring to us. We believe the overlap between the national holiday of Chinese New Year and the outbreak period offset partially the negative effects. Besides, since we operate mainly out of Anhui Province, which has not been the epicenter of the outbreak (Hubei Province), and our production site is located in a city that has few infected cases, this outbreak actually caused minor impacts on our business and operation.

On the sales side, during the year ended September 30, 2020, Hubei Province accounted for only 0.26% of our total revenue. During the six months ended March 31, 2021, Hubei Province accounted for 0% of our total revenue. Our clients from other locations are not impacted by Covid-19. Hence, we have observed no significant drop on the demands from our existing customers.

On the production side, the epidemic has limited impacts. We complied with government regulations and postponed the reopening of production line after Chinese New Year for approximately 2 weeks later than initially planned, to February 20, 2020. Nearly all of our production staffs are local residents and do not have to go through quarantine period before they went back to work. Therefore, we did not encounter a shortage of labor. As of the date of this prospectus, the Company has restored all of its production capacity as usual and is able to fulfill customers’ needs.

Anhui Province found more local Covid-19 cases in 2021. Since Anhui Province has been successful on its efforts containing the spread of the virus, we haven’t observed significant impacts concerning the matters relating to logistics, suppliers, and price of raw materials.

Consolidation

The Company conducts substantially all of its business in China via Aokai Fa, due to PRC legal restrictions of foreign ownership in certain sectors. Substantially all of the Company’s revenues, costs and net income in China are directly or indirectly generated through the VIE. The Company has signed various agreements with its VIE and legal shareholders of the VIE to allow the transfer of economic benefits from the VIE to the Company and to direct the activities of the VIE.

Total assets and liabilities presented on the Company’s consolidated balance sheets and revenue, expense, net income presented on consolidated statement of operations and comprehensive income as well as the cash flow from operating, investing and financing activities presented on the consolidated statement of cash flows are substantially the financial position, operation and cash flow of the Company’s VIE and VIE’s subsidiaries. The Company has not provided any financial support to the VIE and the VIE’s subsidiaries for the fiscal years ended at September 30, 2020 and 2019. As of March 31, 2021 and September 30, 2020, our variable interest entities accounted for an aggregate of 100% of our total assets and total liabilities. As of March 31, 2021 and September 30, 2020, $8,895 and $148,596 of cash and cash equivalents were denominated in RMB, respectively. The following table sets forth the assets, liabilities, results of operations and changes in cash, cash equivalents the VIE, which were included in the Company’s consolidated balance sheets and statements of comprehensive income and statements of cash flows with intercompany transactions eliminated:

	As of
	March 31,	September 30,
	2021	2020

Current assets	$18,105,721	$18,021,453
Total non-current assets	$5,346,612	$3,225,608
Total Assets	$23,452,333	$21,247,061
Total liabilities	$6,153,678	$5,526,406

	For the Six Months Ended March 31,
	2021	2020

Revenues	$7,448,147	$7,328,885
Net income	$1,007,290	$1,104,599

	For the Six Months Ended March 31,
	2021	2020

Net cash provided by operating activities	$2,111,172	$759,540
Net cash used in investing activities	$(2,255,288)	$(698,832)
Net cash (used in) provided by financing activities	$(961)	$1,426

Results of Operations for the Six Months Ended March 31, 2021 and 2020

The following table summarizes the results of our operations during the six months ended March 31, 2021 and 2020, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the six months ended		For the six months ended
	March 31, 2021		March 31, 2020		Amount
	Amount	As % of Sales	Amount	As % of Sales	Increase (Decrease)
Statement of Operations Data:
Revenue	$7,448,147	100.00%	$7,328,885	100.00%	119,262
Cost of Goods Sold	5,959,641	80.02%	5,803,937	79.19%	155,704
Gross Profit	1,488,506	19.98%	1,524,948	20.81%	(36,442)

Operating expenses
Selling expenses	81,388	1.09%	66,772	0.91%	14,616
General and administrative expenses	291,960	3.92%	118,488	1.62%	173,472
Loss on disposal of property and equipment	169,796	2.28%	-	0.00%	169,796
Total operating expenses	543,144	7.29%	185,260	2.53%	357,884

Operating Income	945,362	12.69%	1,339,688	18.28%	(394,326)

Other income
Subsidy income	55,094	0.74%	-	-%	55,094
Collection of bad debt	-	-	99,833	1.36%	(99,833)
Total other income	55,094	0.74%	99,833	1.36%	(44,739)

Income before provision (benefit) for income taxes	1,000,456	13.43%	1,439,521	19.64%	(439,065)

Provision (benefit) for income taxes	(6,834)	(0.09)%	334,922	4.57%	(341,756)

Net Income	1,007,290	13.52%	1,104,599	15.07%	(97,309)

Other Comprehensive Income
Foreign currency translation adjustment	570,710	7.66%	114,530	1.56%	456,180
Total Comprehensive Income	$1,578,000	21.19%	$1,219,129	16.63%	358,871

Revenue

Revenue increased by $119,262, or 1.63%, to $7,448,147 in six months ended March 31, 2021 from $7,328,885 in six months ended March 31, 2020. The increase in revenue in USD was primarily due to change of exchange rate. Average exchange rate was 6.55 and 7.01 for the six months ended March 31, 2021 and 2020, respectively. Revenue in RMB decreased by RMB 2,583,216 to RMB 48,804,729 in six months ended March 31, 2021 from RMB 51,387,945 in six months ended March 31, 2020. Revenue in Camellia Oil and Oil Cake decreased by approximately RMB 1,748,000 and RMB 835,000 respectively in the six months ended March 31, 2021 compared with the six months ended March 31, 2020. Decrease in total revenue amount was primarily due to decreased sales volume while average selling prices remain stable for both Camellia Oil products and Oil Cake products. Sales for oil cake decreased due to unstable market. Sales for Camellia Oil decreased mainly due to sales for Camellia Oil with package of 5L decreased approximately RMB2,261,000.

In the upcoming fiscal year ending September 30, 2021, the Company plans to upgrade its products to provide high-end and higher value choices to its customers. This could potentially lead to a higher price per customer transaction and drive up the top-line revenues. In parallel, the Company plans to expand its current offline distribution channels to reach existing customers more effectively and to exploit midrange and upmarket customers. We plan to enter 2 more cities this year, Suzhou and Fuzhou.

Cost of goods sold

Our cost of goods sold increased by $155,704 or 2.68% to $5,959,641 in six months ended March 31, 2021 from $5,803,937 in six months ended March 31, 2020. As a percentage of revenue, the costs of goods sold were 80.02% and 79.19% for the six months ended March 31, 2021 and 2020, respectively.

The increase in cost of goods sold in USD was primarily due to change of exchange rate in six months ended March 31, 2021 compared with six months ended March 31, 2020. Average exchange rate amounted 6.55 and 7.01 for the six months ended March 31, 2021and 2020, respectively. Cost of goods sold in RMB decreased by RMB 1,644,319, to RMB 39,051,144 in six months ended March 31, 2021 from RMB 40,695,463 in six months ended March 31, 2020. The decrease of cost of goods sold in RMB is due to decrease of sales in RMB.

Gross profit

Our gross profit decreased by $36,442, or 2.39%, to $1,488,506 in six months ended March 31, 2021 from $1,524,948 in six months ended March 31, 2020. The decrease in gross profit in USD was primarily due to change of exchange rate in six months ended March 31, 2021 compared with six months ended March 31, 2020. Average exchange rate amounted 6.55 and 7.01 for the six months ended March 31, 2021and 2020, respectively. Gross profit in RMB decreased by RMB 938,897, to RMB 9,753,585 in six months ended March 31, 2021 from RMB 10,692,482 in six months ended March 31, 2020. The decrease of gross profit in RMB is primarily due to decrease of sales in RMB.

The gross margin was 19.98% in six months ended March 31, 2021, as compared with 20.81% in six months ended March 31, 2020. The decrease of 0.83% point was primarily attributed to increased raw material cost, and decreased sales of high profit products,in six months ended March 31, 2021 compared to six months ended March 31, 2020.

The Company will make further steps to improve the gross margin. The Company plans to invest in production machinery and develop more patented production techniques to improve oil yield and production efficiency, ultimately to decrease the unit production cost. Besides, the Company plans to enter the midrange and high-end market, expanding the current product scheme to increase the overall gross margin of the products.

Selling expenses

Selling expenses increased by $14,616, or 21.89% to $81,388 in six months ended March 31, 2021 compared to $66,772 in six months ended March 31, 2020. As a percentage of sales, our selling expenses were 1.09% and 0.91% in six months ended March 31, 2021 and 2020, respectively. The increase in selling expenses is mainly attributed to increased shipping cost.

General and administrative expenses

Our general and administrative expenses increased by $173,472 or 146.40%, to $291,960 in six months ended March 31, 2021 from $118,488 in six months ended March 31, 2020. As a percentage of revenues, general and administrative expenses were 3.92% and 1.62% in six months ended March 31, 2021 and 2020, respectively. The increase in general and administrative expenses is mainly attributed to increased professional expenses.

Loss on disposal of property and equipment

Loss on disposal of property and equipment increased by $169,796 in six months ended March 31, 2021 from $0 in the six months ended March 31, 2020. During the six months ended March 31, 2021, the Company incurred $169,796 of loss on disposal of property and equipment.

Subsidy income

Our government subsidy income was $55,094 in six months ended March 31, 2021 compared to $0 in six months ended March 31, 2020. Our government subsidy income was all granted by local governments in recognizing our achievements in various areas.

Collection of bad debt

The collection of bad debt was $0 and $99,833 in six months ended March 31, 2021 and 2020, respectively. The collection of bad debt in six months ended March 31, 2020 was attributed to the winning of a lawsuit.

Foreign currency translation gain/loss

The functional currency of our operating subsidiary and VIE in Anhui Province, China is RMB whereas our financial statements are expressed in USD. We translate results of operations and cash flows at average FX during the period, assets and liabilities at the unified exchange rate at the end of the period, and equity at historical exchange rates.

The Company recorded foreign currency translation gain of $570,710 and $114,530 in six months ended March 31, 2021 and 2020, respectively.

Income before provision (benefit) for income taxes

Our income before provision (benefit) for income taxes was $1,000,456 in six months ended March 31, 2021, a decrease of $439,065 or 30.50% compared with $1,439,521 in six months ended March 31, 2020. The decrease was primarily attributable to decreased gross profit and increased operating expenses.

Provision (benefit) for income taxes

Our benefit for income taxes was $(6,834) in six months ended March 31, 2021, a change of $341,756 or 102.04% from income tax expense of $334,922 in six months ended March 31, 2020. The fluctuation was due to income tax rate change enacted on prior periods income taxes in six months ended March 31, 2021. The Company’s operating VIE, Aokai Fa,was incorporated in the PRC and was subject to corporate income tax at a statutory rate of 25% for calendar years until 2019. In August 2020, under the Provisional Regulations of the People’s Republic of China Concerning Income Tax on Enterprises promulgated by the PRC, Aokai Fa was approved for a 15% corporate income tax rate because it is qualified as a high technology and science enterprise. The 15% corporate income tax rate is effective for three calendar years from 2020 to 2022.

Liquidity and Capital Resources

The following table sets forth summary of our cash flows from operations for the periods indicated:

	For the six months ended March 31, 2021	For the six months ended March 31, 2020
Net cash provided by operating activities	$2,111,172	$759,540
Net cash used in investing activities	(2,255,288)	(698,832)
Net cash (used in) provided by financing activities	(961)	1,426
Effect of exchange rate changes on cash	5,376	55
Net (decrease) increase in cash	(139,701)	62,189
Cash, beginning of period	148,596	69,899
Cash, end of period	$8,895	$132,088

Operating Activities

Net cash provided by operating activities was $2,111,172 in six months ended March 31, 2021, an increase of $1,351,632 compared to cash provided by operating activities of $759,540 in six months ended March 31, 2020. The increase in net cash provided by operating activities was primarily attributable to the following factors:

●	Net income decreased $97,309 in six months ended March 31, 2021 compared with net income in six months ended March 31, 2020.

●	Accounts receivable increased $1,314,256 in six months ended March 31, 2021 compared with an increase of $2,641,362 in six months ended March 31, 2020. Our accounts receivable turnover ratios are 1.13and 2.20 for the six months ended March 31, 2021 and 2020, respectively. Our accounts receivable turnover in days are 322 days and 166 days for the six months ended March 31, 2021 and 2020, respectively. The increase in accounts receivable was primarily attributable to decreased accounts receivable turnover ratios. The Company increased the support for distributors to expand their market share by giving distributors more credit. As of March 31, 2021, approximately $3.2 million or 44.18% of accounts receivable are 1 to 90 days old. As of July 25, 2021, $4,533,316 of the accounts receivable outstanding as of March 31, 2021 have been collected.

●	Advance to suppliers decreased approximately $7,530,555 in six months ended March 31, 2021 compared with a decrease of $6,681,465 in six months ended March 31, 2020. The decrease of advance to suppliers corresponded to the trend of increase in inventory in the six months ended March 31, 2021. The Company put in effort to use advance to suppliers.

●	Inventory increased $5,801,565 in six months ended March 31, 2021 compared with an increase of $5,128,028 in six months ended March 31, 2020. The increase of inventory is due to the Company got more raw material. The Company collects raw material of camellia seeds mainly from October to March of each year. Thus inventory has higher balance as of March 31, 2021, compared with September 30, 2020.

Investing Activities

Net cash used in investing activities was $2,255,288 in six months ended March 31, 2021, an increase of $1,556,456 from net cash used in investing activities of $698,832 in six months ended March 31, 2020. The increase is mainly due to the Company made deposit of $2,255,288 for property purchase in the six months end March 31, 2021.

Financing Activities

Net cash used in financing activities was $961 in six months ended March 31, 2021, compared to $1,426 net cash provided from financing activities in six months ended March 31, 2020. The decrease in net cash provided from financing activities in 2021 was primarily attributable to $961 of fees the Company paid for shareholders in six months ended March 31, 2021, compared with $1,426 proceeds from related parties in six months ended March 31, 2020.

Capital Expenditures

We had capital expenditures of approximately $2,255,288 and $698,832 for the six months ended March 31, 2021 and 2020, respectively for purchases of property in connection with our business activities.

On December 18, 2019, the Company entered into a purchase agreement to purchase land and building with an unrelated party who is the landlord of the property the Company currently renting. The total purchase price is RMB 96,800,000 (approximately $14,775,000). Based on the purchase agreement, the Company will pay RMB 2,500,000 (approximately $382,000) before December 31, 2019 and the balance will be paid monthly by December 31, 2022. On January 6, 2020, the Company entered into a supplement agreement to add additional terms to the purchase agreement dated December 18, 2019. Based on the supplement agreement, both parties agreed that the land and building certificates will be transferred to the Company once the company paid 70% of total purchase price which is approximately $10.0 million (RMB67,760,000). Before transferring the land and building certificates to the Company, the Company will continue to make rent payment as per current lease agreement (note 10). Based on the purchase agreement, the Company made deposit of $3,697,915 (RMB24,228,000) as of March 31, 2021. On June 10, 2021, the Company entered into another supplement agreement to extend the payment deadline to December 31, 2024. According to this supplement agreement, the Company agreed to pay RMB 58,080,000 (approximately $8,865,000) that is 60% of total purchase price by December 31, 2023 and agreed to pay the balance of RMB 38,720,000 (approximately $5,910,000) that is 40% of total purchase price by December 31, 2024. Both parties also agreed that the land and building certificates will be transferred to the Company once the Company paid 60% of total purchase price. On September 9, 2021, the Company signed a supplemental agreement to clarify the following terms: The Company has the right to cancel the purchase agreement before title is transferred and is entitled to a refund of all payments made if the purchase agreement is cancelled.

The Company plans to use net cash provided by operating activities in the next few years to make payments for the property purchase.

Income Taxes

The enterprise income tax for Aokai Fa is calculated based on the statutory profit as defined in the PRC tax laws. The income tax returns for the years ended December 31, 2020, 2019 and 2018 are subject to examination by the tax authorities.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date. The deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Results of Operations for the Fiscal Years Ended September 30, 2020 and 2019

The following table summarizes the results of our operations during the fiscal years ended September 30, 2020 and 2019, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such years.

	For the Year ended September 30, 2020		For the Year ended September 30, 2019		Amount	Percentage
Statement of Operations Data:	Amount	As % of Sales	Amount	As % of Sales	Increase (Decrease)	Increase (Decrease)
Revenue	$14,636,348	100.00%	$13,929,469	100.00%	$706,879	5.07%
Cost of Goods Sold	11,650,058	79.60%	11,174,901	80.22%	475,157	4.25%
Gross Profit	2,986,290	20.40%	2,754,568	19.78%	231,722	8.41%

Operating expenses
Selling expenses	135,601	0.93%	125,312	0.90%	10,289	8.21%
General and administrative	688,042	4.70%	590,139	4.20%	97,903	16.59%
Total operating expenses	823,643	5.63%	715,451	5.10%	108,192	15.12%

Operating Income	2,162,647	14.78%	2,039,117	14.64%	123,530	6.06%

Other income

Subsidy income	2,284	0.02%	40,784	0.29%	(38,500)	(94.40)%
Collection of bad debt	99,920	0.68%	50,907	0.37%	49,013	96.28%
Total other income	102,204	0.70%	91,691	0.66%	10,513	11.47%

Income before income taxes	2,264,851	15.47%	2,130,808	15.30%	134,043	6.29%

Income taxes	560,948	3.83%	519,975	3.73%	40,973	7.88%

Net Income	$1,703,903	11.64%	$1,610,833	11.56%	$93,070	5.78%

Revenue

The revenue increased by $706,879, or 5.07%, to $14,636,348 in fiscal year ended September 30, 2020 from $13,929,469 in fiscal year ended September 30, 2019. The increase in total revenue was primarily due to the increase in both sales volume and average selling prices for both Camellia Oil products and Oil Cake products, which contributed to 3.62% and 3.44% of increase of revenue, respectively, and offset by 2% of the impact of exchange rate difference.

In the upcoming fiscal year ended September 30, 2021, Company plans to upgrade its products to provide high-end and higher value choices to its customers. This could potentially lead to a higher price per customer transaction and drive up the top-line revenues. In parallel, the Company plans to expand its current online and offline distribution channels to reach existing customers more effectively and to exploit midrange and upmarket customers. We plan to enter 2 more cities this year, Suzhou and Fuzhou.

Cost of goods sold

Our cost of goods sold increased by $475,157 or 4.25% to $11,650,058 in fiscal year ended September 30, 2020 from $11,174,901 in fiscal year ended September 30, 2019. As a percentage of revenue, the costs of goods sold were 79.60% and 80.22% for the years ended September 30, 2020 and 2019 respectively.

The increase in cost of goods sold was primarily due to increased sales in fiscal year ended September 30, 2020 compared with fiscal year ended September 30, 2019.

Gross profit

Our gross profit increased by $231,722, or 8.41%, to $2,986,290 in fiscal year ended September 30, 2020 from $2,754,568 in fiscal year ended September 30, 2019. The gross margin was 20.40% in fiscal year ended September 30, 2020, as compared with 19.78% in fiscal year ended September 30, 2019. The increase of 0.62% point was primarily attributed to a higher average factory price and retail price of our products in fiscal year ended September 30, 2020 compared to fiscal year ended September 30, 2019 and attributed to the Company’s operational focus on improving the quality of raw materials and lowering the unit production cost through technology.

The Company will make further steps to improve the gross margin. The company plans to invest in production machinery and develop more patented production techniques to improve oil yield and production efficiency, ultimately to decrease the unit production cost. Besides, the Company plans to enter the midrange and high-end market, expanding the current product scheme to increase the overall gross margin of the products.

Selling expenses.

Selling expenses increased by $10,289, or 8.21% to $135,601 in fiscal year ended September 30, 2020 compared to $125,312 in fiscal year ended September 30, 2019. As a percentage of sales, our selling expenses were 0.93% and 0.90% in fiscal year ended September 30, 2020 and fiscal year ended September 30, 2019, respectively. The increase in selling expenses is mainly attributed to increased sales.

General and administrative expenses.

Our general and administrative expenses increased by $97,903 or 16.59%, to $688,042 in fiscal year ended September 30, 2020 from $590,139 in fiscal year ended September 30, 2019. As a percentage of revenues, general and administrative expenses were 4.70% and 4.24% in fiscal year ended September 30, 2020 and fiscal year ended September 30, 2019, respectively. The increase in general and administrative expenses is mainly attributed to increased bad debt expenses, partially offset by lower listing agency fees and legal fees.

Subsidy income.

Our government subsidy income was $2,284 in fiscal year ended September 30, 2020 compared to $40,784 in fiscal year ended September 30, 2019. Our government subsidy income was all granted by local governments in recognizing our achievements in various areas.

Collection of bad debt.

The collection of bad debt was $99,920 and $50,907 in fiscal year ended September 30, 2020 and fiscal year ended September 30, 2019, respectively. The collection of bad debt in both years was attributed to the winning of a lawsuit.

Foreign currency translation loss.

The functional currency of our operating subsidiary in Anhui Province, China is RMB whereas our financial statements are expressed in USD. We translate results of operations and cash flows at average FX during the period, assets and liabilities at the unified exchange rate at the end of the period, and equity at historical exchange rates.

The Company recorded $753,730 foreign currency translation gain and $538,022 of foreign currency translation loss in fiscal year ended September 30, 2020 and fiscal year ended September 30, 2019, respectively.

Income before income taxes.

Our income before income taxes was $2,264,851 in fiscal year ended September 30, 2020, an increase of $134,043 or 6.29% compared with $2,130,808 in fiscal year ended September 30, 2019. The increase was primarily attributable to increased sales.

Provision for income taxes.

Our provision for income taxes was $560,948 in fiscal year ended September 30, 2020, an increase of $40,973 or 7.88% from $519,975 in fiscal year ended September 30, 2019. The increase was due to higher income in fiscal year ended September 30, 2020.

Liquidity and Capital Resources

The following table sets forth summary of our cash flows from operations for the periods indicated:

	For the Year ended September 30, 2020	For the Year ended September 30, 2019
Net cash provided by (used in) operating activities	$1,485,793	$(49,836)
Net cash used in investing activities	(1,349,337)	(32,581)
Net cash (used in) provided by financing activities	(63,758)	42,394
Effect of exchange rate changes on cash	5,999	(2,888)
Net increase (decrease) increase in cash	78,697	(42,911
Cash, beginning of year	69,899	112,810
Cash, end of year	$148,596	$69,899

Operating Activities

Net cash provided by operating activities was $1,485,793 in fiscal year ended September 30, 2020, an increase of $1,535,629 compared to cash used in operating activities of $49,836 in fiscal year ended September 30, 2019. The increase in net cash provided by operating activities was primarily attributable to the following factors:

-	Net income increased $93,070 in fiscal year ended September 30, 2020 compared with net income in fiscal year ended September 30, 2019.

-	Accounts receivable increased $3,511,490 in fiscal year ended September 30, 2020 compared with a decrease of $2,841,262 in fiscal year ended September 30, 2019. Our accounts receivable turnover ratios are 3.88 and 4.01 for the fiscal years ended September 30, 2020 and 2019, respectively. Our accounts receivable turnover in days are 94 days and 91 days for the fiscal years ended September 30, 2020 and 2019, respectively. The increase in accounts receivable primarily attributable to increased revenue, Revenue increased by $706,879, or 5.07%, to $14,636,348 in fiscal year ended September 30, 2020 from $13,929,469 in fiscal year ended September 30, 2019. Meanwhile, the Company increased the support for distributors to expand their market share by giving distributors more credit. As of September 30, 2020, approximately $3.4 million or approximately 59.68% of accounts receivable are 1 to 90 days old. As of June 25, 2021, $5,278,804 of the accounts receivable outstanding as of September 30, 2020 have been collected.

-	Advance to suppliers decreased approximately $3,393,446 in fiscal year ended September 30, 2020 compared with an increase of $4,884,222 in fiscal year ended September 30, 2019. The decrease of advance to suppliers corresponded to the trend of increase in sales and increase in inventory in the fiscal year ended September 30, 2020.

-	Inventory increased $1,620,595 in fiscal year ended September 30, 2020 compared with an increase of $737,715 in fiscal year ended September 30, 2019.

Investing Activities

Net cash used in investing activities was $1,349,337 in in fiscal year ended September 30, 2020, an increase of $1,316,756 from net cash used in investing activities of $32,581 in in fiscal year ended September 30, 2019. The increase is mainly due to the Company made deposit of $1,348,921 for property purchase in the year end September 30, 2020.

Financing Activities

Net cash used in financing activities was $63,758 in in fiscal year ended September 30, 2020, compared to $42,394 net cash provided from financing activities in in fiscal year ended September 30, 2019. The decrease in net cash provided from financing activities in 2020 was primarily attributable to $72,560 of fees the Company paid for shareholders in fiscal year ended September 30, 2020, compared with $42,394 capital contribution in fiscal year ended September 30, 2019.

Capital Expenditures

We had capital expenditures of approximately $1,349,337 and $32,581 for the fiscal years ended September 30, 2020 and 2019, respectively for purchases of property in connection with our business activities.

Income Taxes

The enterprise income tax for Aokai Fa is calculated based on the statutory profit as defined in the PRC tax laws. The income tax returns for the years ended December 31, 2020, 2019 and 2018 are subject to examination by the tax authorities.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date. The deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Value Added Tax (“VAT”)

The Company is subject to VAT, which is levied on a majority of the products, at a rate ranging from 9% to 13% on the invoiced value of sales depending on the type of products sold. The output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases.

The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. Further, when exporting goods, the exporter is entitled to some or all of the refund of the VAT paid or assess.

All of the VAT returns of the Company remain subject to examination by the tax authorities for five years from the date of filing.

Fair Value of Financial Instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - Quoted prices in active markets for identical assets and liabilities.

●	Level 2 - Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company considers the recorded value of its financial assets and liabilities, which consist primarily of cash, accounts receivable, advance to suppliers, accounts payable and accrued expenses, and advances from customers approximate the fair value of the respective assets and liabilities at March 31, 2021 and September 30, 2020 based upon the short-term nature of the assets and liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

There are no financial instruments measured at fair value on a recurring basis.

New Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This update will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018 and requires a modified retrospective approach to adoption. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. In November 2019, the FASB issued ASU No. 2019-10, by which to defer the effective date for all other entities by an additional year. In June 2020, the FASB issued ASU No. 2020-05, “Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) Effective Dates for Certain Entities” (“ASU 2020-05”) in response to the ongoing impacts to businesses in response to the coronavirus (COVID-19) pandemic. ASU 2020-05 provides a limited deferral of the effective dates for implementing previously issued ASU 606 and ASU 842 to give some relief to businesses and the difficulties they are facing during the pandemic. ASU 2020-05 affects entities in the “all other” category and public Not-For-Profit entities that have not gone into effect yet regarding ASU 2016-02, Leases (Topic 842). Entities in the “all other” category may defer to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company estimated that the effect of adopting ASC 842 on the consolidated financial statements of the Company will be recording right of use assets including prepaid rent of approximately $212,000 and operating lease liability of approximately $148,000 as of March 31, 2021.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” ASU 2019-12 eliminates certain exceptions within ASC 740, “Income Taxes,” and clarifies certain aspects of ASC 740 to promote consistency among reporting entities. ASU 2019-12 is effective for interim and annual reporting periods beginning after December 15, 2020, with early adoption permitted. Most amendments within the standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company is evaluating the impact that adoption of ASU 2019-12 will have on its consolidated financial statements.

INDUSTRY

China Has a Large Potential Camellia Oil Market

China’s edible vegetable oil market is growing steadily over the past few years, the consumption level increases from 27.55 million tons in 2013 to 34.40 million tons in 2018 with a CAGR of 3.8%, while the production level increases from 23.72 million tons to 29.63 million tons in the same period with a CAGR of 3.8%. The gap between the production and consumption level remains and is filled by imports. The import volume of edible vegetable oil in the 2019 H1 has increased by 37.0% YoY to 4.92 million tons. However, soybean oil and canola oil remain the mainstream products in the consumer market and high-value oil products such as olive oil and camellia oil take only a small portion. We believe the market is still untapped and the potential remains large.

Edible Vegetable Oil Production and Consumption in China2

As the original plant species of China, it is widely distributed among the hills in the southern part of China. Given its long history, the manufacturing processes have been perfected over time and the industry has a solid manufacturing foundation. According to the PRC’s State Forestry and Grassland Administration, the camellia oil seeds planting area in China amounts to 68 million mu, with 14 million mu of high-yield oil-tea camellia forests, 627,000 tons of camellia oil, and the total output value of the camellia industry reaching 116 billion yuan in 2020.

Camellia Oleifera Seed and Oil Production in China3

[2]	Source: Forward – The Economist
[3]	Source: National Bureau of Statistics of China

Consumption Upgrading and Aging Population Indicates a Promising Future

According to the PRC National Bureau of Statistics in 2020, the national per capita disposable income of the PRC residents was US$4,665 (RMB 32,189), a nominal increase of 4.7% over the previous year, and a real increase of 2.1% after deducting price factors. The per capita disposable income of urban residents was US$6,353 (RMB 43,834), an increase of 3.5% (the following are nominal growth rates unless otherwise specified), and the actual increase was 1.2% after deducting price factors; the per capita disposable income of rural residents was US$2,483 (RMB 17,131), an increase of 6.9%, After deducting price factors, the actual increase was 3.8%. The increase in disposable personal income encourages people to consume more and, in the meantime, pay more attention to their health.

Camellia Oil’s targeted customer base consist of the elderly people and the housewives. From 2000 to 2015, the number of people older than 60 years old increased from 130 million to 212 million. The proportion of people older than 60 years old over the total population has increased from 10.5% in 2000 to 15.5%, the aging phenomenon is becoming clearer and clearer. It is estimated that by 2040, the proportion of elderly people aged 65 and over in the total population of China will exceed 20%. At the same time, the trend of aging of the elderly population is becoming more and more obvious: the elderly aged 80 and above are increasing at a rate of 5% per year, and will increase to more than 74 million by 2040.As an irreversible trend, the potential customer base is becoming larger and larger, therefore, we believe that the high-value edible vegetable oil will take a large portion of the edible vegetable oil market.

[4]	Source: National Bureau of Statistics of China

Number of People Older than 605

Younger people are becoming the backbones of the consumers of Camellia Oil, and they are more willing to try new things compared to their parents’ generation. They have more diverse needs and more acute sense of healthy lifestyle. According to a survey, these customers value most the product’s flavor, then the nutrition, but least the price. All these features will push the demands of high-value oil products such as olive oil, camellia oil, and corn oil, etc.

Customers’ Considerations of Purchasing Oil6

[5]	Source: National Bureau of Statistics of China

[6]	Source: Cooperative Economy & Science

BUSINESS

Overview

We are a Cayman Islands holding company conducting our operations in China through our variable interest entity, Aokai Fa. This is an offering of the Class A Ordinary Shares of the Cayman Islands holding company. You are not investing in Aokai Fa, our VIE. Neither we nor our subsidiaries own any share in Aokai Fa. Instead, we control and receive the economic benefits of Aokai Fa’s business operation through VIE Agreements. The VIE Agreements are designed to provide our wholly-foreign owned entity, Zhongruiyuan, with the power, rights, and obligations equivalent in all material respects to those it would possess as the principal equity holder of Aokai Fa, including absolute control rights and the rights to the assets, property, and revenue of Aokai Fa. As a result of our direct ownership in the WFOE and the VIE Agreements, we are regarded as the primary beneficiary of our VIE.

We engage in the production and sales of Camellia Oil products in China through our VIE in the PRC. Aokai Fa was founded in 2011 in Tangchi town, Shucheng county of the Anhui province in China. It is a large-scale producer of Camellia Oil in the entire Anhui province, and now one of the leading enterprises of forestry and agricultural industrialization in Anhui, integrating scientific research, farming, production, and sales. Our goal is to become a leading Camellia Oil producer in the PRC and to develop “Aokai Fa” as a leading brand in the Camellia Oil industry in the PRC.

Aokai Fa guarantees the quality of its Camellia Oil through a vertically integrated system which starts from the farms all the way through production and sales. We have perfected our production process and hold multiple patents. Our products are produced in a sterile environment where we maintain strict control over our products’ quality at a much higher level than the national testing standards.

We maintain a strong and growing customer base through different channels of merchandising, including direct selling, sales exhibition, and franchising, etc. As of date of this prospectus, the Company has over 20 sales agents nationwide covering provinces including Beijing, Guangxi, and Fujian. We also export our goods to areas like Taiwan, Hong Kong, and Southeast Asia.

Over the years, we have maintained stable revenues and net income. For the six months ended March 31, 2021 and 2020, the Company had revenue of $7,448,147 and $7,328,885, respectively, and had net income of $1,007,290 and $1,104,599, respectively.

Corporate History and Structure

Huake Holding Biology Co., LTD is an exempted company incorporated with limited liability under the laws of the Cayman Islands on February 19, 2019. Huake wholly owns China Ruiyuan Holding Co., Ltd. (“Ruiyuan HK”), a company incorporated under the laws of the Hong Kong S.A.R. of the PRC on March 19, 2019. Ruiyuan HK is the sole shareholder of Anhui Zhonguiyuan Biotechnology Co., Ltd., a limited liability company formed under the laws of the PRC on May 24, 2019, which controls Anhui Aokai Fa Grease Technology Co., Ltd., a company established under the laws of the PRC on December 26, 2011, through a VIE Agreements.

The following diagram illustrates our corporate structure:

Organizational chart

Contractual Arrangements between WFOE and Aokai Fa

Neither we nor our subsidiaries own any equity interest in Aokai Fa. Instead, we control and receive the economic benefits of Aokai Fa’s business operation through a series of contractual arrangements, also known as VIE Agreements. WFOE, Aokai Fa and its shareholders entered into these VIE Agreements. The VIE agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Aokai Fa, including absolute control rights and the rights to the assets, property and revenue of Aokai Fa.

Each of the VIE Agreements is described in detail below:

Exclusive Business Cooperation Agreements

On August 18, 2019, WFOE and Aokai Fa executed the exclusive business cooperation agreement pursuant to which WFOE has agreed to provide Aokai Fa with technical support, consulting and other services. The parties agree that during the term of this agreement, where necessary, Aokai Fa may enter into further service agreements with WFOE or any other party designated by WFOE, which shall provide the specific contents, manner, personnel, and fees for the specific services. Aokai Fa has agreed to pay a monthly service fee to WFOE. The service fee for each month consists of a management fee and a fee for services provided, which is mutually determined by the parties based on: (i) complexity and difficulty of the services provided by WFOE; (ii) title of and time consumed by employees of WFOE providing the services; (iii) contents and value of the services provided by WFOE; (iv) market price of the same type of services; and (v) operational conditions of the Aokai Fa. In addition, if WFOE transfers technology to Aokai Fa or develops software or other technology as requested by Aokai Fa or leases equipment or properties to Aokai Fa, the technology transfer price, development fees or rent shall be determined by the parties based on the actual situation on a case by case basis.

If Aokai Fa materially breaches any term of this agreement, WFOE has a right to terminate this agreement and/or require Aokai Fa to indemnify it for all damages. Unless otherwise required by applicable laws, Aokai Fa does not have any right to terminate the agreement. The agreement became effective upon execution by the parties. Unless terminated in accordance with the terms of this agreement, the agreement remains in full force and effect.

Exclusive Option Agreement

On May 25, 2019, the shareholders of Aokai Fa, Aokai Fa and WFOE executed the Exclusive Option Agreement pursuant to which the shareholders of Aokai Fa irrevocably granted WFOE or its designee an exclusive purchase option to acquire, at any time, in whole or in part Aokai Fa’s equity interest held by each shareholder of Aokai Fa, or any portion thereof, to the extent permitted by the PRC law. The purchase price for the shareholders’ equity interests in Aokai Fa is RMB 108,687,728, unless PRC Law requires a minimum price that is higher at the time of the exercise of the option.

The shareholders of Aokai Fa and Aokai Fa further agree that, without obtaining prior written consent of WFOE, they may not (1) supplement, change or amend the articles of association of Aokai Fa, increase or decrease its registered capital, or change its structure of registered capital in other manner; (2) sell, transfer, mortgage or dispose of in any manner any material assets of Aokai Fa or legal or any other beneficial interest in the material business or revenues of Aokai Fa of more than RMB 10,000,000, or allow the encumbrance thereon of any security interest; (3) incur, inherit, guarantee or suffer the existence of any debt, except for payables incurred in the ordinary course of business other than through loans, or cause Aokai Fa to provide any person with any loan or credit; (4) cause Aokai Fa to execute any major contract with a price greater than RMB 500,000, except for the contracts in the ordinary course of business; (5) cause or permit Aokai Fa to merge, consolidate with, acquire or invest in any person; (6) in any manner distribute dividends to its shareholders, provided that upon WFOE’s written request, Aokai Fa shall immediately distribute all distributable profits to its shareholders; (7) engage in any business in competition with WFOE or its affiliates; or (8) be dissolved or liquated without prior written consent by WFOE.

The shareholders of Aokai Fa have agreed that, without obtaining the prior written consent of WFOE, among other things, (1) they may not sell, transfer, mortgage or dispose of, in any other manner, any legal or beneficial interest in the equity interests in Aokai Fa held by them, or allow the encumbrance thereon, except for the interest placed in accordance with the shareholders’ Equity Interest Pledge Agreement and their Powers of Attorney, (2) they shall cause the shareholders and/or directors (or the executive director) of Aokai Fa not to approve any sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the equity interests in Aokai Fa held by them as the shareholders, or allow the encumbrance thereon of any security interest, except for the interest placed in accordance with shareholders’ Equity Interest Pledge Agreement and the shareholders’ Power of Attorney, and (3) they shall cause the shareholders and/or directors (or the executive director) of Aokai Fa not to approve the merger or consolidation with any person, or the acquisition of or investment in any person.

The shareholders of Aokai Fa shall (1) cause the shareholders’ and/or the directors (or the executive director) of Aokai Fa to vote their approval of the transfer of the optioned interests as set forth in this agreement and to take any and all other actions that may be requested by WFOE; (2) appoint any designee of WFOE as the director or the executive director of Aokai Fa, at the request of WFOE; (3) waive any right of first of refusal with respect to transferring of equity interest, and give consent to execution by each other shareholder of Aokai Fa with WFOE any agreements similar to the contractual arrangements and undertakes not to take any action in conflict with such agreements; and (4) promptly assign any profit, interest, dividend or proceeds of liquidation to WFOE or any other person designated by WFOE to the extent permitted under the applicable PRC laws;

The agreement became effective upon execution by the parties, and remains effective until all equity interests held by the shareholders of Aokai Fa have been transferred or assigned to WFOE and/or any other person designated by WFOE in accordance with the agreement.

Equity Interest Pledge Agreement

On May 25, 2019, the shareholders of Aokai Fa, Aokai Fa and WFOE executed the Equity Interest Pledge Agreement, pursuant to which the shareholders of Aokai Fa have agreed that without the prior written consent of WFOE, the shareholders of Aokai Fa may not directly or indirectly assign, sell, donate, pledge, encumber or otherwise dispose of, any interest in the equity interest of Aokai Fa which they hold. Pursuant to the terms of the agreement, in the event that either Aokai Fa or its shareholders are in breach of their obligations under the Exclusive Business Cooperation Agreement, Exclusive Option Agreement and/or the Power of Attorney (the “Transaction Documents”) and/or the Equity Interest Pledge Agreement, then WFOE has a right to request the shareholders of Aokai Fa to transfer all or part of the equity interest they hold to any other person designated by WFOE at a minimum price allowed by the applicable PRC laws and regulations.

Upon the fulfillment of all obligations under the Transaction Documents, this agreement will be deemed completed and terminated.

Power of Attorney

On May 25, 2019, each shareholder of Aokai Fa has executed an irrevocable power of attorney to appoint WFOE the or the authorized personnel of WFOE as its attorney-in-fact to exercise all of its rights as an equity owner of Aokai Fa, including (1) the right to attend shareholders and employees’ meetings of Aokai Fa; (2) the voting rights and any other rights that a shareholder of Aokai Fa is entitled to under the laws of China and Aokai Fa’s Articles of Association, including but not limited to the right to sell, transfer, pledge or dispose of shareholder’s equity interest in part or in whole; and (3) the designation and appointment of a legal representative, directors, supervisors, a chief executive officer and other senior management members of Aokai Fa.

Spousal Consent Letter

The spouse of each married shareholder of Aokai Fa executed a Spousal Consent Letter on May 25, 2019. Pursuant to the Spousal Consent Letter, the shareholder’s spouse has agreed to the execution of the Exclusive Option Agreement, Equity Interest Pledge Agreement, Power of Attorney and the disposal of the equity interests held by the shareholder in Aokai Fa pursuant to those agreements. The spouse of the shareholder agreed that he/she shall not assert any interests in such equity interests in Aokai Fa held by the shareholder, and if he/she obtains any such equity interests, he/she shall be bound by the Exclusive Option Agreement, Equity Interest Pledge Agreement, Power of Attorney and the Exclusive Business Cooperation Agreement.

Industry Background & Market Opportunities

Camellia Oil Industry Background

Camellia Oil, also known as tea seed oil or camellia seed oil, is a pure natural high-grade vegetable cooking oil. It is extracted from the seeds of wild camellia oleifera which originates from China. Camellia oil has a clear taste and is rich in nutrients, containing 85.2% to 95.8% of unsaturated fatty acids, making it the most nutritious oils for human consumption. In addition, Camellia Oil also has physiologically active substances such as tea polyphenols and vitamin E, which promotes oxygen enrichment, resists oxidation, provides anti-fatigue effects, improves human immunity, and enhances the gastrointestinal tract.

The main components of Camellia Oil are oleic acid and linoleic acid-based unsaturated fatty acids. According to a scientific thesis written by scholars of faculty of Life Science and Biotechnology at Ningbo University and Hangzhou Project & Research Institute of Electromenchanical in Light Industry, Camellia Oil effectively regulates the human heart, brain blood vessels, digestion, reproduction, neuroendocrine and immune systems. Long-term consumption of Camellia Oil brings obvious results against diseases such as hypertension, cardiovascular and cerebrovascular diseases, and obesity. Compared to other edible oils, Camellia Oil holds the following characteristics:

●	Completely natural raw materials;

●	Requires only a traditional physical pressing process which keeps it free from any chemical residue;

●	Free from cholesterol and flavomycin;

●	High unsaturated fat content;

●	Rich in calcium, iron, zinc and other trace elements;

●	Contains tea polyphenols, an ingredient in many health care products;

●	Easily digested by the body

Camellia Oil is highly favored by Chinese consumers due to its flavor, high quality and rich nutrition. Prior to 2004, the annual consumption of Camellia Oil in China was less than 200,000 tons. In 2013, that number exceeded 30 0,000 tons.

Prior to 2004, Camellia Oil consumption in China was less than 200,000 tons; from 2005 to 2011, the number was between 200,000 and 300,000 tons; It was in year 2013 that China’s Camellia Oil consumption went beyond 300,000 tons. At present, China’s annual output of Camellia Oil is 450,000 tons, and the annual per capita possession is only 0.3 kilograms, far lower than 20 kilograms of olive oil annual per capita possession in other developed countries. The current consumption structure of edible oil is unbalanced as the consumption of olive oil in developed countries generally accounts for more than 40% of the total consumption of vegetable oil.7 Since the Camellia Oil has similar features with olive oil, the future market growth and development potential of Camellia Oil is huge.

The Camellia Oil extraction enterprises in China can be categorized into the three followings: (1) small-scale agro-enterprises, which provide extraction services to Camellia oleifera farmers with very limited production capacity; (2) middle-scale crude oil production enterprises, which purchase Camellia oleifera seeds from farmers and produce crude Camellia Oil for sale to refineries; (3) industry-scale refineries, which have the ability to produce and refine crude Camellia Oil (some refineries purchase crude oil in lieu of producing by themselves). The process of extracting the oil can be divided into three types: cold pressing or cold extraction, hot pressing or hot extraction, and chemical extraction.

More than 90% of the global production of Camellia Oil comes from China. Camellia oleifera usually grows in unpolluted alpine and hilly areas in subtropical humid climate regions of southern China, such as Anhui province, Hunan province, Jiangxi province, and Guangxi province.

According to the National Camellia Oil Industry Development Plan (2009-2020) issued in 2009 by National Development and Reform Commission (“NDRC”), the Ministry of Finance (“MOF”), and the National Forestry and Grassland Administration, as of 2009, there are 659 Camellia Oil extraction enterprises, with 178 of which have annual production capacity over 500 ton and approximate 200 of which have refining ability. In 2010, the refined Camellia Oil production capacity was approximately seventy thousand tons per year, which composes one fourth of the total Camellia Oil production capacity in China. Most extraction enterprises are small scale agro-enterprises, and the market lack sufficient number of enterprises that have advanced producing techniques and large-scale producing capacity.

Today, Camellia Oil brands are concentrated in the Hunan and Jiangxi provinces. There are far fewer Camellia Oil brands in the Anhui province than in Jiangxi and Hunan provinces. Unlike the industries of other edible oils, the Camellia Oil industry has yet to see any big industry leaders. The industry is scattered, with 600 extraction enterprises according to the National Forestry and Grassland Administration. Most of the companies are small with underdeveloped production techniques and simple product mix. Industry-scale refineries exist, but there are fewer than 10 who actually own a brand and possess brand image, such as Hunan Jinhao, Hunan Guitaitai, Jiangxi Luhai, etc. The acceleration of development will be the trend for companies in this industry, and there will be a race to become the industry leader.

[7]	2015 China Camellia Oil Market Research Report issued by Beijing Oriental Aiger Agricultural Consulting Co., Ltd.

Market Opportunities

According to the PRC National Bureau of Statistics,in 2020, the national per capita disposable income of the PRC residents was US$4,665 (RMB 32,189), a nominal increase of 4.7% over the previous year, and a real increase of 2.1% after deducting price factors. The per capita disposable income of urban residents was US$6,353 (RMB 43,834), an increase of 3.5% (the following are nominal growth rates unless otherwise specified), and the actual increase was 1.2% after deducting price factors; the per capita disposable income of rural residents was US$2,483 (RMB 17,131), an increase of 6.9% , After deducting price factors, the actual increase was 3.8%.

The increase in disposable income has also increased the number of people who pay more attention to the nutritional value of what they consume, and will lead them to discover the benefits of Camellia Oil.

Camellia Oil’s current consumer base consists of middle to old aged people. The proportion of older people to younger people in China has been gradually increasing over the years. According to the National Bureau of Statistics of China, whereas only 10.2% of the population consisted of the elderly back in 1999, that percentage increased to 14% in 2011, and it is estimated that it will reach 17.17% by 2050. We believe that the increase in the population percentage of our main consumer base will therefore lead to an increase in our revenues.

Aokai Fa’s land is located in Shucheng County, Lu’an City, Anhui Province, in the middle intersection between Dabie Mountain Range, Chaohu, and Jianghuai. To the southwest of the Company’s location is the Dabie Mountain which provides a superior geographical environment for cultivating high quality tea seeds. Shucheng being also a local representative for green tea production, provides the Company with superior raw materials with its rich tea tree resources.

Retail Products

Our main products include Camellia Oil and camellia oil cake (“Oil Cake”). Oil Cake is the residue after Camellia Oil is extracted from camellia oleifera, and it is widely used as pond cleaning agent, weed killer, bug killer, and organic fertilizer. The following chart illustrates the revenues, gross profits and gross margins generated by these two main products as of March 31, 2021 and their growth rates comparing to those as of March 31, 2020:

	Revenue (RMB)	Revenue (US$)	Revenue %	Growth (1)	Gross Profit (RMB)	Gross Profit (US$)	Gross Margin %	Growth (1)
Camellia Oil	45,981,105	7,017,230	94.21%	(3.66)%	9,222,952	1,407,525	20.06%	(8.89)%
Oil Cake	2,823,624	430,917	5.79%	(22.82)%	530,633	80,981	18.79%	(6.93)%
Total	48,804,729	7,448,147	100.00%	(5.03)%	9,753,585	1,488,506	19.98%	(8.78)%

Note:

(1)	The growth rates are calculated based on the RMB-denominated revenues and gross margins, excluding the exchange rates’ effects.

Raw Material Suppliers

The yield per mu of camellia seeds (approximately 7176 square feet or 0.16 acre) in the Dabie Mountain area is 150 kilograms. At present, Lu’An City, where Aokai Fa’s production base is located, has a total of 980,000 mu of camellia seed farms. Total camellia seed production is weighed at approximately 50,000 tons, of which Aokai Fa controls 60% to 70% of the supply depending on the market price of Camellia Oil. Aokai Fa has entered into 14 purchase and advance payment agreements with its suppliers in May 2021, pursuant to which, Aoaki Fa will make advance payment, for an aggregate amount of RMB 129,000,000 (approximately US$19,689,246), to these entities and persons for the purchase of camellia seeds at a price that is 2% lower than the market price as of the time when such camellia seeds are delivered. The suppliers are responsible to deliver cameillia seeds to Aokai Fa, or otherwise return the prepayment made by Aokai Fa. Aokai Fa can also choose to pay these suppliers by Camellia Oil with equivalent cash value. As of July 31, 2021, Aokai Fa has paid approximately RMB 37 million in cash to the suppliers. The term of these purchase and advance payment agreements is one year and the Company intends to renew the agreements once they expired. The form of these purchase and advance payment agreements are filed as Exhibit 10.6 to this Form F-1.

The specific purchased amount will vary based on the price of camellia seeds at that time. In addition, Aokai Fa entered into an agreement with the village committee of Shucheng County for the purchase of camellia seeds produced from approximately 4,000 mu (approximately 659 acres) of farmland for fair market price during the term of the agreement. The village committee is in charge of the production, harvesting, packaging, storage and transportation of the camellia seeds in accordance with the organic products standards. The farmland is maintained by the village committee and should not be assigned or transferred to any third party for other use. The camellia sees produced from such farmland will be sold exclusively to us.

Owner of the land	Land Area (Mu)	Location
Changyuan Village Committee	1,590	Changyuan Village, Tangchi Town
Wanghe Village Committee	820	Wanghe Village, Tangchi Town
Residents at Changhe and Miaochong	1,600	Changhe Village, Tangchi Town

Aokai Fa has three main channels of raw materials, namely, (i) local farmers, (ii) agricultural companies, and (iii) farmers’ unions, and the proportion of supplies procured from these channels are approximately 27.1%, 46.5% and 26.4%, respectively, as of March 31, 2021. The supplies procured from the local farmers are farmed on the farmland which is maintained by the local village committee and according to standards set by the Company. We procure these supplies at various quantities according to actual demand, and do not need to pay additional consideration for them.

Farmers’ unions differ from agricultural companies in that they are comprised of groups of farmers that voluntarily joined together to support one another but each union is considered a single independent legal entity. For the purpose of our acquisition of raw materials, the farmers’ unions do not differ from the agricultural companies. We have signed purchase contracts with entities from all three channels that stipulate both quantity and quality requirements, rejecting raw materials that are not up to the Company’s standards. The Company’s own inspection personnel carefully inspect each shipment of raw materials and evaluate their qualifications prior to purchase and storage.

Due to the geographical advantage that we hold, we were able to establish direct communication channels with the local farmers (the “Farmers”). During different growth cycles, the Company’s agricultural technicians also help provide the Farmers with the necessary technical guidance to increase their yields and income. Due to the close proximity to the Company, the Farmers are also able to enjoy reduced transportation costs. Due to the mutual benefits between the Company and the Farmers, we have signed long-term purchase agreements with the Farmers to continue the steady cooperation.

The following tables show the percentage of raw materials supplied by our top five suppliers from all three channels for the six months ended March 31, 2021:

No.	Amount (RMB)	Amount (US$)	Percentage
1	11,000,000	1,640,000	13.54%
2	9,000,000	1,350,000	11.15%
3	8,000,000	1,150,000	9.52%
4	6,000,000	940,000	7.82%
5	6,000,000	940,000	7.81%
Total	40,000,000	6,020,000	49.84%

Production

We have two main production procedures in producing our products; a pressing process followed by a physical refining process.

The pressing process involves cleaning, shelling, crushing, rolling, steaming, and finally pressing, to produce crude camellia oil. For this procedure, we utilize the most advanced double-screw oil press in China, which achieves a much higher efficiency compared to ordinary oil presses. While guaranteeing the quality of the Camellia Oil and not changing its flavor, our oil press leaves a residual oil rate of less than 5%, compared to the 8% to 10% residues left by the standard oil presses. Lesser residual oil helpssaving more money and resources in our production process, while also effectively preventing the negative effects of excessive residues, such as leaving benzopyrene or other chemical solvents in our products.

The physical refining process takes the crude camellia oil produced from the pressing process and further refines it through filtration, degumming (acidification), decolorization, deacidification (steam distillation), and deodorization. Through this process, we are able to produce refined Camellia Oil. This physical refining process also uses the leading production technology in the field, and is based on the production experience and relevant analytical data accumulated by the Company in the production process over many years. Through the refining process, we remove unwanted substances in the oil that affect its quality, thereby both increasing the quality and appearance of our product.

Distribution

The Company mainly distributes through its distributors, targeting consumers with existing consumption habits.

The Company’s “Aokai Fa” series products have developed more than a dozen distributors and several end-product retailers. The Company has won the trust and appreciation of distributors and consumers through its renowned trademark of Aokai Fa and high standard of quality management. The Company utilized appropriate refinement technology to develop new products to meet market demands in accordance with its diversified distribution channels and different needs among consumers. The Company also has differentiated pricing systems and discount policies towards distributors, retailers and individual consumer. The Company is going to further expand its distribution channels and plans to establish a distribution branch for promoting its products into national market.

Growth Strategies

The Company will further improve on its product development and expects growth by implementing the following three strategies:

(1) Further developing new markets. With Anhui province as the starting point, we intend to break into first-tier cities by developing distribution channels and promoting sales on e-commerce platforms. At the same time, the Company is considering collaborating with exporting companies to re-design the packaging and re-position its products, hoping to increase exports to the overseas markets.

(2) Launching cosmetic and personal care products. We are planning for the launch of a personal health product line, which will include cosmetics, personal care products, and hygiene products that feature Camellia Oil. We registered two trademarks “Hongzhiyu” (虹之玉) and “Shuiyiyan” (水依言) for such cosmetic and personal health products.

(3) Developing medical products. We entered into letters of intent with pharmaceutical companies for the production of Camellia Oil Injection. There are two main uses for Camellia Oil Injections; the first is as an intravenous infused oil for critically ill patients who cannot eat and/or are going through hypermetabolism, and the second facilitates the absorption of drugs by human bodies.

Environmental and Quality Management

We have obtained a statement issued by the Environmental Product Declaration of Shucheng County certifying that our factory is in compliance with the applicable regulations.

Primary Laws, Regulations and Policies

As of date of this prospectus, the primary laws and regulations of the agricultural and sideline food processing and other related industries that Company should abide are as follows:

No.	Laws and Regulations	Implementation Date
1	Food Safety Law of the People’s Republic of China (the latest revision in 2015)	October 1, 2015
2	Special Provisions of the State Council on Strengthening the Safety Supervision and Administration of Food and Other Products	July 26, 2007
3	Regulations of the People’s Republic of China on the Administration of Industrial Product Manufacturing License	July, 2005
4	Law of the People’s Republic of China on the Quality and Safety of Agricultural Products	April 2006

In recent years, the state has placed great importance on the development of the camellia industry, and has introduced a series of policies proposing to expand the cultivation and production of camellia, to increase the proportion of self-supply of edible vegetable oil, to substantially increase investment in science and technology, and to establish and improve the technical system of the camellia industry. The primary policies related to the camellia industry in China are as follows:

No.	Name of Policy and Planning	Brief Description
1	Opinions of the State Forestry Administration on the Development of the Camellia Industry	Optimize the camellia oleifera production layout and industry’s structure, and establish a regional and large-scale industry pattern of camellia oleifera with Hunan and Jiangxi as the central production areas, and jointly developed by Guangxi, Fujian, Guizhou, Hubei, Zhejiang, Anhui, and Guangdong provinces/regions.

2	Opinions of the General Office of the State Council on Promoting the Development of Oil Production	Achieving better oil production is of great significance for stabilizing the edible vegetable oil market, meeting consumer demand, increasing farmers’ income, and promoting economic development.

3	Opinions of the State Council on Promoting the Sustainable Development of the Edible Vegetable Oil Industry and Ensuring Supply Security	Gradually increase the provincial edible vegetable oil reserve, formulate oil rotation mechanics, establish an enterprise and commercial turnover reserve system, strengthen the government’s ability to regulate the grease market, and explore small-package oil product reserving methods.

4	National Camellia Industry Development Plan (2009-2020)	Promote the reasonable layout of the camellia oil processing industry and optimize the industry structure; accelerate the cultivation of state-owned and private camellia processing enterprises; and increase the government support for the camellia industry. By 2020, tea oil per mu will reach 40 kg, and the national tea oil output will reach 2.5 million tonnes.

5	Food Safety Law of the People’s Republic of China	The state implements a licensing system for food production and operation. To engage in food production, a food production license shall be obtained according to law.

6	Urgent Notice of the State Forestry Administration on Effectively Managing the Production of Seeds of Camellia Oleifera	Scientifically cultivate better seedlings, and strive to expand the production scale of better seedlings; promote the use of bud seedling root grafting technology, carefully use cutting seedling technology, strictly prohibit the use of seed propagation technology; strengthen supervision and management of camellia oleifera seed picking; Strengthen camellia oleifera seedling production technology training; strengthen inter-provincial communication and collaboration in the selection and promotion of improved camellia seed

7	Guidance Catalogue for Industrial Structure Adjustment (2011 Edition)	Encourage the construction of woody grease bases such as camellia, oil palm, etc.; to encourage the comprehensive utilization of key technologies for the development of grease-based by-products (rice husk, rice bran, bran, germ, cake, etc.); Construction of production lines for processing oilseeds, walnut, flax, sesame and sunflower seeds, etc.

8	Opinions on Accelerating the Development of the Woody Oil Industry	Opinions suggest that by 2020, 800 key counties of woody oil such as camellia, walnuts, and oil peony will be built. The planting area of woody oil tree will grow from the existing 120 million mu to 200 million mu, producing 1.5 million tons of edible woody oil.

The Standardization Law of the People’s Republic of China and Compulsory National Standards have set the following standards for products in our industry:

No.	Name of Standard	Description	Issuing Department
1	GB 11765-2018	Terms, definitions, classification, quality requirements, test methods and rules, labeling, packaging, and storage and transportation requirements of camellia seed oil	General Administration of Quality Supervision, Inspection and Quarantine of the People’s Republic of China

The quality standards adopted by Aokai Fa are in compliance with the relevant laws and regulations. As of the date of this prospectus, the Company has not received any complaints or disputes regarding its product quality.

Certifications

On July 6, 2018, the Company was issued the Food Production License, certificate number SC10234152306209, with the food category of edible oil, oil and its products, and is valid until July 5, 2023.

According a certificate issued by the Industrial and Commercial Administration and Quality Supervision and Technology Administration of Lu’an City, the Company has strictly complied with the laws and regulations on quality supervision since its establishment, and there have been no administrative penalties for any violation of laws, regulations or other regulatory documents relating to quality and technical supervision.

We received Food Production License (No. SC10234152306209) from Lu’an City’s Food and Drug Administration.

Marketing

We have placed a large number of advertisements in local TV stations, recruiting distributors since 2012 to 2017. Currently, we have established good relationship with our distributors and expect to cooperation in long-term with them. We invite our distributors to participate in our marketing events and sales meeting several times a year. We are also actively looking for business opportunities in new areas.

Competition

We face strong competition in our Camellia Oil product, in large part because our product in this segment is an agricultural product that is subject to relatively straight-forward product substitution. Competition is principally based on price, quality, product offerings, geographic location and relationship with farmers. In addition, the brand is one of the important factors for consumers to choose edible vegetable oil products, and brand influence occupies a crucial position in the competition in the edible oil industry. It is difficult for new companies to establish a brand with a certain reputation in a relatively short period of time, which requires a strong product research and development system, a strict product quality control system, accurate brand market positioning and considerable investment in advertising costs. Currently in China, most of the edible vegetable oil brands are located in Hunan and Jiangxi provinces. Major competitors include but are not limited to: Hunan Guitai Camellia Oil Technology Co., Ltd., Jiangxi Runxin Technology Co., Ltd., Hunan Jinhao Camellia Oil Co., Ltd., Jiangxi Yuansen Camellia Oil Technology Co., Ltd., and Jiangxi Green Sea Oil & Fat Co., Ltd.

Our Competitive Strengths

We believe the following competitive strengths have contributed to, or will contribute to, our recent and ongoing growth:

Superior Location

Aokai Fa’s land is located in Shucheng County, Lu’an City, Anhui Province, in the middle intersection between Dabie Mountain Range, Chaohu, and Jianghuai. To the southwest of the Company’s location is the Dabie Mountain which provides a superior geographical environment for cultivating high quality tea seeds. Being also a green tea production site, Shucheng provides the Company with superior raw materials with its rich tea tree resources. Located at a convenient location for transportation, Shucheng it is connected with the 206 National Highway, 105 National Highway, Shanghai-Chengdu Expressway, and the Hejiu Railway, all of which run throughout the territory and connect with other provinces as well. The newly built Deshang Expressway will also set up the Tangchi Exit, and the waterway transportation runs through Tongchao Lake and the Yangtze River. The convenient transportation systems at this location provide cost efficiency for the transportation of the Company’s products. According to our preliminary accounting estimates, this reduces our expenses in external procurement by approximately 1.4% compared with purchasing and transporting camellia seeds in Fujian province, one of the camellia seeds producing areas in China.

Dominant Producer of Camellia Oil

The camellia oil seeds are only grown in large scale in a few areas in China, for example, Hunan, Jiangxi and Hubei province. However, most of them are low-efficiency forests with an average output of less than 6 kg of Camellia Oil per mu. According to the National Camellia Industry Development Plan (2009-2020) issued by the PRC’s National Development and Reform Commission, the supply of camellia oil seeds was expected to increase after transforming low-yield forests and increasing the planting area of high-yield forests in China. During the transition period, we obtained our advantage by maintaining stable raw material procurement channels.

In addition, compared with other regions in china, the oil-producing rate of camellia oil seeds is among the highest in the Dabie mountain area where our factory is located, and the utilization efficiency of camellia seeds is close to 100%. Aokai Fa has a close relationship with local agricultural cooperatives, and has contracted for the purchase of 90% of the raw materials of camellia seeds in the Dabie Mountain production area. We believe that we are one of the largest producers of Camellia Oil in Anhui. We also obtained a food production license for the production of edible vegetable oil from the Food and Drug Administration of Lu’an City, Anhui Province, and expect to produce blended edible oil products that contain Camellia Oil as one of the major ingredients.

Currently in China, most of the edible vegetable oil brands are located in Hunan and Jiangxi provinces. Our competitors include some well-known brands, Jinhao “金浩”, Jintuotian “金拓天”, Lvhai “绿海” from Hunan and Jiangxi provinces. We believe that being the dominant producer in Anhui province and having stronger vertically integrated production capabilities will provide us with advantages in pricing and distribution of our products and spur further growth.

Strong Relationship with Key Distributors

Currently, Aokai Fa has entered into distribution agreement with 12 distributors, the term of which started in March 2021 and ends in March 2023. Each distributor has its designated distribution area(s). Aokai Fa agreed to provide the products at a price not more than the then market price and not more than 90% of price offered by the competitive companies of Aokai Fa. There is no minimum purchase commitments under the distributor agreements. We conduct our sales primarily through our distributors, who collectively control a direct sales force to promote and sell our Camellia Oil products. Compared to health and nutrition products that are distributed through traditional market means, these personal marketing efforts are supported by various mediums, including our marketing content, websites, and events. We believe our distribution channel is an effective vehicle to distribute our products because:

●	our distributors can educate consumers about our products face-to-face, which we believe is more effective for differentiating our products than using traditional mass-media advertising;

●	our distribution channel allows for actual product demonstrations and trial by potential consumers;

●	our distribution channel allows the representatives to provide personal testimonials of product efficacy; and

●	as compared to other distribution methods, our distributors have the opportunity to provide consumers higher levels of service and encourage repeat purchases.

Reputable Brand

Our Camellia Oil products are distributed under the recognized brand name “Aokai Fa.” In addition, we believe that we are the largest producer of Camellia Oil in the Anhui province, and that we are recognized by customers as one of the leaders in the Camellia Oil industry. We believe that our reputable brand name will benefit our future expansion and growth efforts.

Stable and Low Cost Raw Materials

We are a vertically integrated Camellia Oil producer. We entered into an agreement with the village committee of Shucheng County for the purchase of camellia seeds produced from approximately 4,000 mu (approximately 659 acres) of farmland for fair market price during the term of the agreement. The village committee is in charge of the production, harvesting, packaging, storage and transportation of the camellia seeds in accordance with the organic products standards. The farmland is maintained by the village committee and should not be assigned or transferred to any third party for other use. The camellia sees produced from such farmland will be sold exclusively to us.

Experienced Management

Our management team is led by our CEO, Pingting Wang, an industry expert on Camellia Oil products. Pingting Wang and Shuguang Chang co-founded our company and created the “Aokai Fa” brand with the vision of building our Company into a prominent Camellia Oil company in the health and wellness industry with diverse product offerings. Other members of our senior executive team are experienced in their areas of concentration, including manufacturing, marketing and sales, operations, financial management and cross-border business development.

Employees

As of the date of this prospectus, the Company has employed 27 individuals, each on a full-time basis, of which 5 employees are in the management department, 3 in the administration department, 2 in the financial reporting department, 9 in the production department, 6 in the marketing department, and 2 in the quality inspection department.

As required by laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance programs. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

In addition to the full-time employees, the Company hire temporary workers for packaging, which does not require any sophisticated skillsets. The Company usually hires surplus laborers from the surrounding area, namely the unemployed living around the manufacturing facilities.

Facilities and Property

Office, Manufacturing and Research Facility

Our VIE, Aokai Fa’s  main manufacturing facility is located in Tangchi town, Shucheng county of the Anhui province in China. It covers about 6,635.30 square meters. Our VIE leased the space from Anhui Yuchuang Commerce, Ltd., and the lease is valid from January 1, 2017 to December 31, 2042.

In addition, pursuant to a purchase agreement dated December 18, 2019, as amended on January 6, 2020 and June 10, 2021, between our VIE, and Anhui Yuchuang Commerce, Ltd., our VIE purchased from Anhui Yuchuang Commerce, Ltd. certain buildings, right to use the land, workshops and the assets attached thereto to be used as daily production, office and warehouse, which are located at Tangchi town, Shucheng county of the Anhui province in China, including two buildings with total space of 12,350.85 square meters, a steel-structured factory of 1,500 square meters, a room of 200 square meters, and an open space for a total of 13,300 square meters. Pursuant to the purchase agreement with Anhui Yuchuang Commerce, Ltd., the title of buildings, the right to use the land, and the assets attached thereto will not be transferred to Our VIE until 60% of total purchase price are paid. Our VIE made deposit of $1,391,835 as of September 30, 2020. According to the amended purchase agreement, our VIE entered into another supplement agreement to extend the payment deadline to December 31, 2024. According to this supplement agreement, our VIE agreed to pay RMB 58,080,000 (approximately $8,549,000) that is 60% of total purchase price by December 31, 2023 and agrees to pay the balance of RMB 38,720,000 (approximately $5,700,000) that is 40% of total purchase price by December 31, 2024. Our VIE also has the right to cancel the purchase agreement before title is transferred. Our VIE is not obligated to make payments before the land and building certificates are transferred. Our VIE is entitled to a refund of all payments made if the purchase agreement is cancelled.

The table below shows the current workshops, warehouse and office, which are all located in Tangchi Town, Shucheng County, Anhui Province:

Area	Area (square meter)	Opening Date
Pressing Workshop	600	2011.12
Refinement Workshop
Packaging Workshop
Lixiviation Workshop	400	2013.01
Warehouse	900	2011.12
Office Area	600

Production Equipment

Equipment	Quantity	Original Value (RMB)	Original Value (US$)	Useful Life (years)
Camellia seed crushing production line	1	1,992,800	304,161	20
Lixiviation production line	2	7,161,581	1,093,071	20
Camellia seed oil physical refining production line	1	2,471,000	377,148	20

Intellectual Property

Aokai Fa, our VIE owns and utilizes the trademarks and patents listed below. It continuously looks to increase the number of our trademarks and potential design patents where necessary to protect valuable intellectual property. Aokai Fa regards its trademarks and other intellectual property as valuable assets and believe that they have significant value in the marketing of Aokai Fa’s products. Aokai Fa vigorously protects its trademarks against infringement, including through the use of cease and desist letters, administrative proceedings and lawsuits.

Aokai Fa relies on trademark, patent, copyright and trade secret protection, non-disclosure agreements and licensing arrangements to establish, protect and enforce intellectual property rights in its logos, trade names and in the design of its products. In particular, Aokai Fa believes that its future success will largely depend on its ability to maintain and protect the “Aokai Fa” trademark. Despite itsefforts to safeguard and maintain the intellectual property rights, Aokai Fa cannot be certain that it will be successful in this regard. Furthermore, it cannot be certain that its trademarks, products and promotional materials or other intellectual property rights do not or will not violate the intellectual property rights of others, that its intellectual property would be upheld if challenged, or that Aokai Fa would, in such an event, not be prevented from using its trademarks or other intellectual property rights. Such claims, if proven, could materially and adversely affect Aokai Fa’s business, financial condition and results of operations. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to and legal costs associated with litigation or other resolution of future claims concerning trademarks and other intellectual property rights could materially and adversely affect Aokai Fa’s business, financial condition and results of operations.

The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the PRC. Although Aokai Fa continues to implement protective measures and intend to defend its intellectual property rights vigorously, these efforts may not be successful or the costs associated with protecting its rights in certain jurisdictions may be prohibitive. From time to time it may discover products in the marketplace that are counterfeit reproductions of Aokai Fa’s products or that otherwise infringe upon intellectual property rights held by it. Actions taken by Aokai Fa to establish and protect our trademarks and other intellectual property rights may not be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of its products as violating trademarks and intellectual property rights. If Aokai Fa is unsuccessful in challenging a third party’s products on the basis of infringement of its intellectual property rights, continued sales of such products by that or any other third party could adversely impact the “Aokai Fa” brand, result in the shift of consumer preferences away from our products and generally have a material adverse effect on its business, financial condition and results of operations.

Patents

Aokai Fa currently has five effective Chinese patents. Aokai Fa’s current Chinese issued patents expire at various times from July 2023 through December 2029 and it currently has two (2) Chinese patent  applications pending. We consider all of the patents to be important for our business.

The following table sets forth a brief description of the Company’s issued Chinese patents, including their respective publication numbers, application filing date, issue date, expiration date and title:

Patent Number	File Date	Issue Date	Expiration Date*	Title	Status
ZL 2013 2 0413827.6	2013.07.12	2014.01.08	2023.07.12	One Type of Camellia Oilseeds Conveyor	Effective
ZL 2013 2 0411012.4	2013.07.10	2014.01.08	2023.07.10	One Type of Transition Device for Shelling	Effective
ZL 2013 2 0410983.7	2013.07.10	2014.01.08	2023.07.10	One Type of Grease Extractor	Effective
ZL 2013 2 0411449.8	2013.07.10	2014.01.08	2023.07.10	One Type of Oil Press for Shelling Camellia Oilseeds	Effective

ZL 2014 3 0116126.6	2014.05.04	2014.09.10	2024.05.04	Packing box (Camellia Oil Type 1)	Effective
ZL 2014 3 0116125.1	2014.05.04	2014.09.10	2024.05.04	Packing box (Camellia Oil Type 2)	Effective
ZL 2014 3 0116116.2	2014.05.04	2014.09.10	2024.05.04	Packing box (Camellia Seed Oil)	Effective
ZL 2014 2 0223916.9	2014.05.04	2014.09.17	2024.05.04	One Type of Camellia Oil Lixiviate Reactor with a Feedback System	Effective
ZL 2014 2 0224537.1	2014.05.04	2014.09.17	2024.05.04	One Type of Storage Device for Camellia Oilseeds	Effective
ZL 2018 2 0974667.5	2018.06.25	2019.02.15	2028.06.25	One Type of Camellia Seed Crushing and Grinding Device	Effective
ZL 2018 2 0974635.5	2018.06.25	2019.04.12	2028.06.25	One Type of Camellia Oil Filtering Devise	Effective
ZL 2018 2 0974697.6	2018.06.25	2019.5.31	2028.06.25	One Type of Camellia Oil Secondary-filtering Device	Effective
ZL 2019 2 2385495.5	2019.12.26	2020.10.16	2029.12.26	One Type of Soaking Device for Plant Preprocessing	Effective
ZL 2019 2 2382107.8	2019.12.26	2020.11.10	2029.12.26	One Type of Grain Drying Device for Vegetable Oil Preprocessing	Effective
ZL 2018 1 0657440.2				One Type of Filtering and Oil-making Technique	Pending
ZL 2018 1 0657452.5				One Type of Camellia Oil Production Technique	Pending

*	Patent expiration dates are routinely subject to dispute in patent infringement actions. No assurance can be given that third parties infringing our patents will not dispute the expiration dates of our patents or that we will be successful in defending against such disputes.

Trademarks

Aokai Fa has four Chinese trademarks. Aokai Fa’s current Chinese issued trademarks expire at various times from 2024 through 2027 and it currently has no Chinese trademark applications pending.

The following table sets forth a brief description of the Company’s issued Chinese trademarks, including their respective trademark numbers, issue date, expiration date and title:

Trademark Number	Issue Date	Expiration Date*	Trademark Title
21295418	2017.11.14	2027.11.13	虹之玉 (Hong Zhi Yu)
21295767	2017.11.14	2027.11.13	水依言 (Shui Yi Yan)
12035567	2014.06.28	2024.06.27	奥凯发 (AoDiao Fa)
12235679	2014.08.14	2024.08.13	中钓 (ZhongDiao)

*	Trademark expiration dates are routinely subject to dispute in trademark infringement actions. No assurance can be given that third parties infringing our trademark will not dispute the expiration dates of our trademarks or that we will be successful in defending against such disputes.

Domain Names

Aokai Fa owns the domain name www.AokaiFa.com

Environmental Protection

According to the Paragraph 1 of Article 49 and Article 50 of Law of the People’s Republic of China on Prevention and Control of Water Pollution (Amended in 2017), urban sewage shall be disposed of in a centralized manner, and the water pollutants discharged into the facilities for centralized treatment of urban sewage shall conform to the nation or local standards for discharge of water pollutants, and accordance with the conclusions and recommendations of the Environmental Impact Report Form, after the biodegradation treatment, Aokaifa discharge the sewage into local facilities for centralized treatment of urban sewage and accessory pipelines. To date, we have not been advised of any violations of any environmental regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Seasonality

The Company’s main raw material, camellia seed, is a seasonal product. It matures in October each year and is harvested and stored in November. The Company’s production lasts from November to June each year.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

REGULATIONS

We operate our business in China under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the Ministry of Industry and Information Technology, the Ministry of Natural Resources, the State Administration for Market Regulation (SAMR) and their respective local offices. This section summarizes the principal PRC laws and regulations related to our business.

Laws and Regulations Relating to Food Industry.

The food manufacture industry in China is highly regulated. The primary regulatory authority is the State Administration for Market Regulation (SAMR), including its provincial and local branches. As a manufacturer of food, we are subject to regulation and oversight by the SAMR and its provincial and local branches. The Food Safety Law of the People’s Republic of China (2018 Amendment, Food Safety Law) provides the basic legal framework for the administration of the production and sales of food in China and covers the manufacturing, processing, sales, trading, storage, transport, safety management and other supervisory regulations on food. These regulations set forth detailed rules with respect to the administration of food safety in China. We are also subject to other PRC laws and regulations that are applicable to business operators, manufacturers and distributors in general.

Licenses for Food Manufacturers and Operators.

Pursuant to the Food Safety Law, China implements a licensing system for the food production and operation. A person or a legal person which engages in food production, food selling or catering services shall obtain the Food Production License and/or Food Operation License from the food safety administrations of local people’s governments at the county level or above in accordance with the law. Our Food Production License was issued on July 6, 2018 by the former authority named Food and Drug Administration of Liu An City and will be valid until July 5, 2023. Our Food Operation License was issued by the Food and Drug Administration of Shu Cheng County on September 5, 2016 and will be expired after September 4, 2021.

Laws and Regulations Relating to Operation of Agriculture and Forestry Products.

As a food operator, our main product is camellia oil, which is a kind of edible vegetable oil recognized as one of food products. Besides, the main raw material for producing the camellia oil is the seed of wild camellia tree, which is regarded as one of the agricultural and forestry products. In China, the competent authority for the camellia industry is the Camellia Industry Development Office under the State Forestry and Grasslands Administration affiliating to the Ministry of Natural Resources of the People’s Republic of China. Also, the cultivation, processing and operation of camellia trees and seeds are mainly regulated by the Seed Law of the People’s Republic of China (2015 Revision) and the Measures for Quality Management of Forest Tree Seeds, both stipulate the detailed regulations and rules with respect to the administrations on manufacturing, processing, package, inspection, storage and other relevant quality management of seed.

Laws and Regulations Relating to Foreign Trade Operators.

Another important business of ours is import and export of goods which is regulated mainly by the Foreign Trade Law of the People’s Republic of China (2016 Revision, Foreign Trade Law) and the Regulation of the People’s Republic of China on the Administration of the Import and Export of Goods. According to such law and regulation, Foreign Trade Operator shall refer to a legal person or other organization or individual engaged in foreign trade activities that have gone through the industry and commerce registration or other business formalities in compliance with the provisions of laws and administrative rules.

Registration for Record of Foreign Trade Operators.

In accordance with the Foreign Trade Law, A Foreign Trade Operator engaged in import and export of goods or technologies shall make registration for record with the department in charge of foreign trade under the State Council or institutions entrusted by it. Customs shall not handle the declaration and clearance procedure for goods imported or exported by a foreign trade operator who fails to go through the registration for record in accordance with the rules. We obtained our Registration Form for Record of the Foreign Trade Operator on May 4, 2016.

Regulations Related to Employment and Social Welfare—Social Insurance and Housing Fund

According to the Social Insurance Law of the People’s Republic of China (Revised in 2018) (the “SIL”), every Chinese employer within the territory of the People’s Republic of China shall pay social insurance premiums, and every employee shall be entitled to the social insurance benefits, and have the right to overlook insurance premiums paid by the employer on his or her behalf. The SIL further provides that every employee shall enroll in the basic endowment insurance system, the basic medical insurance system, the work injury insurance system, the unemployment insurance system and the maternity insurance system, and the employer and the employee shall jointly pay the basic endowment insurance premiums, the basic medical insurance premiums and the unemployment insurance premiums for employees, while only the employer shall pay the work injury insurance premiums and the maternity insurance premiums. In addition, the SIL requires that the employer shall, within thirty days after the date of employment, proceed to the social insurance agency to apply for social insurance registrations on behalf of the employees and shall declare on its own and pay on time and in full social insurance premiums. The payment shall not be deferred, or lowered in amount or exempted unless due to lawful causes such as force majeure. Social insurance premiums payable by an employee shall be paid on his or her behalf by withholding from the employee’s salary. The employer shall inform each employee of details of the social insurance premiums paid to his or her account on a monthly basis. Due to the reformed registration system which integrates multiple licenses and certificates into one Business License with one code, Chinese employers are not required to complete a separate registration for social insurance anymore. However, they still have to pay off all the social insurance premiums for all the employees in China in accordance with the SIL.

Besides, according to the Administrative Regulations on the Housing Fund (Revised in 2019), the housing fund paid and deposited both by employees themselves and by the Chinese employers for their employees shall be owned by such employees. When an employer hires a new employee, it shall undertake housing fund payment and deposit registration at a housing fund management center within 30 days from the date of employment, and shall open or transfer the housing fund account for the employee. Where an employer terminates the employment relationship with any of its employees, the employer shall amend the registration at a housing fund management center within 30 days from the date of termination of the employment, and shall transfer or seal up housing fund account of the employee. The housing fund to be paid and deposited by an individual employee shall be withheld from his/her salary by the employer. An employer shall, within five days from the payday of each month, remit the housing fund paid and deposited by the employer and fund withheld from the employees to the special housing fund accounts which is opened by the housing fund management center at the commissioned bank. The commissioned bank shall then have the fund transferred to housing fund accounts of employees. The employer shall pay and deposit housing fund on schedule and in full, and may not be overdue in the payment and deposit or underpay the housing fund.

Regulations Relating to Foreign Debt

According to the Interim Measures on the Management of Foreign Debts (2003) (the “Measures”), Chinese Government conducts an overall control over all of the foreign debts and feasible foreign debts. The borrowing of foreign debts, guaranty for foreign debts, and the usage and repayment of foreign debts shall comply with the provisions of relevant PRC laws, rules and regulations and comply with the present Measures. The summation of the accumulated medium-term and long-term debts borrowed from foreign investors and the balance of short-term debts shall not exceed the surplus between the total investment in projects approved by the competent government agency and the registered capital. Within the range of the surplus, the foreign invested enterprises may borrow foreign loans at their own will. If such surplus is exceeded, the total investment in the projects shall be reexamined by the initial government agency which examined or approved the investment.

In 2017, in order to further encourage the cross-border financing for enterprises and financial institutions, facilitate domestic institutions’ full use of overseas low-cost capital, and reduce the financing cost of the real economy, the People’s Bank of China issued and implemented the Circular on Matters relating to the Macro-prudential Management of Full-covered Cross-border Financing, stipulating that the maximum amount of foreign debts that may be borrowed by foreign invested enterprise shall be twice the amount of its net assets.

Regulations Relating to Foreign Investment

According to the PRC Company Law, companies established in the PRC are either limited liability companies or joint stock limited liability companies. The establishment procedures, approval procedures, registered capital requirements, foreign exchange matters, accounting practices, taxation and labor matters of a wholly foreign-owned enterprise were previously regulated by the Law of the People’s Republic of China on Wholly Foreign-Owned Enterprises (2016Amendmernt), and the Detailed Rules for the Implementation of the Law of the People’s Republic of China on Wholly Foreign-owned Enterprises (2014 Revision).

In September 2016, the National People’s Congress Standing Committee published the Decision on Revising Four Laws including the Wholly Foreign-Owned Enterprise Law of the People’s Republic of China. Such decision, which became effective in October 1, 2016, changed the “filing or approval” procedure for foreign investments in China. Foreign investments in those business sectors that are not subject to special market access management measures will only be subject to filing instead of approval requirement. Pursuant to the Interim Measures for the Recordation Administration of the Formation and Modification of Foreign-Invested Enterprises promulgated by the MOFCOM in October 2016, as amended in June 2018, establishment and changes of foreign invested enterprises not subject to the approval under the special market access management measures shall be filed with the relevant authorities.

On March 15, 2019, the Foreign Investment Law of the People’s Republic of China (the “FIL”) was adopted at the Second Session of the 13th National People’s Congress came into effect as of January 1, 2020. According to the FIL, the business forms, structures, and rules of activities of foreign-invested enterprises shall be governed by the Company Law of the People’s Republic of China, the Partnership Law of the People’s Republic of China, and other laws. The PRC shall implement the management systems of pre-establishment national treatment and negative list for foreign investment. The negative list will be issued by or upon approval by the State Council. Foreign investor may not invest in any prohibited field for foreign investment on the negative list. For any field restricted by the negative list, foreign investors shall conform to the investment conditions provided in the negative list. The PRC confers national treatment to foreign investment outside of the negative list. During the process of foreign investment, where approval and record-filing of a foreign investment project are required, relevant provisions shall be followed.

When the Foreign Investment Law became effective, the former three laws regulating foreign investment in China, namely, the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures, the Law of the People’s Republic of China on Wholly Foreign-owned Enterprises and the Law of the People’s Republic of China on Sino-Foreign Cooperative Joint Ventures, together with their implementation rules and ancillary regulations, were repealed simultaneously.

Special Administrative Measures (Negative List) for the Access of Foreign Investment (2019 Version)

The Special Administrative Measures (Negative List) for the Access of Foreign Investment (2019), as approved by the CPC Central Committee and the State Council, are hereby issued, with effect from July 30, 2019, upon which the Special Administrative Measures (Negative List) for the Access of Foreign Investment (2018) issued by the National Development and Reform Commission and the Ministry of Commerce on June 28, 2018, are repealed. Pursuant to the Negative List, a foreign investor may not invest in any prohibited field for foreign investment on the Negative List. Foreign investments in the fields not on the Negative List shall enjoy equal treatment as those provided to domestic investments. Foreign investments in the fields which are not prohibited on the Negative List shall apply for foreign investment access permits.

Regulations Relating to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China.

On February 13, 2015, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment (the “SAFE Notice No. 13”). After SAFE Notice No. 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals will be required to apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of the SAFE, will directly examine the applications and conduct the registration.

In November 2012, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, which lately revised in May 2015 (the “Circular No. 59”). Pursuant to this Circular No. 59, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer requires the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously.

In March 2015, SAFE issued the Notice of the State Administration of Foreign Exchange on Reforming the Mode of Management of Settlement of Foreign Exchange Capital of Foreign-Invested Enterprises (the “SAFE Circular No. 19”), which aims at reforming the mode of management of settlement of foreign exchange capital of foreign-invested enterprises nationwide and better satisfy the requirements for and facilitate the business and fund operation of foreign-invested enterprises. SAFE Circular No. 19 confirms that the foreign exchange capital of foreign-invested enterprises apply the willingness settlement, and the RMB funds obtained from the willingness settlement of foreign exchange capital of foreign-invested enterprises shall be included in the account for settled foreign exchange to be paid for management. SAFE Circular No. 19 allows foreign-invested enterprises to make equity investments by using RMB funds converted from foreign exchange capital. SAFE Circular No. 19 still prohibits foreign-invested enterprises from using RMB funds converted from their foreign exchange capitals for expenditure beyond its business scope, securities investment unless otherwise provided by law or regulation, providing entrusted loans or repaying loans between nonfinancial enterprises, paying the costs relevant to purchase of the real estate not for self-use.

On June 9, 2016, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Regulating the Policies for the Administration of Foreign Exchange Settlement under the Capital Account (the “SAFE Circular No. 16”), which expands the application scope of the willingness settlement to include not only the capital of the foreign-invested enterprises but also the foreign debt fund and the fund from overseas listings.

In January 2017, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Reform of Foreign Exchange Administration and Improving the Examination of Authenticity and Compliance (the “SAFE Circular No. 3”), which stipulates several policies and measures with respect to the outward remittance of foreign exchange profit from direct investment, which require that a bank that handles outward remittance of profits equivalent to more than USD 50,000 for a domestic entity shall, under the principle of true transactions, review the resolution of the board of directors on distribution of profits (or resolution of partners on distribution of profits), original tax record form, and audited financial statements, relating to the outward remittance, and stamp and endorse the relevant original tax record form with the actual remittance amount and remittance date of the profits. A domestic institution shall cover losses in the previous years as legally required before the outward remittance of profits. Besides, SAFE Circular No. 3 strengthens the examination of authenticity and compliance of outbound direct investment by requiring that when undergoing the registration and outward remittance formalities for outbound direct investment, a domestic entity shall, in addition to submitting relevant materials for examination as required, explain the source of the investment funds and the use of funds (use plan) to the bank, and provide the resolution of the board of directors (or the resolution of partners), contract, or other proof on authenticity of such investment. Banks shall strengthen the examination of authenticity and compliance.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

On July 4, 2014, the SAFE issued Notice of the State Administration of Foreign Exchange on Issues concerning Foreign Exchange Administration of the Overseas Investment and Financing and the Round-tripping Investment Made by Domestic Residents through Special-Purpose Companies (the “SAFE Circular No. 37”) for purposes of making full use of both domestic and foreign resources and markets, further simplifying and facilitating the cross-border capital transactions involved in the investment, financing and round-trip investment activities conducted by domestic PRC residents through special-purpose companies. According to SAFE Circular No. 37, a special-purpose company means an overseas enterprise directly formed or indirectly controlled for investment or financing purposes by a domestic resident (domestic institution or domestic resident individual) with the assets or interests it legally holds in a domestic enterprise, or with the overseas assets and interests it legally holds, and “round-trip investment” refers to the direct investments made in PRC by domestic residents directly or indirectly through special-purpose companies, namely, the behavior of establishing foreign-invested enterprises in PRC by establishment, merger and acquisition, or any other means, and acquiring interests, such as ownership, control, or operating rights, in them. The SAFE Circular No. 37 provides that before making contributing capital to a special-purpose company with its legal assets or interests within or outside PRC, a domestic resident shall complete the foreign exchange registration procedure for such foreign investment.

Then, On June 1, 2015, the SAFE implemented the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment (the “SAFE Circular NO. 13”) requiring PRC residents or entities to register with qualified banks rather than the SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

A modification to the foreign exchange registration is required if there is a material change Where there is any change in the basic information of an overseas special-purpose company which has already been registered such as its domestic resident individual shareholder, name, or term of operation, or where a significant matter occurs such as a capital increase/decrease or equity transfer/replacement by a domestic resident individual, a merger, or a division. Failure to comply with the registration procedures set forth in SAFE Circular No. 37 or the subsequent notices, or failure to truthfully disclose information about the actual controller of the enterprise formed by way of round-trip investment, or to conduct any false representation may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including the inward remittance of profits or dividends, and may also subject relevant PRC residents or entities to administrative penalties under PRC foreign exchange administration regulations.

Regulations Relating to Tax

Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income, which is determined under (i) the Enterprise Income Tax Law of the People’s Republic of China (the “EIT Law”), promulgated by the NPC and implemented in January 2008 and revised in February 2017 and in December 2018, and (ii) the Implementation Rules of the EIT Law promulgated by the State Council and implemented in January 2008 and revised in April 2019. The EIT Law imposes a uniform enterprise income tax rate of 25% on all resident enterprises in the PRC, which in EIT Law refer to enterprises that are established inside China, or which are established under the law of a foreign country (region) but whose actual management institutions are inside China, for their incomes derived from both inside and outside China. The implementation rules of the EIT Law define “actual management institutions” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., of the enterprises”.

Currently, the available guidance for the definition of “actual management institutions” as well as the determination and administration of tax residency status of offshore incorporated enterprises are set forth in the Notice of the State Administration of Taxation on Issues about the Determination of Chinese-Controlled Enterprises Registered Abroad as Resident Enterprises on the Basis of Their Body of Actual Management (the “Circular No. 82”), promulgated by the State Administration of Taxation (the “SAT”) in April 2009, and the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Overseas Incorporated Resident Enterprises (Trial Version, the “Bulletin No. 45”) issued by the SAT in July 2011, which provides guidance on the administration as well as the determination of the tax residency status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the law of a foreign country or territory and that has a PRC company or PRC corporate group as its primary controlling shareholder. According to Circular No. 82, a Chinese-controlled offshore-incorporated enterprise will be regarded as a PRC resident enterprise by virtue of having its “actual management institution” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met:

●	The premises where the senior management and the senior management bodies responsible for the routine production and business management of the enterprise perform their functions are mainly located within China;

●	The financial decisions (about borrowing, lending, financing, financial risk management, etc.) and the personnel decisions (about appointment, dismissal, payment, etc.) of the enterprise are made by the bodies or persons within China or are subject to the approval of the bodies or persons within China;

●	The enterprise’s primary properties, account books, company seals, minutes and archives of the meetings of the board of directors and shareholders are located or preserved within China; and

●	The enterprise’s directors or senior management with 1/2 or more of the voting rights usually lives in China.

Value-Added Tax and Business Tax

Since 2012, the MOF and the SAT have implemented the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain “modern service industries.” According to the implementation circulars released by the MOF and the SAT on the VAT Pilot Plan, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. According to the Notice of the Ministry of Finance and the SAT on Implementing the Pilot Program of Replacing Business Tax with Value-Added Tax in an All-round Manner which became effective on May 1, 2016, the entities and individuals that sell services, intangible assets or immovable properties (hereinafter referred to as “taxable acts”) within the territory of the People’s Republic of China are value-added tax (“VAT”) payers, and shall pay VAT instead of business tax.

According to the Interim Regulations on Value-added Tax, which was promulgated by the PRC State Council on December 13, 1993 and amended in November 2008, February 2016 and November 2017, and the Implementing Rules of the Interim Regulations on Value-added Tax, which were promulgated by the Ministry of Finance (the “MOF”) on December 18, 2008 and subsequently amended by the MOF and the SAT on October 28, 2011, all taxpayers selling goods, services, intangible assets or immovable properties, or providing processing, repairing or replacement services or importing goods within the PRC must pay value-added tax.

Regulations on Dividend Distribution

The principal regulations governing the distribution of dividends of foreign-invested enterprises are included in the Company Law of the PRC, providing that a WFOE, being established as a limited liability company, shall retain certain amount from its profits after the income tax has been paid in accordance with Chinese tax law as statutory reserve funds. The amount retained for the statutory reserve funds shall not be less than 10% of the profits (profits after the income tax has been paid), the withdrawal for statutory reserve funds may stop when the accumulated amount withdrawn has been up to 50% of the registered capital of the enterprise. After the WFOE has withdrawn statutory reserve funds from the after-tax profits, it may, by virtue of a shareholder(s)’s resolution, withdraw discretionary reserve fund from the after-tax profits. After the losses have been made up and reserve funds have been withdrawn, the remaining after-tax profits may be distributed to shareholders. According to the Company Law of the PRC, shareholders shall be distributed with the dividends based on the percentages of the capital that they actually contributed. The exception shall be given if all shareholders agree that they will not be distributed with the dividends based on the percentages of the capital that they contributed.

Regulations on Overseas Listing

On August 8, 2006, six PRC regulatory agencies, including the CSRC, adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and was amended on June 22, 2009. Foreign investors shall comply with the M&A Rules when they purchase equity interests of a domestic company or subscribe to the increased capital of a domestic company and thus change the nature of the domestic company into a foreign-invested enterprise; or when the foreign investors establish a foreign-invested enterprise in the PRC, purchase the assets of a domestic company and operate the assets; or when the foreign investors purchase the assets of a domestic company, establish a foreign-invested enterprise by injecting such assets and operate the assets. The M&A Rules purport to require offshore special purpose companies/vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain approval from the CSRC prior to publicly listing their securities on an overseas stock exchange.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees.

The following individuals are members of the Board and executive management of the Registrant.

Name	Age	Position(s)
Pingting Wang	42	Chief Executive Officer and Director
Changsheng Zheng	57	Chief Financial Officer
Long (Leo) Yi*	45	Independent Director Nominee
Heng (Henry) Wang*	54	Independent Director Nominee
Yongju Wang*	64	Independent Director Nominee
Chen Cheng*	31	Independent Director Nominee

*	This individual has indicated her or his assent to occupy such position upon closing of this offering.

Ms. Pingting Wang served as our CEO and Director since January 2020. She has been serving as the Board Secretary in Anhui Aokai Fa Grease Technology Co., Ltd since June 2013. From April 2019 to present, Ms. Wang serves as the director of China Ruiyuan Holdings Co., Ltd (Hong Kong) and the director of Anhui Zhongruiyuan Biotechnology Co., Ltd. Ms. Wang graduated with a bachelor’s degree from West Anhui University in 2004.

Mr. Changsheng Zheng has been serving as our CFO since April 2019. From 1985, Mr. Zheng served his career successively as the associate accountant and the accounting supervisor in Shucheng County Grain System. He later served as the finance manager in a malt plant directly affiliated to the Shucheng County Grain System. From 1999, Mr. Zheng started as the finance director in Tianjin Dahai Seasoning Co., Ltd. From 200, he went back to the finance department in Shucheng County Grain System and later in 2007, he was in charge of the cost accounting in Anhui Sanle Baby Carriage Co., Ltd. From May 2017 to present, he has been employed at Anhui Aokai Fa Grease Technology Co., Ltd. to be in charge of finance department. Mr. Zheng graduated with a college degree from Hefei Grain Cardre School in 1994.

Mr. Long Yi was appointed to be our director, effective immediately prior to the effective date of the registration statement of which this prospectus forms a part. Mr. Yi has more than 15 years’ experience in accounting and finance. From January 2018 to March 2021, Mr. Yi served as Chief Executive Officer and Chairman of the board of directors of Urban Tea, Inc. (formerly NASDAQ: MYT). During his term in Urban Tea, Inc., he led the company’s successful entry into the tea product distribution and retail business in China. From January 2019 to January 2020, Mr. Yi acted as the Chief Financial Officer of iFresh, Inc. (Nasdaq: IFMK), which is an Asian/Chinese grocery supermarket chain in the North Eastern U.S. providing food and other merchandise hard to find in mainstream grocery stores. From January 2013 to January 2019, Mr. Yi served as Chief Financial Officer of China Commercial Credit, Inc. (formerly NASDAQ: CCCR), a company focusing on providing direct loans, loan guarantees and financial leasing services to small-to-medium sized businesses and individuals in China. From January 2019 to June 2019, Mr. Yi served as Chief Financial Officer and a board member of Bat Group, Inc. (NASDAQ: GLG), a luxurious car leasing business company in China. From June 2010 to August 2012, Mr. Yi served as a senior group financial manager of American Electrical material, a manufacturer of car and mobile phone fuses. From May 2008 to May 2010, Mr. Yi was the senior financial manager in Sutor Technology Group Ltd. (formerly NASDAQ: SUTR), a manufacturer and service provider of fine finished steel products. From July 1998 to August 2003, Mr. Yi worked as an accountant and a key customer manager of China Construction Bank. Mr. Yi is a Certified Public Accountant in the State of Illinois. Mr. Yi received his Bachelor’s degree in Accounting from Northeastern University in 1998, a Master’s degree in Accounting and Finance from University of Rotterdam in 2004, and a graduate diploma in Accounting and Finance from McGill University in 2006.

Mr. Heng (Henry) Wang was appointed to be our director, effective immediately prior to the effective date of the registration statement of which this prospectus forms a part. Mr. Henry Wang has over 25 years of experience in information technology within the financial services industry. He has served as a consultant to TD Ameritrade since July 2006, providing advice on enterprise content management and business process management. He also has been a general manager at Flexiland Inc., responsible for overseeing projects and business management. In addition, Mr. Wang has held senior roles at Merrill Lynch, TD Waterhouse, and TD Ameritrade. Mr. Wang has worked with private and public companies, assisting in technology and business strategy development.Mr. Henry Wang holds a bachelor’s degree in Computer Science from Fudan University and a master’s degree in Computer Information Science from New Jersey Institute of Technology.

Mr. YongjuWang was appointed to be our director, effective immediately prior to the effective date of the registration statement of which this prospectus forms a part. Since January 2013, Mr. Yongju Wang has been working as an advisor to Xizang Mining Company. Prior to that, Mr. Yongju Wang served as a general manager at Xizang Mining Company from 2010 to 2012. Mr. Yongju Wang studied Economics in Jiangxi Economics Management College during 2002 and 2003.

Ms. Chen Cheng was appointed to be our director, effective immediately prior to the effective date of the registration statement of which this prospectus forms a part. She worked as a cashier at Hefei Shengze Information Technology Co., Ltd. since September 2015 and was promoted to the role of sales manager in March 2019 because of her great performance in sales and management skills. Ms. Cheng graduated from Anqing Vocational and Technical College of Finance and Trade in 2009.

Pursuant to our articles of association, as adopted by special resolutions on February 15, 2019, the minimum number of directors shall consist of not less than one person unless otherwise determined by the shareholders in a general meeting. Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if any is held. At any annual general meeting held, our directors will be elected by a majority vote of shareholders eligible to vote at that meeting. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

For additional information, see “Description of Share Capital—Directors.”

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors immediately prior to the effective date of the registration statement of which this prospectus forms a part.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (2021 Revision) of the Cayman Islands imposes a number of statutory duties on a director. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not properly fetter the exercise of future discretion; (iv) duty to exercise powers fairly as between different classes of shareholders; (v) duty to exercise independent judgment; and (vi) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our Articles of Association have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest, including those that may be a material interest, in any contract or arrangement, and following such disclosure and subject to any restriction/disqualification where the interest is material or any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. In comparison, under the Delaware General Corporation Law, a director of a Delaware corporation owes fiduciary duties to the corporation and its stockholders comprised of the duty of care and the duty of loyalty. Such duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. We have the right to seek damages if a duty owed by any of our directors is breached.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Insider Participation Concerning Executive Compensation

Ms. Wang was making all determinations regarding executive officer compensation from the inception of the Company up until the time when our compensation committee is set up (please see discussion below).

Committees of the Board of Directors

Although the Nasdaq Capital Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country, we intend to comply with the Nasdaq Capital Market corporate governance listing standards, as applicable, and have established an audit committee, a compensation committee, and a nominating and corporate governance committee. The appointment to the committees will be effective immediately prior to the effective date of the registration statement of which this prospectus forms a part. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Heng (Henry) Wang, Long (Leo) Yi, and Cheng Chen. Heng (Henry) Wang will be the chairman of our audit committee. We have determined that Heng (Henry) Wang, Long (Leo) Yi, and Cheng Chen will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Heng (Henry) Wang qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Heng (Henry) Wang, Long (Leo) Yi, and Yongju Wang upon the effectiveness of their appointments. Long (Leo) Yi will be the chairman of our compensation committee. We have determined that Heng (Henry) Wang, Long (Leo) Yi, and Yongju Wang will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Heng (Henry) Wang, Chen Cheng, and Yongju Wang upon the effectiveness of their appointments. Wang will be the chairperson of our nominating and corporate governance committee. Heng (Henry) Wang, Chen Cheng, and Yongju Wang satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Corporate Governance

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

Controlled Company

We are and will be a controlled company within the meaning of the Nasdaq Stock Market Rules upon the closing of this offering, as a result, qualify for and intend to continue to rely on exemptions from certain corporate governance requirements for as long as we are a controlled company. Pingting Wang, our Chairman of the Board of Directors and Chief Executive Officer, is currently the beneficial owner of 8,354,000 Class B Ordinary Shares, representing 80.45% of the total voting power, and has the controlling interest of our Company. Upon the closing of this offering, Pingting Wang will own approximately 78.28% of our total voting power. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our ordinary shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their ordinary shares.

Under the Nasdaq listing Rule 5615(c)(1), a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors to be independent, as defined in The NASDAQ Stock Market rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. See “Risk Factors — We are a ‘controlled company’ within the meaning of the Nasdaq listing requirements and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended September 30, 2020 and 2019 to be earned by or paid to our chief executive officer and principal executive officer, our principal financial officer (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year ended September 30,	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total (US$)
Pingting Wang	2020	6,298	0	0	0	0	0	0	6,298
CEO of the Company and Aokai Fa	2019	6,418	0	0	0	0	0	0	6,418

Changsheng Zheng	2020	5,481	0	0	0	0	0	0	5,481
CFO of the Company*	2019		-	-	-	-	-	-	-

*	Mr. Zheng has served as the CFO since April 2019.

Agreements with Named Executive Officers

We have entered into employment agreements with our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.7 to this Registration Statement, we will agree to employ each of our executive officers for a specified time period, which will be renewed upon both parties’ agreement 30 days before the end of the current employment term, and payment of cash compensation and benefits shall become payable when the Company becomes a public reporting company in the US. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

Our employment agreement with Pingting Wang, our CEO, provides for a term of 5 years beginning on January 2020, with an annual salary of RMB44,124 (approximately US$6,298).

Our employment agreement with Changsheng Zheng, our CFO, provides for a term of 5 years beginning on April 2019, with an annual salary of RMB38,400 (approximately US$5,481).

Compensation of Directors

For the fiscal years ended September 30, 2020 and 2019, we did not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

We will enter into letter agreements with each of our directors prior to the effective date of the registration statement of which this prospectus forms a part, the form which is filed as Exhibit 10.8 to this registration statement. Under these agreements, we will agree to indemnify our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of our company.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares as of the date of this prospectus, and as adjusted to reflect the sale of the Class A Ordinary Shares offered in this offering, for

●	each of our directors and executive officers who beneficially own our ordinary shares; and

●	each person known to us to own beneficially more than 5% of our ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 10,122,000 Class A Ordinary Shares and 9,878,000 Class B Ordinary Shares issued and outstanding immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Percentage of beneficial ownership of each listed person after this offering includes ordinary shares outstanding immediately after the completion of this offering.

The number and percentage of ordinary shares beneficially owned after the offering are based on the ordinary shares outstanding following the sale of Class A Ordinary Shares. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of the ordinary shares beneficially owned by a person listed below and the percentage ownership of such person, ordinary shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all ordinary shares shown as beneficially owned by them. As of the date of the prospectus, we have 113 shareholders of record, none of which are located in the United States. We will be required to have at least 300 shareholders at closing in order to satisfy the Nasdaq listing standards.

	Shares Beneficially Owned Prior to the Offering (1)(2)						Shares Beneficially Owned After the Offering (1)(2)
	Class A Ordinary Shares	%	Class B Ordinary Shares	%	% of Total Voting Power Prior to the Offering	% of Total Economic Ownership Prior to the Offering	Class A Ordinary Shares	%	Class B Ordinary Shares	%	% of Total Voting Power After the Offering	% of Total Economic Ownership After the Offering
Directors and Executive Officers:
Pingting Wang, CEO and Chairman	-	-	8,354,000	85.57%	80.45%	41.77%	-	-	8,354,000	85.57%	78.28%	33.42%
Changsheng Zheng, CFO	18,000	*	*	*	*	*	18,000	*	-	-	*	*
Long (Leo) Yi	-	-	-	-	-	-	-	-	-	-	-	-
Henry Wang	-	-	-	-	-	-	-	-	-	-	-	-
Yongju Wang	-	-	-	-	-	-	-	-	-	-	-	-
Chen Cheng	-	-	-	-	-	-	-	-	-	-	-	-
All Directors and Executive Officers	18,000	*	8,354,000	85.57%	80.54%	41.86%	18,000	*	8,354,000	85.57%	78.29%	33.49%
5% Shareholders:
Zhongcheng Biotechnology Limited (3)	-	-	1,524,000	15.43%	14.68%	7.62%	-	-	1,524,000	15.43%	14.28%	6.10%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common shares. All shares represent only common shares held by shareholders as no options are issued or outstanding.
(2)	Each Class A Ordinary Share has one (1) vote per share. Each Class B Ordinary Share has twenty (20) votes per share.
(3)	Zhongcheng Biotechnology Limited is incorporated in British Virgin Islands and is wholly owned by Mr. Tingyin Zhang, our former chairman who resigned from his position of the chairman of the board on January 9, 2020 and his position as our director on February 6, 2020. Mr. Tingyin Zhang may be deemed to have controlling power over Zhongcheng Biotechnology Limited. The registered address of Zhongcheng Biotechnology Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

History of Share Capital

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on February 15, 2019. On February 15, 2019, we issued 20,000,000 Class A Ordinary Shares to certain founder shareholders in connection with entering into the VIE contractual arrangements.

As of the date of this prospectus, our authorized share capital consists of 70,000,000 Class A Ordinary Shares, par value US$0.0005 per share, with 20,000,000 Class A Ordinary Shares issued and outstanding. Holders of Class A Ordinary Shares are entitled to one vote per share. We will issue 5,000,000 Class A Ordinary Shares in this offering.

As of the date of this prospectus, none of our outstanding Class A Ordinary Shares are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with WFOE, Aokai Fa and Its Shareholders

We conduct our business through Aokai Fa, a VIE that we control through a series of contractual arrangements between our PRC subsidiary WFOE, Aokai Fa, and its shareholders. Such contractual arrangements provide us (i) the power to control Aokai Fa, (ii) the exposure or rights to variable returns from our involvement with Aokai Fa, and (iii) the ability to affect those returns through use of our power over Aokai Fa to affect the amount of our returns. Therefore, we control Aokai Fa. For a description of these contractual arrangements, see “Business—Corporate History and Structure.”

On February 15, 2019, we issued 20,000,000 Class A Ordinary Shares to our Beneficial Owners, including some of our executive officers and directors indirectly, in connection with entering into the VIE contractual arrangements, in a private transaction under the Cayman Islands laws, with 8,354,000 Class A Ordinary Shares issued to Pingting Wang, our CEO.

Balances with Related Parties

The amount due from related parties were $60,579 and $58,457 as of March 31, 2021 and September 30, 2020, respectively. The amount due from related parties represented fees that we advanced for shareholders and has been fully repaid in June 2021. The amount due from related parties are interest free, due on demand, and without collateral.

The amount due to related parties were $6,469 and $7,170 as of March 31, 2021 and September 30, 2020, respectively. The balance represented advances from Mr. Tingyin Zhang for payment of our expenses on behalf of us. Mr. Zhang was our former chairman of the board of directors and he resigned the position of chairman on January 9, 2020 and the position of director on February 6, 2020. He was Aokai Fa’s legal representative until July 2, 2019. Currently, Mr. Zhang is a shareholder with more than 5% beneficial ownership of our issued and outstanding shares as of the date of this prospectus. The advances are non-interest bearing and due on demand.

The amount due from related parties were $58,457 and $0 as of September 30, 2020 and 2019, respectively. Due from related parties represent fees the Company paid for shareholders which was fully repaid in June 2021. Due from related parties are interest free, due on demand, and without collateral.

The amount due to related parties consist of the following:

	As of	As of
	September 30, 2020	September 30, 2019
Tingyin Zhang (1)	$7,170	$15,172
Shuguang Chang (2)	-	(1,399)
Total due to related parties	$7,170	$13,773

(1)	The balance represented advances from Mr. Tingyin Zhang, for payment of the Company’s expenses on behalf of the Company. The advances are non-interest bearing and due on demand.

(2)	The balance represented advances made to Mr. Shuguang Chang for travel expenditures. Mr. Chang has been Aokai Fa’s legal representative since July 2, 2019, and is a shareholder of us, a director and general manager of Aokai Fa. The advance was repaid in full to the Company in February 2020.

Employment Agreements

See “Executive Compensation—Agreements with Named Executive Officers.”

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, as adopted by special resolutions on September 17, 2021. A copy of our amended and restated memorandum and articles of association is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “Memorandum” and the “Articles”).

We were incorporated as an exempted company with limited liability under the Companies Act (2021 Revision) (as amended) of the Cayman Islands, or the “Companies Act,” on February 15, 2019. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by section 7(4) of the Companies Act.

Our affairs are governed principally by: (1) our Memorandum and Articles; (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in our Articles, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges.

A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Ordinary Shares

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the Board of Directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Our authorized share capital consists of an aggregate of 90,000,000 Ordinary Shares of par value of US$0.0005 each, of which 70,000,000 shares are designated as Class A Ordinary Shares of par value of US$0.0005 each and 20,000,000 shares are designated as Class B Ordinary Shares of par value of US$0.0005 each, and 10,000,000 preferred shares of par value of US$0,0005 each. Subject to the provisions of the Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to our share capital. No share may be issued at a discount except in accordance with the provisions of the Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time by the holder. The right to convert are exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. The number of Class B Ordinary Shares held by a holder will be automatically and immediately converted into an equal and corresponding number of Class A Ordinary Shares upon any direct or indirect sale, transfer, assignment or disposition of such number of Class B Ordinary Shares by the holder or an affiliate or such holder or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise to any person or entity that is not an affiliate of such holder. For the avoidance of doubt, the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of Class B Ordinary Shares to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third-party right is enforced and results in the third party holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to the related Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares. Any conversion of Class B Ordinary Shares into Class A Ordinary Shares shall be effected by means of the re-designation of each relevant Class B Ordinary Share as a Class A Ordinary Share. All Class B Common shares will be automatically converted into the same number of Class A Ordinary Shares as soon as the Class B Shareholder beneficially owns less than 493,900 Class B Ordinary Shares.

Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Save and except for voting rights and conversion rights as set out in the amended and restated memorandum of association, the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu and shall have the same rights, preferences, privileges and restrictions.

As of the date of this prospectus, there are 10,122,000 Class A Ordinary Shares issued and outstanding and 9,878,000 Class B Ordinary Shares issued and outstanding. At the completion of this offering, there will be 15,122,000 Class A Ordinary Shares issued and outstanding held by at least 300 shareholders and beneficial owners which is the minimum requirement by Nasdaq Capital Market.

Listing

We have applied to list the Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “HUAK”

Transfer Agent and Registrar

Our transfer agent and registrar is Vstock Transfer, LLC with offices located at 8 Lafayette Place, Woodmere, New York, 11598

Dividends

Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors (and for the avoidance of doubt, no dividend shall be declared by the shareholders unless previously recommended by the directors).

Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to our amended and restated memorandum and articles of association, each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to twenty (20) votes on all matters subject to vote at our general meetings. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking paripassu with the existing shares of that class.

Alteration of Share Capital

Subject to the Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	subdivide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the subdivision, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of 10 percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years from the date of declaration of such dividend shall be forfeited and revert to the company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary of us and that the particular shares have been forfeited or surrendered on a particular date. Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Companies Act.

Redemption and Purchase of Own Shares

Subject to the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Subject to any applicable set forth in the Articles and provided that a transfer of ordinary shares complies with applicable rules of Nasdaq Capital Market, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors.

The Class A Ordinary Shares sold in this offering will be traded on the Nasdaq in book-entry form and may be transferred in accordance with the Company’s Articles and Nasdaq’s rules and regulations.

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into the register of members of the Company.

Where the ordinary shares in question are not listed on or subject to the rules of Nasdaq Capital Market, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary shares that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such ordinary shares unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of ordinary shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the ordinary shares transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within two months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. However, the registration of transfers may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under the Companies Act to inspect or obtain copies of our register of members or our corporate records. However, the board of directors may determine from time to time whether and to what extent Huake’s accounting records and books shall be open to inspection by shareholders who are not members of the board of directors.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings. As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as a shareholder of Huake at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to Huake in respect of the shares that such shareholder holds must have been paid.

The directors may convene general meetings whenever they think fit. The Companies Act provides shareholders a limited right to request a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s articles of association. However, these rights may be provided in a company’s articles of association. Huake’s Articles provide that upon the requisition of one or more shareholders representing not less than 10% of the voting rights entitled to vote at general meetings, the directors will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

At least 7 days’ notice of an extraordinary general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of two or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within two hours from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case it shall stand adjourned to the next business day at the same time and place or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than 10 percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for all holders of Class A Ordinary Shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A Ordinary Shares.

Huake will give notice of each general meeting of shareholders by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, Nasdaq and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

The remuneration of the directors shall be determined by the shareholders by ordinary resolution, except that the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed with or without cause by ordinary resolution. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the Articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq Listing Rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq Listing Rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Companies Act, our Memorandum and Articles, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our amended and restated memorandum or articles. However, to the extent allowed by the Companies Act, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the Articles and any other sanction required by the Companies Act, pass a special resolution (requiring two-third majority vote) allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

The Class A Ordinary Shares offered in this offering will be held through DTC, and DTC or Cede & Co., as nominee for DTC, will be recorded in the register of members as the holder of our Class A Ordinary Shares.

Under the Companies Act, we must keep a register of members that includes:

●	the names and addresses of our shareholders, a statement of the class and number of shares held by each shareholder, and of the amount paid or agreed to be considered as paid, on the shares of each shareholder;

●	the date on which the name of any person was entered on the register as a shareholder; and the date on which any person ceased to be a shareholder.

Under the Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of Huake, the person or shareholder aggrieved (or any shareholder of Huake or Huake itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and non-Cayman Islands companies.

For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be approved by the directors of each constituent company and filed with the Cayman Islands Registrar of Companies together with a declaration as to: (1) the solvency of the consolidated or surviving company, (2) the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies, (3) no petition or other similar proceeding has been filed and remains outstanding and no order or resolution to wind up the company in any jurisdiction, (4) no receiver, trustee, administrator or similar person has been appointed in any jurisdiction and is acting in respect of the constituent company, its affairs or property, (5) no scheme, order, compromise or similar arrangement has been entered into or made in any jurisdiction with creditors, (6) a list of the assets and liabilities of each constituent company, (7) the non-surviving constituent company has retired from any fiduciary office held or will do so, (8) that the constituent company has complied with any requirements under the regulatory laws, where relevant, and (9) an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation (which, if not agreed between the parties, may be determined by the Grand Court of the Cayman Islands) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	Huake is not proposing to act illegally or ultra vires and the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority”.

When a takeover offer is made and accepted by holders of 90% in value of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations.

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles provide that no director, alternate director or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or willful default of such director or officer.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by any director or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Companies Act, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owe three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in good faith in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred and not for a collateral purpose, (c) a duty to avoid fettering his or her discretion in the future, (d) a duty to avoid conflicts of interest and of duty, (e) duty to exercise independent judgment, and (f) duty to exercise powers fairly as between the different sections of shareholders. However, this obligation may be varied by the company’s articles of association, which may permit a director to vote on a matter in which he has a personal interest provided that he has disclosed that nature of his interest to the board of directors. Huake’s Articles provides that a director must disclose the nature and extent of his or her interest in any transaction or arrangement including those that may be a material interest, and following such disclosure and subject to any restriction/disqualification where the interest is material or any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our Articles, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Companies Act, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Companies Act does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owe duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Companies Act and our Articles, the Company may be wound up by a special resolution of our shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting). If the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act our Articles generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution of our shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).

Anti-Money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Economic Substance Legislation of the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act, (2021 Revision) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019, onwards. As we are a Cayman Islands company, compliance obligations include filing annual notifications for the Company, which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. As it is a new regime, it is anticipated that the Substance Act will evolve and be subject to further clarification and amendments. We may need to allocate additional resources to keep updated with these developments, and may have to make changes to our operations in order to comply with all requirements under the Substance Act. Failure to satisfy these requirements may subject us to penalties under the Substance Act.

Data Protection — Privacy Notice

Scope

The legal basis for this notification is to meet the standards required in respect of, and ensure compliance with, the requirements of the Cayman Islands’ Data Protection Act, 2021 or the “DPA,” which came into effect in the Cayman Islands on 30 September 2019. This privacy notice puts investors in the Company on notice that through your investment into the Company you may provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). The Company collects, uses, discloses, retains and secures personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. The Company will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct the activities of the Company on an ongoing basis or to comply with legal and regulatory obligations to which the Company is subject. The Company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data. In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to the Company.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

What rights do individuals have in respect of personal data?

Under the DPA, individuals must be informed of the purposes for which their personal data is processed and this privacy notice fulfils the Company’s obligation in this respect.

Individuals have rights under the DPA in certain circumstances. These may include the right to request access to their personal data, the right to request rectification or correction of personal data, the right to request that processing of personal data be stopped or restricted and the right to require that the Company cease processing personal data for direct marketing purposes.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling: +1 (345) 946-6283 or by email at info@ombudsman.ky.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through the address and telephone number of our principal executive office. Our principal website is http://aokaifa.ns2.mfdns.com/. The information contained in, or accessible through, our website is not incorporated into this prospectus or the registration statement of which it forms a part.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Class A Ordinary Shares, and we have made an application for the Class A Ordinary Shares to be listed on the Nasdaq Capital Market, a regular trading market for our Class A Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Class A Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future. We will issue 5,000,000 Class A Ordinary Shares in this offering, representing approximately 33.06% of our outstanding Class A Ordinary Shares upon completion of this offering. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Rule 144

All of our Class A Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding, in the form of Class A Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the Class A Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

TAXATION

People’s Republic of China Enterprise Taxation

Unless otherwise noted in the following discussion, this section is the opinion of Docvit, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of People’s Republic of China Enterprise Taxation below.

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

Enterprise Income Tax

According to the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which was promulgated by the Standing Committee of the National People’s Congress on March 16, 2007, and became effective on January 1, 2008, and then amended on February 24, 2017 and further amended on December 29, 2018, and the Implementation Rules of the EIT Law, or the Implementation Rules, which were promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, and then amended on April 23, 2019, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions or establishments in the PRC pay enterprise income tax on the incomes obtained by such institutions in the PRC and on the income occurring outside the PRC but having substantial connection with their institutions or establishments in the PRC at the rate of 25%. Non-resident enterprises with no institutions or establishments in the PRC, and non-resident enterprises with income having no substantial connection with their institutions or establishments in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.

We are an exempted company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiary. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Huake does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Huake and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as an exempted company, the key assets and records of Huake Holding Biology Co., LTD, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Huake Holding Biology Co., LTD and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. We are unable to provide a “will” opinion because Docvit, our PRC counsel, believes that it is more likely than not that the Company and its offshore subsidiaries would be treated as a non-resident enterprise for PRC tax purposes because they do not meet some of the conditions out lined in SAT Notice. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore we believe that it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income.

See “Risk Factors—Risks Relating to Doing Business in the PRC— Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

Currently, as resident enterprises in the PRC, WFOE and Aokai Fa are subject to the enterprise income tax at the rate of 25%. Our Company pays an EIT rate of 25% for Aokai Fa. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that Aokai Fa is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Class A Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of the Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.

Value-added Tax

Pursuant to the Provisional Regulations on Value-Added Tax of the PRC, or the VAT Regulations, which were promulgated by the State Council on December 13, 1993, and took effect on January 1, 1994, and were amended on November 10, 2008, February 6, 2016, and November 19, 2017, respectively, and the Rules for the Implementation of the Provisional Regulations on Value Added Tax of the PRC, which were promulgated by the MOF, on December 25, 1993, and were amended on December 15, 2008, and October 28, 2011, respectively, entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the People’s Republic of China are taxpayers of value-added tax. The VAT rate is 17% for taxpayers selling goods, labor services, or tangible movable property leasing services or importing goods, except otherwise specified; 11% for taxpayers selling transport services, postal services, basic telecommunications services, construction services, or real property leasing services, selling real property, transferring land use right, or selling or importing relevant goods as specifically specified; 6% for taxpayers selling services or intangible assets, except otherwise specified.

According to Provisions in the Notice on Adjusting the Value added Tax Rates (CaiShui [2018] No. 32), or the Notice, issued by the SAT and the MOF, where taxpayers make VAT taxable sales or import goods, the applicable tax rates shall be adjusted from 17% to 16% and from 11% to 10%, respectively. The Notice took effect on May 1, 2018, and the adjusted VAT rates took effect at the same time.

The Notice of the Ministry of Finance and the State Administration of Taxation on Implementing the Pilot Program of Replacing Business Tax with Value-Added Tax in an All-round Manner on March 23, 2016, which took effect on May 1, 2016. Pursuant to such circular, the Value Added Tax Pilot Program has been applicable nationwide since May 1, 2016.

According to the VAT Regulations and the related rules, as of the date of this prospectus, as taxpayers selling services, Aokai Fa and its consolidated affiliated entities are generally subject to 9% VAT rate.

Dividend Withholding Tax

The Enterprise Income Tax Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009, by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Questions regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018, by the SAT and took effect on April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of his or her income in 12 months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

As of the date of this prospectus, when considered as a non-PRC resident investor, which is much more likely to happen than not, Ruiyuan HK shall be subject to the dividend withholding tax at the rate of 10%. (See “Risk Factors” and “Taxation.”) Upon identified as the Hong Kong resident enterprise stipulated by the Double Tax Avoidance Arrangement and other applicable laws, the withholding tax may be reduced to 5%.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5% for each of the years ended September 30, 2020 and 2019.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

As a Cayman Islands exempted company with limited liability, we are entitled, upon application, to receive an undertaking as to tax concessions pursuant to Section 6 of the Tax Concessions Act (As Revised). This undertaking would provide that, for a period of 20 years from the date of issue of the undertaking, no law thereafter enacted in the Cayman Islands imposing any taxes to be levied on profits, income, gains or appreciation will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of the shares, debentures or other obligations of our Company or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by our Company to its members or a payment of principal or interest or other sums due under a debenture or other obligation of our Company. If we otherwise were to become subject to taxation in the Cayman Islands, our financial condition and results of operations could be materially and adversely affected.

Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

There is no income tax treaty or convention currently in effect between the United States and the Cayman Islands.

United States Federal Income Taxation

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	advertising investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Class A Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Shares);

●	persons who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Class A Ordinary Shares through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Class A Ordinary Shares; or

●	persons holding our Class A Ordinary Shares through a Trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Class A Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Class A Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Ordinary Share and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the PFIC (defined below) rules discussed below, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC (defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. However, we must make a separate determination each year as to whether we are a PFIC, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating Aokai Fa as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with Aokai Fa, and as a result, we are treating Aokai Fa as our wholly-owned subsidiary for U.S. federal income tax purposes. If we are not treated as owning Aokai Fa for United States federal income tax purposes, we would likely be treated as a PFIC. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Class A Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares.

Underwriting

In connection with this offering, we will enter into an underwriting agreement with EF Hutton, division of Benchmark Investments, LLC (the “Representative”), as the representative of the underwriters. with respect to the Class A Ordinary Shares being offered. Under the terms and subject to the conditions contained in the underwriting agreement, the underwriters has agreed to purchase:

Name:	Number of Class A Ordinary Shares:
EF Hutton, division of Benchmark Investments, LLC

Total:	5,000,000

The underwriters are offering the Class A Ordinary Shares subject to its acceptance of the ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the Underwriter to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to customary conditions, representations and warranties contained in the underwriting agreement. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such Class A Ordinary Shares are taken, other than the ordinary shares covered by the Representative’s option to purchase additional Class A Ordinary Shares described below.

The underwriters initially proposes to offer the Class A Ordinary Shares directly to the public at the public offering price listed on the cover page of this prospectus. The underwriters may make offers and sales both inside and outside the United States through its selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

Over-allotment Option

We have granted to the Representative an option, exercisable for 45 days from the closing of this offering, to purchase up to an additional 15% of the total number of Class A Ordinary Shares sold in this offering at the public offering price listed on the cover page of this prospectus, less underwriter’s discounts and commissions. The Representative is not obligated to purchase the Class A Ordinary Shares covered by the over-allotment option. If the option is exercised, the Representative will become obligated, subject to certain conditions, to purchase additional Class A Ordinary Shares.

Underwriting Compensation

Except as disclosed in this prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, Inc. (“FINRA”), to be underwriting compensation under its rule of fair price.

Discount

The underwriting discount is equal to the public offering price per share, less the amount paid by the underwriters to us per share. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the shares to the underwriters at the initial offering price of $5 per share, which is the midpoint of the range set forth on the cover page of this prospectus, less a 6.5% underwriting discount.

The following table shows the per-share price and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the Representative’s option to purchase additional ordinary shares.

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option
Discounts	$0.325	$1,625,000	$1,868,750

Net proceeds to us	$4.675	$23,375,000	$26,881,250

Expense Reimbursement

We have agreed to pay or reimburse the Representative for certain of the Representative’s out-of-pocket expenses relating to the offering, including all reasonable fees and expenses of the Representative’s outside legal counsel not to exceed $100,000. All fees already paid shall be reimbursable to us to the extent not actually incurred.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.41 million.

Right of First Refusal

Until twelve (12) months following the closing of the Offering, the Representative shall have a right of first refusal on at least equal commercial terms to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of the equity or assets of the Company.

Lock-up Agreements

Each of our executive officers and directors and 5% or more holders of all of our shares outstanding prior to the effective date of this offering, have agreed with the Representative not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any ordinary shares or securities convertible into, exchangeable or exercisable for any ordinary shares, without the prior written consent of the Representative for a period of 180 days after the date of this prospectus.

No Sales of Similar Securities

The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of the Representative, it will not, for a period of 180 days after the date of this Agreement (the “Lock-Up Period”) (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv)_above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

Price Stabilization

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our ordinary shares. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than they are obligated to purchase under the underwriting agreement, creating a short position in our shares. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of ordinary shares in the over-allotment option. To close out a short position or to stabilize the price per share of our ordinary shares, the underwriters may bid for, and purchase, shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of ordinary shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriters sell more than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Finally, the underwriters may bid for, and purchase, ordinary shares in market making transactions, including “passive” market making transactions as described below.

The foregoing transactions may stabilize or maintain the market price of our ordinary shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Capital Market or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in ordinary shares on the Nasdaq Capital Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act of 1934. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our common share and or warrants in excess of the highest independent bid price by persons who are not passive market makers; net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common share during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Passive market making may stabilize or maintain the market price of our ordinary shares at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and the Exchange Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Determination of Offering Price

Prior to this offering, there has not been a public market for our ordinary shares. The public offering price of the ordinary shares offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the ordinary shares were:

●	Our history and our prospects;

●	Our financial information and historical performance;

●	The industry in which we operate;

●	The status and development prospects for our products and services;

●	The experience and skills of our executive officers; and

●	The general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the ordinary shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the ordinary shares can be resold at or above the public offering price.

Listing

We have applied for the listing of our ordinary shares on The Nasdaq Capital Market under the symbol “HUAK.”

Electronic Distribution

A prospectus in electronic format will be made available on the websites maintained by the underwriters. The underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of Class A Ordinary Shares for sale to their online brokerage account holders. Class A Ordinary Shares to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, Class A Ordinary Shares may be sold by the Underwriters to securities dealers who resell Class A Ordinary Shares to online brokerage account holders.

Other Relationships

The Representative is a full service financial institution engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The underwriters may in the future perform a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriters, its affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and other financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve assets, securities and/or instruments of ours or our affiliates. The underwriters and its affiliates, directors, officers and employees may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions outside the United States

Notice to Prospective Investors in Canada

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Notice to Prospective Investors in the Cayman Islands

We are not licensed to conduct investment business in the Cayman Islands by the Cayman Islands Monetary Authority and this prospectus does not constitute an offer to members of the public of our ordinary shares, whether by way of sale or subscription, in the Cayman Islands. The ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands. Our ordinary shares have not been offered or sold, will not be offered or sold and no invitation to subscribe for our ordinary shares will be made, directly or indirectly, to members of the public in the Cayman Islands.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 within, and/or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) (all such persons together being referred to as “relevant persons”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in China and the ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of China except pursuant to applicable laws, rules and regulations of China. For the purpose of this paragraph only, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Hong Kong

The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to our ordinary shares be issued or may be in possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Taiwan

The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee, all amounts are estimates.

SEC registration fee	$3,136.25
Nasdaq Capital Market Listing Fee	$55,000.00
FINRA	$3,950.00
Transfer Agent and Registrar fees and expenses	$15,000.00
Legal fees and expenses	$430,000.00
Printing fees and expenses	$18,000.00
Accounting fees and expenses	$660,000.00
Miscellaneous fees and expenses	$226,000.00
Total	$1,411,086.25

These expenses will be borne by us. Underwriting discounts and commissions will be borne by us in proportion to the numbers of Class A Ordinary Shares sold in the offering.

LEGAL MATTERS

The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman LLP. Certain legal matters as to United States Federal and New York State law in connection with this offering will be passed upon for us by Hunter Taubman Fischer & Li LLC. Certain legal matters with respect to U.S federal and New York State law in connection with this offering will be passed upon for the Representative by Ortoli Rosenstadt LLP. Legal matters as to PRC law will be passed upon for us by Docvit.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

EXPERTS

The consolidated financial statements for the years ended September 20, 2020 and 2019, included in this prospectus have been so included in reliance on the report of Prager Metis CPAs, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Prager Metis CPAs, LLC is located at 401 Hackensack Avenue 4th Floor, Hackensack, NJ 07601.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Class A Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

HUAKE HOLDING BIOLOGY CO., LTD

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Huake Holding Biology Co., LTD

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Huake Holding Biology Co., LTD and subsidiaries (“the Company”) as of September 30, 2020 and 2019, and the related consolidated statements of comprehensive income, shareholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2020, and related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Prager Metis CPAs, LLC

We have served as the Company’s auditor since 2018

Hackensack, New Jersey

June 29, 2021, except for Note 6, Note 9, Note 15 and Note 16, to which the date is on September 20, 2021

Huake Holding Biology Co., LTD and Subsidiaries

Consolidated Balance Sheets

	September 30, 2020	September 30, 2019

ASSETS

Current Assets
Cash	$148,596	$28,637
Restricted cash	-	41,262
Account receivable, net	5,377,732	1,959,863
Due from related parties	58,457	-
Inventories	4,639,848	2,819,014
Advance to suppliers	7,687,914	10,628,732
Prepaid expense and other current assets	108,906	109,126
Total current assets	18,021,453	15,586,634

Deferred tax asset	114,938	-
Deposit for property purchase	1,391,835	-
Property and equipment, net	1,718,835	1,755,103

Total Assets	$21,247,061	$17,341,737

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$166,898	$76,815
Taxes payable	5,159,927	3,904,040
Accrued expenses and other current liabilities	192,411	84,087
Due to related parties	7,170	13,773
Total current liabilities	5,526,406	4,078,715

Total Liabilities	5,526,406	4,078,715

Shareholders’ Equity
Preferred shares, $0.0005 par value, 10,000,000 shares authorized; 0 shares issued and outstanding as of September 30, 2020 and 2019, respectively	-	-
Class A Ordinary Shares, $0.0005 par value, 70,000,000 shares authorized; 10,122,000 shares issued and outstanding as of September 30, 2020 and 2019, respectively	5,061	5,061
Class B Ordinary Shares, $0.0005 par value, 20,000,000 shares authorized; 9,878,000 shares issued and outstanding as of September 30, 2020 and 2019, respectively	4,939	4,939
Additional paid in capital	6,649,038	6,649,038
Retained earnings	9,378,339	7,674,436
Accumulated other comprehensive loss	(316,722)	(1,070,452)
Total shareholders’ equity	15,720,655	13,263,022
Total Liabilities and Shareholders’ Equity	$21,247,061	$17,341,737

The accompanying notes are an integral part of these consolidated financial statements.

Huake Holding Biology Co., LTD and Subsidiaries

Consolidated Statements of Comprehensive Income

	For the years ended September 30,
	2020	2019

Revenue	$14,636,348	$13,929,469
Cost of Goods Sold	11,650,058	11,174,901
Gross Profit	2,986,290	2,754,568

Operating expenses
Selling expenses	135,601	125,312
General and administrative	688,042	590,139
Total operating expenses	823,643	715,451

Operating Income	2,162,647	2,039,117

Other income
Subsidy income	2,284	40,784
Collection of bad debt	99,920	50,907
Total other income	102,204	91,691

Income before income taxes	2,264,851	2,130,808

Income taxes	560,948	519,975

Net Income	1,703,903	1,610,833

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	753,730	(538,022)
Total Comprehensive Income	$2,457,633	$1,072,811

Loss per share - basic and diluted	$0.09	$0.08

Weighted average shares-basic and diluted	20,000,000	20,000,000

The accompanying notes are an integral part of these consolidated financial statements.

Huake Holding Biology Co., LTD and Subsidiaries

Consolidated Statement of Shareholders’ Equity

	Preferred Shares		Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in	Retained	Accumulated Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Loss	Total

Balance at September 30, 2018	-	$-	10,122,000	$5,061	9,878,000	$4,939	$6,607,003	$6,063,603	$(532,430)	$12,148,176

Capital contribution	-	-	-	-	-	-	42,035	-	-	42,035
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(538,022)	(538,022)
Net income	-	-	-	-	-	-	-	1,610,833	-	1,610,833

Balance at September 30, 2019	-	-	10,122,000	5,061	9,878,000	4,939	6,649,038	7,674,436	(1,070,452)	13,263,022

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	753,730	753,730
Net income	-	-	-	-	-	-	-	1,703,903	-	1,703,903

Balance at September 30, 2020	-	$-	10,122,000	$5,061	9,878,000	$4,939	$6,649,038	$9,378,339	$(316,722)	$15,720,655

The accompanying notes are an integral part of these consolidated financial statements.

Huake Holding Biology Co., LTD and Subsidiaries

Consolidated Statements of Cash Flows

	For the years ended September 30,
	2020	2019
OPERATING ACTIVITIES
Net income	$1,703,903	$1,610,833
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	125,280	125,734
Bad debt provision	299,183	4,928
Changes in Operating Assets and Liabilities:
Accounts receivable	(3,511,490)	2,841,262
Advance to suppliers	3,393,446	(4,884,222)
Inventory	(1,620,595)	(737,715)
Prepaid rent	5,790	214,810
Deferred tax asset	(111,394)	-
Accounts payable	83,380	24,066
Advance from customers	-	(91,287)
Taxes payable	1,017,604	833,735
Accrued expenses and other current liabilities	100,686	8,020
Net cash provided by (used in) operating activities	1,485,793	(49,836)

INVESTING ACTIVITIES
Purchase of property and equipment	(416)	(32,581)
Deposit for property purchase	(1,348,921)	-
Net cash used in investing activities	(1,349,337)	(32,581)

FINANCING ACTIVITIES
Proceeds from related parties	8,802	-
Repayment to related parties	(72,560)	-
Capital contribution	-	42,394
Net cash (used in) provided by financing activities	(63,758)	42,394

Effect of exchange rate change on cash and restricted cash	5,999	(2,888)

Net increase (decrease) in cash and restricted cash	78,697	(42,911)

Cash and restricted cash, beginning of year	69,899	112,810

Cash and restricted cash, end of year	$148,596	$69,899

Supplemental disclosure of cash flow information:
Cash paid during the years for:
Income taxes	$-	$1,247
Interest	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

Huake Holding Biology Co., LTD and Subsidiaries

Notes to Consolidated Financial Statements

1.	Organization and Nature of Operations

Business

Huake Holding Biology Co., Ltd (the “Company” or “Huake”), through its wholly owned subsidiaries and entities controlled through contractual agreements, engages in manufacturing and selling camellia oil and related products in mainland China.

Organization

Huake was established in February 2019 in the Cayman Islands.

China Ruiyuan Holding Co., Ltd (“Ruiyuan”) was established in March 2019 in Hong Kong. Ruiyuan is a wholly owned subsidiary of Huake.

Anhui ZhongruiyuanBiology Co., Ltd (“Zhongruiyuan”) was established in May 2019 in People’s Republic of China (“PRC”). Zhongruiyuan is a wholly owned subsidiary of Ruiyuan.

Anhui Aokai Fa Grease Technology Co., Ltd. (“AoKai Fa” or “VIE”) was established in 2011 in PRC. AoKai Fa is a manufacturer of camellia oil and offers its products through wholesalers in mainland China.

Prior to the reorganization described below, shareholders of AoKai Fa were the ultimate controlling shareholder of Huake.

Reorganization

A reorganization of the legal structure of the Company (“Reorganization”) was completed on August 18, 2019. The reorganization involved the formation of Huake, Ruiyuan and Zhongruiyuan, and signed contractual agreements between Zhongruiyuan and AoKai Fa. Consequently, Huake became the ultimate holding company of all other entities mentioned above.

On May 25, 2019 and August 18, 2019, Zhongruiyuan entered into a series of contractual arrangements with AoKai Fa and its shareholders. These agreements include an Exclusive Option Agreement, Exclusive Business Cooperation Agreement, Equity Interest Pledge Agreements and Power of Attorneys (collectively “VIE Agreements”). Pursuant to the VIE Agreements, Zhongruiyuan has the exclusive right to provide AoKai Fa services related to business operations including technical and management consulting services. All the above contractual arrangements obligate Zhongruiyuan to absorb all of the risk of loss and receive all income from business activities of AoKai Fa. In essence, Zhongruiyuan has gained effective control over AoKai Fa. Therefore, the Company believes that AoKai Fa should be considered as a Variable Interest Entity (“VIE”) under the Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 “Consolidation”.

The Company together with its wholly owned subsidiaries and its VIE are effectively controlled by the same shareholders before and after the Reorganization and therefore the Reorganization is considered as an acquisition of entities under common control. The accounts of the Company, its subsidiaries and VIE have been accounted for at historical cost as of the beginning of the first period presented in the accompanying consolidated financial statements.

The following diagram illustrates our current corporate structure:

The VIE contractual arrangements

The Company’s main operating entities, AoKai Fa, is controlled through contractual arrangements in lieu of direct equity ownership by the Company.

A VIE is an entity that either has a total equity investment that is insufficient to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary of, and must consolidate, the VIE.

Zhongruiyuan is deemed to have a controlling financial interest in and be the primary beneficiary of AoKai Fa because it has both of the following characteristics:

●	The power to direct activities at AoKai Fa that most significantly impact such entity’s economic performance, and

●	The obligation to absorb losses of, and the right to receive benefits from, AoKai Fa that could potentially be significant to such entity.

Pursuant to the contractual arrangements, AoKai Fa pays service fees equal to all of their net profit after tax payments to Zhongruiyuan . At the same time, Zhongruiyuan is obligated to absorb all of their losses. Such contractual arrangements are designed so that the operation of AoKai Fa for the benefit of Zhongruiyuan and ultimately, the Company.

Risks associated with the VIE structure

The Company believes that the contractual arrangements with its VIE and the VIE’s shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

●	revoke the business and operating licenses of the Company’s PRC subsidiary and VIE;

●	discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIE;

●	limit the Company’s business expansion in China by way of entering into contractual arrangements;

●	impose fines or other requirements with which the Company’s PRC subsidiary and VIE may not be able to comply;

●	require the Company or the Company’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations; or

●	restrict or prohibit the Company’s use of the proceeds from public offering to finance the Company’s business and operations in China.

The Company’s ability to conduct its consulting services business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIE in its consolidated financial statements as it may lose the ability to exert effective control over the VIE and its shareholders and it may lose the ability to receive economic benefits from the VIE. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiary and its VIE. The Company, Ruiyuan and Zhongruiyuan are essentially holding companies and do not have active operations as of September 30, 2020. As a result, total assets and liabilities presented on the Consolidated Balance Sheets and revenue, expenses, and net income presented on the Consolidated Statement of Comprehensive Income as well as the cash flows from operating, investing and financing activities presented on the Consolidated Statement of Cash Flows are substantially the financial position, operation and cash flow of the Company’s VIE, AoKai Fa. The Company has not provided any financial support to the VIE as of September 30, 2020.

COVID-19 Impact

Due to the outbreak of COVID-19, the Company’s operations and financial performance has been negatively impacted in the following ways:

●	In terms of the impact on us and the agricultural machinery, parts and equipment industry in China, after the COVID-19 outbreak began in China in December 2019, many Chinese villages were locked down to control the spread of the disease. Our factories and facilities as well as our suppliers were closed down on January 24, 2020 due to Chinese Lunar New Year holiday and we reopened on February 20, 2020, two weeks later than normally expected.

●	Our manufacturing activities depend on a wide array of raw materials such as camellia seeds, and many others. We have not witnessed a surge in the price of our raw materials as compared to that of the same period of last fiscal year since the outbreak of COVID-19 pandemic. While our suppliers are back to normal levels of activity, the ongoing COVID-19 crisis may have significant and still not well-understood impacts on the agricultural sector, such as logistics and other disruptions, including shortages of raw materials and delivery problems.

●	Although our supply chains and our ability to manufacture are up and running, the foregoing developments, could adversely affect our ongoing operations; as farms struggle to recover from the effects of the COVID-19 pandemic, there may be less demand for our products, and we may see decreased and cancelled orders.

2.	Summary of Significant Accounting Policies

Principles of Consolidation and Basis of presentation

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of Huake and its wholly owned subsidiaries and VIE. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, inventories, advances to suppliers, useful lives of property, plant and equipment, the recoverability of long-lived assets, recognition and measurement of deferred income taxes and valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to our financial statements.

Cash

Cash includes cash on hand and demand deposits placed with banks in China.  Deposits in banks in the PRC are not protected by FDIC insurance or any other similar insurance. The Company has not experienced any losses in such accounts.

Restricted Cash

Restricted cash represented the cash balance in one bank account which was frozen per court order. The lien was released in February 2020. (See Note 14)

Accounts Receivable

Accounts receivable are generated primarily through sales to wholesalers and are stated at invoiced amount, net of an allowance for doubtful accounts and bear no interest. A provision for doubtful accounts is determined based on a specific review of outstanding customer balances and historical customer write-off amounts and is charged to operations at the time management determines these accounts may become uncollectible.

The Company establishes an individualized credit and collection policy based on each individual customer’s credit history. The Company does not have a uniform policy that applies equally to all customers.  The collection period usually ranges from three months to twelve months. The Company grants extended payment terms only when the Company believes that the payment will be collectible at the end of the term. The Company grants extended payment terms to customers based on the following factors: (a) whether or not the Company views a real need, from the customer’s perspective, for the extension and (b) how critical the Company’s relationship with the customer and is the customer the Company’s long-term business.

The Company reviews the accounts receivable on a periodic basis and based on its reviews, the Company recorded allowance for doubtful accounts of $328,134 and $18,460 as of September 30, 2020 and 2019, respectively and recorded bad debt expense of $299,183 and $4,928 for the years ended September 30, 2020 and 2019.

Advance to suppliers

Advance to suppliers represent prepayments for raw materials which have not been received. The balance of the advance to suppliers is reduced and reclassified to inventories when the raw materials are received and pass quality inspection. The Company reviews its advance to suppliers on a periodic basis and makes general and specific allowances when there is a doubt as to the ability of a supplier to refund an advance or provide merchandise to the Company.

Inventory

The Company’s inventories, including raw materials, finished goods and packing materials, are stated at the lower of cost or net realizable value using weighted-average method. Costs of finished goods include the cost of raw materials, direct labor and related production overhead.

The Company periodically reviews its inventory to identify and record reserves for slow moving or obsolete inventory at each reporting date. For the years ended September 30, 2020 and 2019, the Company did not make provision for inventory in regard to slow moving or obsolete items.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Repairs that significantly extend the lives of equipment are capitalized, while routine repairs and maintenance are expensed when incurred. When property and equipment are retired, sold, or otherwise disposed of, the resulting gain or loss is recognized in selling, general and administrative expense in our statements of comprehensive income and the corresponding cost and accumulated depreciation is removed from our balance sheet. Depreciation is computed using the straight-line method over the estimated lives of the related assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the lease term.

Useful life
Property and buildings	16-20 years
Machinery and equipment	10–20 years
Office equipment and furniture	5–10 years

Impairment of Long-Lived Assets

The Company assesses its long-lived assets, principally property and equipment, for possible impairment whenever events or changes in circumstances, such as unplanned negative cash flows, indicate the carrying value of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If circumstances indicate impairment, the carrying amount of the asset is written down to fair value. The Company identified no such impairment losses during the years ended September 30, 2020 and 2019.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), that replaces existing revenue recognition guidance. The new standard requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, Topic 606 requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company adopted the new accounting standard, Topic 606, Revenue from Contracts with Customers, and all the related amendments (new revenue standard) to all contracts using the modified retrospective method beginning on October 1, 2018. The adoption did not result in an adjustment to the retained earnings as of September 30, 2018. The adoption of the new revenue standard has no impact on either reported sales to customers or net earnings. In accordance with Topic 606, the Company considers revenue realized or realizable and earned when all the five following criteria are met:

1.	Identify the contract with a customer;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price of the contract;

4.	Allocate the transaction price to the performance obligations in the contract;

5.	Recognize revenue when the performance obligations are met or delivered.

Product revenue is recognized when the Company satisfies its performance obligation by transferring promised goods to a customer. Revenue is measured at the transaction price, which is based on the amount of consideration that the Company expects to receive in exchange for transferring the promised goods to the customer. Generally, the Company recognizes revenue from product sales when goods are delivered to the customer, as control of goods occurs at the same time.

The Company utilized the modified retrospective approach when reviewing its customer contracts and current accounting policies and practices to identify potential differences that would result from applying the new requirements to its customer contracts. This approach includes the evaluation of its sales terms, performance obligations, transaction price, variable consideration, customer payments, transfer of control, costs to obtain and fulfill contracts and principal versus agent considerations. Based on the assessment, the Company concluded that there was no change to the timing and pattern of revenue recognition for its current revenue streams in scope of Topic 606 and therefore the application of this guidance did not have a material impact on its consolidated financial statements upon adoption of ASC 606. The Company did not need to record a cumulative effect adjustment to retained earnings as of the date of initial application and there have not been any significant changes to our business processes, systems, or internal controls as a result of implementing the standard.

The Company recognizes revenue from the sale of products through its wholesalers. Sales represent the invoiced value of goods, net of value added tax (“VAT”), if any, and are recognized upon delivery of goods and passage of title. The Company’s customers pick up products directly from the Company’s warehouse or the Company utilizes external delivery service providers to deliver goods to its customers. Payments received in advance of delivery are classified as advances from customers.

The Company does not offer customers with right of return. The Company would exchange for any defective products. The historical exchanges on sales are insignificant.

The following table disaggregates our revenue by major source for the years ended September 30, 2020 and 2019, respectively:

	For the years Ended September 30,
	2020	2019
Sales of goods - Camellia oil	$13,732,764	$13,156,451
Sales of goods - Camellia oil residual	903,584	773,018
Total	$14,636,348	$13,929,469

Cost of goods sold

Cost of goods sold consists primarily of the costs of raw materials, freight charges, direct labor, depreciation of property and machinery and overhead associated with the manufacturing process.

Shipping and handling costs

The Company follows ASC 605-45, Handling Costs, and Shipping Costs. The Company classifies shipping and handling costs in selling expenses. For the years ended September 30, 2020 and 2019, shipping and handling costs were $93,839 and $78,736, respectively.

Leases

The Company leases factories, warehouse facilities and office space under operating leases. The Company recognizes lease expenses on a straight-line basis over the term of the occupancy of the lease, beginning when the Company is granted possession of the leased premises.

Advertising Costs

Advertising costs consist primarily of advertising expense associated with operations and are expensed as incurred. Total advertising expense was $598 and $1,664 for the years ended September 30, 2020 and 2019, respectively, and is included in selling expenses.

Income Taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Value Added Tax (“VAT”)

The Company is subject to VAT, which is levied on a majority of the products, at a rate ranging from 9% to 13% on the invoiced value of sales depending on the type of products sold. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases.

The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. Further, when exporting goods, the exporter is entitled to some or all of the refund of the VAT paid or assess.

All of the VAT returns of the Company remain subject to examination by the tax authorities for five years from the date of filing.

Fair Value of Financial Instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - Quoted prices in active markets for identical assets and liabilities.

●	Level 2 - Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company considers the recorded value of its financial assets and liabilities, which consist primarily of cash, accounts receivable, advance to suppliers, accounts payable and accrued expenses, and advances from customers approximate the fair value of the respective assets and liabilities at September 30, 2020 and 2019 based upon the short-term nature of the assets and liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

There are no financial instruments measured at fair value on a recurring basis.

Foreign Currency Translation

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. Our financial statements are reported using U.S. Dollars. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average exchange rate during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical exchange rate. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of other comprehensive income included in statement of comprehensive income. Gains and losses from foreign currency transactions are included in the statement of comprehensive income.

The value of RMB against US$ may fluctuate. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the financial statements in this report:

	September 30, 2020	September 30, 2019

Period-end spot rate	US $1=RMB 6.7896	US $1=RMB 7.1477
Average rate	US $1=RMB 7.0056	US $1=RMB 6.8753

New Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This update will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018 and requires a modified retrospective approach to adoption. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. In November 2019, the FASB issued ASU No. 2019-10, by which to defer the effective date for all other entities by an additional year. In June 2020, the FASB issued ASU No. 2020-05, “Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) Effective Dates for Certain Entities” (“ASU 2020-05”) in response to the ongoing impacts to businesses in response to the coronavirus (COVID-19) pandemic. ASU 2020-05 provides a limited deferral of the effective dates for implementing previously issued ASU 606 and ASU 842 to give some relief to businesses and the difficulties they are facing during the pandemic. ASU 2020-05 affects entities in the “all other” category and public Not-For-Profit entities that have not gone into effect yet regarding ASU 2016-02, Leases (Topic 842). Entities in the “all other” category may defer to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company has not adopted ASC 842 and plans to adopt the new standard from fiscal year beginning October 1, 2022. The Company estimated that the effect of adopting ASC 842 on the consolidated financial statements of the Company will be recording right of use assets including prepaid rent of approximately $200,000 and operating lease liability of approximately $130,000 as of September 30, 2020.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” ASU 2019-12 eliminates certain exceptions within ASC 740, “Income Taxes,” and clarifies certain aspects of ASC 740 to promote consistency among reporting entities. ASU 2019-12 is effective for interim and annual reporting periods beginning after December 15, 2020, with early adoption permitted. Most amendments within the standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company is evaluating the impact that adoption of ASU 2019-12 will have on its consolidated financial statements.

3.	Inventory

Inventories consist of the following:

	As of	As of
	September 30, 2020	September 30, 2019
Raw and packaging materials	$22,107	$41,241
Finished goods	4,617,741	2,777,773
Total inventory	$4,639,848	$2,819,014

4.	Advance to suppliers

Advance to suppliers are mainly funds deposited for future raw material purchases. As a common practice in China’s agriculture industry, many of the Company’s major vendors require a certain amount to be deposited with them as a guarantee that the Company will receive the amount of raw materials at market price as per contract. Since the Company anticipated the demand of raw materials continues to be on the rise, the Company agreed to make large amounts of advances to suppliers. As of September 30, 2020 and 2019, such advance to suppliers was $7,687,914 and $10,628,732, respectively.

Aging of advance to suppliers is as follows:

	As of	As of
	September 30, 2020	September 30, 2019
Less than 3 months	$2,160,101	$5,568,522
between 4 to 6 months	3,568,700	4,287,283
between 7 to 9 months	1,310,423	435,003
between 10 to 12 months	648,690	337,924
Total advance to suppliers	$7,687,914	$10,628,732

Raw materials in relation to all of the September 30, 2020 advance to supplier balance were received in subsequent period by March 2021.

5.	Prepaid expenses and other current assets

Prepaid expenses and other current assets include the following:

	As of	As of
	September 30, 2020	September 30, 2019
Prepaid rent	$79,533	$109,126
Deferred IPO cost	29,373	-
Total prepaid expenses and other current assets	$108,906	$109,126

6.	Deposit for Property Purchase

On December 18, 2019, the Company entered into a purchase agreement to purchase land and building with an unrelated party. The Company is currently leasing certain part of the building for its office and operating facilities (See note 11) from the same landlord. Total purchase price is RMB 96,800,000 (approximately $14,257,000). Based on the purchase agreement, the Company will pay RMB 2,500,000 (approximately $368,000) before December 31, 2019 and the balance will be paid monthly by December 31, 2022.

On January 6, 2020, the Company entered into a supplement agreement to add additional terms to the purchase agreement dated December 18, 2019 (See note 11). Based on the supplement agreement, both parties agreed that the land and building certificates will be transferred to the Company once the Company paid 70% of total purchase price which is approximately $10 million. Before transferring the land and building certificates to the Company, the Company will continue to make rent payment. Based on the agreement, the Company made deposit of $1,391,835 as of September 30, 2020.

On June 10, 2021, the Company entered into another supplement agreement to extend the payment deadline to December 31, 2024. According to this supplement agreement, the Company agreed to pay RMB 58,080,000 (approximately $8,549,000) that is 60% of total purchase price by December 31, 2023 and agrees to pay the balance of RMB 38,720,000 (approximately $5,700,000) that is 40% of total purchase price by December 31, 2024. Both parties also agreed that the land and building certificates will be transferred to the Company once the Company paid 60% of total purchase price.

On September 9, 2021, the Company signed a supplemental agreement to clarify the following terms: The Company has the right to cancel the purchase agreement before title is transferred. The Company is entitled to a refund of all payments made if the purchase agreement is cancelled. Once the title of the property is transferred to the Company, the Company will then have an obligation to make the remaining payments and the Company will record the property based on its total purchase price and the remaining payments as a liability in the financial statements.

7.	Property and Equipment

Property and equipment consist of the following:

	As of	As of
	September 30, 2020	September 30, 2019
Property and buildings	$486,678	$462,296
Machinery and equipment	2,169,117	2,060,444
Office equipment and furniture	10,974	10,016
Subtotal	2,666,769	2,532,756
Less: Accumulated depreciation	(947,934)	(777,653)
Property and equipment, net	$1,718,835	$1,755,103

Depreciation expense was $125,280 and $125,734 for the years ended September 30, 2020 and 2019, respectively.

8.	Taxes Payable

Taxes payable consists of the following:

	As of	As of
	September 30, 2020	September 30, 2019
VAT	$1,795,211	$1,403,327
Income tax payable	3,150,983	2,334,143
Other taxes payable	213,733	166,570
Taxes Payable	$5,159,927	$3,904,040

9.	Shareholders’ Equity

The Company was authorized to issue 20,000,000 shares of ordinary shares with par value of $1 per share. On February 15, 2019, the Company issued 20,000,000 shares of common stock to Aokai Fa’s shareholders in proportion to the shareholder’s equity share in Aokai Fa as part of the reorganization, which was retroactively applied as if the transaction occurred at the beginning of the period (See Note 1).

On September 17, 2021, the Company filed an amended and restated memorandum of association with the Cayman Islands Registrar of Companies. Pursuant to the amended and restated memorandum of association, the Company increased the authorized shares to 100,000,000 shares which are re-classified and re-designated into 10,000,000 preferred shares of par value of $0.0005 each and an aggregate of 90,000,000 Ordinary Shares of par value of $0.0005 each, of which 70,000,000 shares are designated as Class A Ordinary Shares of par value of $0.0005 each and 20,000,000 shares are designated as Class B Ordinary Shares of par value of $0.0005 each. Each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to twenty (20) votes on all matters subject to vote at our general meetings. Future transfers by holders of Class B Ordinary Shares will generally result in those shares converting to Class A Ordinary Shares, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B Ordinary Shares to Class A Ordinary Shares will have the effect, over time, of increasing the relative voting power of those holders of Class B Ordinary Shares who retain their shares in the long term.

On September 17, 2021, following the amendment to the Company’s authorized share capital, 20,0000,000 issued and outstanding ordinary shares were re-classified and re-designated into 10,122,000 Class A Ordinary Shares and 9,878,000 Class B Ordinary Shares. The financial statements have been adjusted retroactively to reflect the amendment of ordinary shares and par value as if it occurred at the beginning of first period presented.

During the year ended September 30, 2019, Aokai Fa received capital contribution of $42,035 (RMB 291,472) from its shareholders.

10	Related Parties Transactions and Balances

Due from related parties amounted $58,457 and $0 as of September 30, 2020 and 2019, respectively. Due from related parties represent fees the Company paid for shareholders which was fully repaid in June 2021. Due from related parties are interest free, due on demand, and without collateral.

Due to related parties consist of the following:

	As of	As of
	September 30, 2020	September 30, 2019
Tingyin Zhang (1)	$7,170	$15,172
Shuguang Chang (2)	-	(1,399)
Total due to related parties	$7,170	$13,773

(1)	The balance represented advances from Mr. Tingyin Zhang for payment of our expenses on behalf of us. Mr. Zhang was our former chairman of the board of directors and he resigned the position of chairman on January 9, 2020 and the position of director on February 6, 2020. He was Aokai Fa’s legal representative until July 2, 2019. Currently, Mr. Zhang is a shareholder with more than 5% beneficial ownership of our issued and outstanding shares as of the date of this prospectus. The advances are non-interest bearing and due on demand.

(2)	The balance represented advances made to Mr. Shuguang Chang for travel expenditures. Mr. Chang has been Aokai Fa’s legal representative since July 2, 2019, and is a shareholder of us, a director and general manager of Aokai Fa. The advance was repaid in full to the Company in February 2020.

11.	Leases

The Company has entered into operating leases for its offices and operating facilities. The lease period is from January 1, 2017 to December 31, 2022. The annual rent is approximately $35,348 (RMB 240,000). Rent expense for leases is recognized on a straight-line basis over the term of the lease.

On June 20, 2019, the Company signed a supplementary lease agreement to extend the lease period to December 31, 2042. Based on the supplementary lease agreement, the annual rent is approximately $35,348 (RMB 240,000) for rent period from January 1, 2023 to December 31, 2027. The annual rent for the period from January 1, 2028 to December 31, 2042 was not determined and will be based on the market price at the time.

The Company has prepaid rent up until December 31, 2022. Future minimum lease payments are as follows:

Year ended September 30,	Amount
2021	$-
2022	-
2023	26,511
2024	35,348
2025	35,348
2026 to December 31, 2027	79,533
Total	$176,741

The Company has not adopted ASC 842 and plans to adopt the new standard from fiscal year beginning October 1, 2022. If the Company has adopted ASC 842 for the fiscal year ended September 30, 2020, right of use assets would be approximately $200,000 and lease liability would be $130,000 as of September 30, 2020 and the annual rent expense would be approximately $35,000 for the year ended September 30, 2020.

12.	Income Taxes

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

Huake Holding Biology Co., Ltd is a holding company incorporated in Cayman Islands and is not subject to tax on income or capital gains under the laws of the Cayman Islands.

China Ruiyuan Holding Co., Ltd was incorporated in Hong Kong and is subject to Hong Kong corporate income tax at a rate of 16.5% on the estimated assessable profits arising from Hong Kong.

Anhui ZhongruiyuanBiology Co., Ltd and Anhui Aokai Fa Grease Technology Co., Ltd. were incorporated in the PRC and are subject to corporate income tax at a statutory rate of 25%.

The reconciliation of income tax expense at the China statutory rate of 25% in 2020 and 2019, to the Company’s effective tax rate is as follows:

	For the years ended September 30,
	2020	2019

China statutory rate	$566,212	$532,702
Permanent difference	(5,264)	(12,727)
Effective tax expense	$560,948	$519,975

The provisions for income taxes are summarized as follows:

	For the years ended September 30,
	2020	2019
Current	$672,342	$519,975
Deferred	(111,394)	-
Total	$560,948	$519,975

The tax effects of temporary differences that give rise to the Company’s net deferred tax assets as of September 30, 2020 and 2019 are as follows:

	As of September 30,
	2020	2019
Allowance for doubtful accounts	$51,400	$-
Allowance for expected sales return	67,719	-
Others	(4,181)	-
Total deferred tax assets	114,938	-
Less: Valuation allowance	-	-
Total deferred tax assets, net	$114,938	$-

13.	Concentration of Credit Risk

All of the Company’s sales are made to customers that are located primarily in the Mainland China. For the year ended September 30, 2020, no customer accounted for more than 10% of total revenue. For the year ended September 30, 2019, no customer accounted for more than 10% of total revenue As of September 30, 2020, one customer’s accounts receivable accounted for 10% of the total outstanding accounts receivable balance. As of September 30, 2019, no customer’s accounts receivable accounted for more than 10% of the total outstanding accounts receivable balance.

For the year ended September 30, 2020, the Company purchased approximately 11%, 11% and 10% of its raw materials from three largest suppliers, respectively. For the year ended September 30, 2019, the Company purchased approximately 15%, 14%, 13% and 12% of its raw materials from four largest suppliers, respectively. As of September 30, 2020, advanced payments to three major suppliers accounted for 16%, 13% and 11% of the total advance payments outstanding, respectively. As of September 30, 2019, advanced payments to three major suppliers accounted for 13%, 12% and 11% of the total advance payments outstanding, respectively.

14.	Commitments, Contingency and Litigation

In May 2019, The People’s Court of Shucheng issued civil verdict to freeze one of AoKai Fa’s bank accounts due to investment contract dispute involving an investor, AoKai Fa, and a former major shareholder of the Company. In January 2020, the investor, AoKai Fa, and the former major shareholder resolved the dispute without litigation by entering a settlement agreement. As per the settlement agreement, the former major shareholder will refund all investment fund paid by investor plus interest to exchange all shares held by the investor. The frozen order on bank account has removed in February 2020.

The Company entered into a purchase agreement with an unrelated party to purchase land and building on December 18, 2019 and supplement agreement on January 6, 2020. Total purchase price is RMB 96,800,000 (approximately $14,257,099). The Company made deposit of $1,391,835 as of September 30, 2020. The Company is obligated to pay off the balance by December 31, 2024. (See Note 6)

The Company has operating leases agreement for its offices and operating facilities. The lease expires in December 31, 2042. (See Note 11)

15.	Condensed Financial Information for the Parent Company

Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X require the condensed financial information of the parent company to be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiary and VIE exceeded 25% of the consolidated net assets of the Company, therefore, the condensed financial statements for the parent company are included herein.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries and VIE. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries and VIE” and the respective profit or loss as “Equity in earnings of subsidiaries and VIE” on the condensed statements of comprehensive income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

The Company did not pay any dividend for the periods presented. As of September 30, 2020 and 2019, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

Huake Holding Biology Co., LTD

Balance Sheets

	September 30, 2020	September 30, 2019
ASSETS

Current Assets
Investment in subsidiaries and VIE	$15,720,655	$13,263,022
Total Assets	$15,720,655	$13,263,022

LIABILITIES AND SHAREHOLDERS’ EQUITY

Total Liabilities	$-	$-

Shareholders’ Equity
Preferred shares, $0.0005 par value, 10,000,000 shares authorized; 0 shares issued and outstanding as of September 30, 2020 and 2019, respectively	-	-
Class A Ordinary Shares, $0.0005 par value, 70,000,000 shares authorized; 10,122,000 shares issued and outstanding as of September 30, 2020 and 2019, respectively	5,061	5,061
Class B Ordinary Shares, $0.0005 par value, 20,000,000 shares authorized; 9,878,000 shares issued and outstanding as of September 30, 2020 and 2019, respectively	4,939	4,939
Additional paid in capital	6,649,038	6,649,038
Retained earnings	9,378,339	7,674,436
Accumulated other comprehensive loss	(316,722)	(1,070,452)
Total shareholders’ equity	15,720,655	13,263,022
Total Liabilities and Shareholders’ Equity	$15,720,655	$13,263,022

Huake Holding Biology Co., LTD

Statements of Comprehensive Income

	For the years ended September 30,
	2020	2019

Equity in Earnings of Subsidiaries and VIE	$1,703,903	$1,610,833
Net Income	1,703,903	1,610,833

Other Comprehensive Income (Loss)
Foreign Currency Translation Adjustment	753,730	(538,022)
Total Comprehensive Income	$2,457,633	$1,072,811

Huake Holding Biology Co., LTD

Statements of Cash Flows

	For the years ended September 30,
	2020	2019
OPERATING ACTIVITIES
Net income	$1,703,903	$1,610,833
Adjustments to reconcile net income to net cash used in operating activities
Equity in earnings of subsidiaries and VIE	(1,703,903)	(1,610,833)
Net cash provided by operating activities	-	-

Net increase in cash	-	-

Cash, beginning of year	-	-
Cash, end of year	$-	$-

16.	Subsequent Events

On September 9, 2021, the Company signed a supplemental agreement to clarify the following terms: The Company has the right to cancel the purchase agreement before title is transferred and is entitled to a refund of all payments made if the purchase agreement is cancelled. (see Note 6)

On September 17, 2021, the Company filed an amended and restated memorandum of association with the Cayman Islands Registrar of Companies. Pursuant to the amended and restated memorandum of association, the Company increased the authorized shares to 100,000,000 shares which are re-classified and re-designated into 10,000,000 preferred shares of par value of $0.0005 each and an aggregate of 90,000,000 Ordinary Shares of par value of $0.0005 each, of which 70,000,000 shares are designated as Class A Ordinary Shares of par value of $0.0005 each and 20,000,000 shares are designated as Class B Ordinary Shares of par value of $0.0005 each. Each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to twenty (20) votes on all matters subject to vote at our general meetings. Future transfers by holders of Class B Ordinary Shares will generally result in those shares converting to Class A Ordinary Shares, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B Ordinary Shares to Class A Ordinary Shares will have the effect, over time, of increasing the relative voting power of those holders of Class B Ordinary Shares who retain their shares in the long term.

On September 17, 2021, following the amendment to the Company’s authorized share capital, 20,0000,000 issued and outstanding ordinary shares were re-classified and re-designated into 10,122,000 Class A Ordinary Shares and 9,878,000 Class B Ordinary Shares. The financial statements have been adjusted retroactively to reflect the amendment of ordinary shares and par value as if it occurred at the beginning of first period presented. (see Note 9)

The Company has evaluated subsequent events from the balance sheet date through September 20, 2021, the date the consolidated financial statements were available to be issued and concluded that no other material subsequent events have occurred that would require recognition or disclosure in the consolidated financial statements except for disclosed above.

Huake Holding Biology Co., LTD and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31, 2021	September 30, 2020

ASSETS

Current Assets
Cash	$8,895	$148,596
Accounts receivable, net	6,887,336	5,377,732
Due from related parties	60,579	58,457
Inventories	10,610,527	4,639,848
Advance to suppliers	435,475	7,687,914
Prepaid expenses and other current assets	102,909	108,906
Total Current Assets	18,105,721	18,021,453

Deferred tax assets	103,231	114,938
Deposit for property purchase	3,697,915	1,391,835
Property and equipment, net	1,545,466	1,718,835

Total Assets	$23,452,333	$21,247,061

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$268,353	$166,898
Taxes payable	5,491,762	5,159,927
Accrued expenses and other current liabilities	387,094	192,411
Due to related parties	6,469	7,170
Total Current Liabilities	6,153,678	5,526,406

Total Liabilities	6,153,678	5,526,406

Commitments and Contingencies

Shareholders’ Equity
Preferred shares, $0.0005 par value, 10,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2021 and September 30, 2020, respectively	-	-
Class A Ordinary Shares, $0.0005 par value, 70,000,000 shares authorized; 10,122,000 shares issued and outstanding as of March 31, 2021 and September 30, 2020, respectively	5,061	5,061
Class B Ordinary Shares, $0.0005 par value, 20,000,000 shares authorized; 9,878,000 shares issued and outstanding as of March 31, 2021 and September 30, 2020, respectively	4,939	4,939
Additional paid in capital	6,649,038	6,649,038
Retained earnings	10,385,629	9,378,339
Accumulated other comprehensive income (loss)	253,988	(316,722)
Total Shareholders’ Equity	17,298,655	15,720,655
Total Liabilities and Shareholders’ Equity	$23,452,333	$21,247,061

The accompanying notes are an integral part of these consolidated financial statements.

Huake Holding Biology Co., LTD and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	For the six months ended March 31,
	2021	2020

Revenue	$7,448,147	$7,328,885
Cost of Goods Sold	5,959,641	5,803,937
Gross Profit	1,488,506	1,524,948

Operating expenses
Selling expenses	81,388	66,772
General and administrative expenses	291,960	118,488
Loss on disposal of property and equipment	169,796	-
Total operating expenses	543,144	185,260

Operating Income	945,362	1,339,688

Other income
Subsidy income	55,094	-
Collection of bad debt	-	99,833
Total other income	55,094	99,833

Income before provision (benefit) for income taxes	1,000,456	1,439,521

Provision (benefit) for income taxes	(6,834)	334,922

Net Income	1,007,290	1,104,599

Other Comprehensive Income
Foreign currency translation adjustment	570,710	114,530
Total Comprehensive Income	$1,578,000	$1,219,129

Earnings per share - Basic and Diluted	$0.05	$0.06

Weighted Average Number of Shares Outstanding - Basic and Diluted	20,000,000	20,000,000

The accompanying notes are an integral part of these consolidated financial statements.

Huake Holding Biology Co., LTD and Subsidiaries

Consolidated Statements of Shareholders’ Equity

(Unaudited)

	Preferred Shares		Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in	Retained	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Loss	Total

Balance at September 30, 2020	-	$-	10,122,000	$5,061	9,878,000	$4,939	$6,649,038	$9,378,339	$(316,722)	$15,720,655

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	570,710	570,710
Net income	-	-	-	-	-	-	-	1,007,290	-	1,007,290

Balance at March 31, 2021	-	$-	10,122,000	$5,061	9,878,000	$4,939	$6,649,038	$10,385,629	$253,988	$17,298,655

	Preferred Shares		Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in	Retained	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Loss	Total

Balance at September 30, 2019	-	$-	10,122,000	$5,061	9,878,000	$4,939	$6,649,038	$7,674,436	(1,070,452)	$13,263,022

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	114,530	114,530
Net income	-	-	-	-	-	-	-	1,104,599	-	1,104,599

Balance at March 31, 2020	-	$-	10,122,000	$5,061	9,878,000	$4,939	$6,649,038	$8,779,035	(955,922)	$14,482,151

The accompanying notes are an integral part of these consolidated financial statements.

Huake Holding Biology Co., LTD and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	For the six months ended March 31,
	2021	2020
OPERATING ACTIVITIES
Net income	$1,007,290	$1,104,599
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	65,930	62,589
Loss on disposal of property and equipment	169,796	-
Deferred tax assets	15,876	-
Changes in Operating Assets and Liabilities:
Accounts receivable	(1,314,256)	(2,641,362)
Advance to suppliers	7,530,555	6,681,465
Inventories	(5,801,565)	(5,128,028)
Prepaid expenses and other current assets	9,949	15,973
Accounts payable	95,387	123,302
Taxes payable	144,536	505,618
Accrued expenses and other current liabilities	187,674	35,384
Net cash provided by operating activities	2,111,172	759,540

INVESTING ACTIVITIES
Deposit for property purchase	(2,255,288)	(698,832)
Net cash used in investing activities	(2,255,288)	(698,832)

FINANCING ACTIVITIES
Proceeds from related parties	-	1,426
Repayment to related parties	(961)	-
Net cash (used in) provided by financing activities	(961)	1,426

Effect of exchange rate change on cash	5,376	55

Net (decrease) increase in cash	(139,701)	62,189

Cash, beginning of period	148,596	69,899

Cash, end of period	$8,895	$132,088

Supplemental disclosure of cash flow information:
Cash paid during the periods for:
Income taxes	$-	$-
Interest	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

Huake Holding Biology Co., LTD and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

1. Organization and Nature of Operations

Business

Huake Holding Biology Co., Ltd (the “Company” or “Huake”), through its wholly owned subsidiaries and entities controlled through contractual agreements, engages in manufacturing and selling camellia oil and related products in mainland China.

Organization

Huake was established in February 2019 in the Cayman Islands.

China Ruiyuan Holding Co., Ltd (“Ruiyuan”) was established in March 2019 in Hong Kong. Ruiyuan is a wholly owned subsidiary of Huake.

Anhui Zhongruiyuan Biology Co., Ltd (“Zhongruiyuan”) was established in May 2019 in P.R. of China (“PRC”). Zhongruiyuan is a wholly owned subsidiary of Ruiyuan.

Anhui Aokai Fa Grease Technology Co., Ltd. (“Aokai Fa” or “VIE”) was established in 2011 in PRC. Aokai Fa is a manufacturer of camellia oil and offers its products through wholesalers in mainland China.

Prior to the reorganization described below, shareholders of Aokai Fa were the ultimate controlling shareholders of Huake.

Reorganization

A reorganization of the legal structure of the Company (“Reorganization”) was completed on May 25, 2019. The reorganization involved the formation of Huake, Ruiyuan and Zhongruiyuan, and signed contractual agreements between Zhongruiyuan and Aokai Fa. Consequently, Huake became the ultimate holding company of all other entities mentioned above.

On May 25, 2019, Zhongruiyuan entered into a series of contractual arrangements with Aokai Fa and its shareholders. These agreements include an Exclusive Option Agreement, Exclusive Business Cooperation Agreement, Equity Interest Pledge Agreements and Power of Attorneys (collectively “VIE Agreements”). Pursuant to the VIE Agreements, Zhongruiyuan has the exclusive right to provide Aokai Fa services related to business operations including technical and management consulting services. All the above contractual arrangements obligate Zhongruiyuan to absorb all of the risk of loss and receive all income from business activities of Aokai Fa. In essence, Zhongruiyuan has gained effective control over Aokai Fa. Therefore, the Company believes that Aokai Fa should be considered as a Variable Interest Entity (“VIE”) under the Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 “Consolidation”.

The Company together with its wholly owned subsidiaries and its VIE are effectively controlled by the same shareholders before and after the Reorganization and therefore the Reorganization is considered as an acquisition of entities under common control. The accounts of the Company, its subsidiaries and VIE have been accounted for at historical cost as of the beginning of the first period presented in the accompanying consolidated financial statements.

The following diagram illustrates our current corporate structure:

The VIE contractual arrangements

The Company’s main operating entities, Aokai Fa, is controlled through contractual arrangements in lieu of direct equity ownership by the Company.

A VIE is an entity that either has a total equity investment that is insufficient to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary of, and must consolidate, the VIE.

Zhongruiyuan is deemed to have a controlling financial interest in and be the primary beneficiary of Aokai Fa because it has both of the following characteristics:

●	The power to direct activities at Aokai Fa that most significantly impact such entity’s economic performance, and

●	The obligation to absorb losses of, and the right to receive benefits from, Aokai Fa that could potentially be significant to such entity.

Pursuant to the contractual arrangements, Aokai Fa pays service fees equal to all of their net profit after tax payments to Zhongruiyuan. At the same time, Zhongruiyuan is obligated to absorb all of their losses. Such contractual arrangements are designed so that the operation of Aokai Fa is for the benefit of Zhongruiyuan and ultimately, the Company.

Risks associated with the VIE structure

The Company believes that the contractual arrangements with its VIE and the VIE’s shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

●	revoke the business and operating licenses of the Company’s PRC subsidiary and VIE;

●	discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIE;

●	limit the Company’s business expansion in China by way of entering into contractual arrangements;

●	impose fines or other requirements with which the Company’s PRC subsidiary and VIE may not be able to comply;

●	require the Company or the Company’s PRC subsidiary and VIE to restructure the relevant ownership structure or operations; or

●	restrict or prohibit the Company’s use of the proceeds from public offering to finance the Company’s business and operations in China.

The Company’s ability to conduct its consulting services business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIE in its consolidated financial statements as it may lose the ability to exert effective control over the VIE and its shareholders and it may lose the ability to receive economic benefits from the VIE. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiary and its VIE. The Company, Ruiyuan and Zhongruiyuan are essentially holding companies and do not have active operations as of March 31, 2021. As a result, total assets and liabilities presented on the Consolidated Balance Sheets and revenue, expenses, and net income presented on the Consolidated Statement of Comprehensive Income as well as the cash flows from operating, investing and financing activities presented on the Consolidated Statement of Cash Flows are substantially the financial position, operation and cash flow of the Company’s VIE, Aokai Fa. The Company has not provided any financial support to the VIE as of March 31, 2021.

COVID-19 Impact

Due to the outbreak of COVID-19, the Company’s operations and financial performance has been negatively impacted in the following ways:

●	In terms of the impact on us and the agricultural machinery, parts and equipment industry in China, after the COVID-19 outbreak began in China in December 2019, many Chinese villages were locked down to control the spread of the disease. Our factories and facilities as well as our suppliers were closed down on January 24, 2020 due to Chinese Lunar New Year holiday and we reopened on February 20, 2020, two weeks later than normally expected.

●	Our manufacturing activities depend on a wide array of raw materials such as camellia seeds, and many others. We have not witnessed a surge in the price of our raw materials as compared to that of the same period of last fiscal year since the outbreak of COVID-19 pandemic. While our suppliers are back to normal levels of activity, the ongoing COVID-19 crisis may have significant and still not well-understood impacts on the agricultural sector, such as logistics and other disruptions, including shortages of raw materials and delivery problems.

●	Although our supply chains and our ability to manufacture are up and running, the foregoing developments, could adversely affect our ongoing operations; as farms struggle to recover from the effects of the COVID-19 pandemic, there may be less demand for our products, and we may see decreased and cancelled orders.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of presentation

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of Huake and its wholly owned subsidiaries and VIE. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates required to be made by management include, but are not limited to, the valuation of accounts receivable, inventories, advances to suppliers, useful lives of property, plant and equipment, the recoverability of long-lived assets, recognition and measurement of deferred income taxes and valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to our financial statements.

Cash

Cash includes cash on hand and demand deposits placed with banks in China.  Deposits in banks in the PRC are not protected by FDIC insurance or any other similar insurance. The Company has not experienced any losses in such accounts.

Restricted Cash

Restricted cash represented the cash balance in one bank account which was frozen per court order. The lien was released in February 2020. (See Note 13)

Accounts Receivable

Accounts receivable are generated primarily through sales to wholesalers and are stated at invoiced amount, net of an allowance for doubtful accounts and bear no interest. A provision for doubtful accounts is determined based on a specific review of outstanding customer balances and historical customer write-off amounts and is charged to operations at the time management determines these accounts may become uncollectible.

The Company establishes an individualized credit and collection policy based on each individual customer’s credit history. The Company does not have a uniform policy that applies equally to all customers.  The collection period usually ranges from three months to twelve months. The Company grants extended payment terms only when the Company believes that the payment will be collectible at the end of the term. The Company grants extended payment terms to customers based on the following factors: (a) whether or not the Company views a real need, from the customer’s perspective, for the extension and (b) how critical the Company’s relationship with the customer and is the customer the Company’s long-term business.

The Company reviews the accounts receivable on a periodic basis and based on its reviews, the Company recorded allowance for doubtful accounts of $340,044 and $328,134 as of March 31, 2021 and September 30, 2020, respectively and recorded bad debt expense of $0 and $0 for the six months ended March 31, 2021 and 2020.

Advance to suppliers

Advance to suppliers represent prepayments for raw materials which have not been received. The balance of the advance to suppliers is reduced and reclassified to inventories when the raw materials are received and pass quality inspection. The Company reviews its advance to suppliers on a periodic basis and makes general and specific allowances when there is a doubt as to the ability of a supplier to refund an advance or provide merchandise to the Company.

Inventory

The Company’s inventories, including raw materials, finished goods and packing materials, are stated at the lower of cost or net realizable value using weighted-average method. Costs of finished goods include the cost of raw materials, direct labor and related production overhead.

The Company periodically reviews its inventory to identify and record reserves for slow moving or obsolete inventory at each reporting date. For the six months ended March 31, 2021 and 2020, the Company did not make provision for inventory in regard to slow moving or obsolete items.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Repairs that significantly extend the lives of equipment are capitalized, while routine repairs and maintenance are expensed when incurred. When property and equipment are retired, sold, or otherwise disposed of, the resulting gain or loss is recognized in selling, general and administrative expense in our statements of comprehensive income and the corresponding cost and accumulated depreciation is removed from our balance sheet. Depreciation is computed using the straight-line method over the estimated lives of the related assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the lease term.

Useful life
Property and buildings	16-20 years
Machinery and equipment	10–20 years
Office equipment and furniture	5–10 years

Impairment of Long-Lived Assets

The Company assesses its long-lived assets, principally property and equipment, for possible impairment whenever events or changes in circumstances, such as unplanned negative cash flows, indicate the carrying value of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is evaluated by a comparison of the carrying amount of an asset to its estimated future undiscounted cash flows expected to be generated by the asset. If circumstances indicate impairment, the carrying amount of the asset is written down to fair value. The Company identified no such impairment losses during the six months ended March 31, 2021 and 2020.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), that replaces existing revenue recognition guidance. The new standard requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, Topic 606 requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company adopted the new accounting standard, Topic 606, Revenue from Contracts with Customers, and all the related amendments (new revenue standard) to all contracts using the modified retrospective method beginning on October 1, 2018. The adoption did not result in an adjustment to the retained earnings as of September 30, 2018. The adoption of the new revenue standard has no impact on either reported sales to customers or net earnings. In accordance with Topic 606, the Company considers revenue realized or realizable and earned when all the five following criteria are met:

1.	Identify the contract with a customer;
2.	Identify the performance obligations in the contract;
3.	Determine the transaction price of the contract;
4.	Allocate the transaction price to the performance obligations in the contract;
5.	Recognize revenue when the performance obligations are met or delivered.

Product revenue is recognized when the Company satisfies its performance obligation by transferring promised goods to a customer. Revenue is measured at the transaction price, which is based on the amount of consideration that the Company expects to receive in exchange for transferring the promised goods to the customer. Generally, the Company recognizes revenue from product sales when goods are delivered to the customer, as the transfer of control of goods occurs at the same time.

The Company utilized the modified retrospective approach when reviewing its customer contracts and current accounting policies and practices to identify potential differences that would result from applying the new requirements to its customer contracts. This approach includes the evaluation of its sales terms, performance obligations, transaction price, variable consideration, customer payments, transfer of control, costs to obtain and fulfill contracts and principal versus agent considerations. Based on the assessment, the Company concluded that there was no change to the timing and pattern of revenue recognition for its current revenue streams in scope of Topic 606 and therefore the application of this guidance did not have a material impact on its consolidated financial statements upon adoption of ASC 606. The Company did not need to record a cumulative effect adjustment to retained earnings as of the date of initial application and there have not been any significant changes to our business processes, systems, or internal controls as a result of implementing the standard.

The Company recognizes revenue from the sale of products through its wholesalers. Sales represent the invoiced value of goods, net of value added tax (“VAT”), if any, and are recognized upon delivery of goods and passage of title. The Company’s customers pick up products directly from the Company’s warehouse or the Company utilizes external delivery service providers to deliver goods to its customers. Payments received in advance of delivery are classified as advances from customers.

The Company does not offer customers with right of return. The Company would exchange for any defective products. The historical exchanges on sales are insignificant.

The following table disaggregates our revenue by major source for the six months ended March 31, 2021 and 2020, respectively:

	For the six months ended March 31,
	2021	2020
Sales of goods - Camellia oil	$7,017,230	$6,807,113
Sales of goods - Camellia oil residual	430,917	521,772
Total	$7,448,147	$7,328,885

Cost of goods sold

Cost of goods sold consists primarily of the costs of raw materials, freight charges, direct labor, depreciation of property and machinery and overhead associated with the manufacturing process.

Shipping and handling costs

The Company follows ASC 605-45, Handling Costs, and Shipping Costs. The Company classifies shipping and handling costs in selling expenses. For the six months ended March 31, 2021 and 2020, shipping and handling costs were $55,826 and $46,402, respectively.

Leases

The Company leases factories, warehouse facilities and office space under operating leases. The Company recognizes lease expenses on a straight-line basis over the term of the occupancy of the lease, beginning when the Company is granted possession of the leased premises.

Advertising Costs

Advertising costs consist primarily of advertising expense associated with operations and are expensed as incurred. Total advertising expense was $946 and $597 for the six months ended March 31, 2021 and 2020, respectively, and is included in selling expenses.

Income Taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Value Added Tax (“VAT”)

The Company is subject to VAT, which is levied on a majority of the products, at a rate ranging from 9% to 13% on the invoiced value of sales depending on the type of products sold. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases.

The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. Further, when exporting goods, the exporter is entitled to some or all of the refund of the VAT paid or assess.

All of the VAT returns of the Company remain subject to examination by the tax authorities for five years from the date of filing.

Fair Value of Financial Instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 - Quoted prices in active markets for identical assets and liabilities.

●	Level 2 - Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company considers the recorded value of its financial assets and liabilities, which consist primarily of cash, accounts receivable, advance to suppliers, accounts payable and accrued expenses, and advances from customers approximate the fair value of the respective assets and liabilities at March 31, 2021 and September 30, 2020 based upon the short-term nature of the assets and liabilities.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

There are no financial instruments measured at fair value on a recurring basis.

Foreign Currency Translation

The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. Our financial statements are reported using U.S. Dollars. The results of operations and the statement of cash flows denominated in foreign currency are translated at the average exchange rate during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical exchange rate. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of other comprehensive income included in statement of comprehensive income. Gains and losses from foreign currency transactions are included in the statement of comprehensive income.

The value of RMB against US$ may fluctuate. Any significant revaluation of RMB may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the financial statements in this report:

	March 31, 2021	September 30, 2020

Period-end spot rate	US $1=RMB 6.5518	US $1=RMB 6.7896

	Six Months Ended	Six Months Ended
	March 31, 2021	March 31, 2020

Average rate	US $1=RMB 6.5526	US $1=RMB 7.0117

New Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This update will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018 and requires a modified retrospective approach to adoption. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. In November 2019, the FASB issued ASU No. 2019-10, by which to defer the effective date for all other entities by an additional year. In June 2020, the FASB issued ASU No. 2020-05, “Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) Effective Dates for Certain Entities” (“ASU 2020-05”) in response to the ongoing impacts to businesses in response to the coronavirus (COVID-19) pandemic. ASU 2020-05 provides a limited deferral of the effective dates for implementing previously issued ASU 606 and ASU 842 to give some relief to businesses and the difficulties they are facing during the pandemic. ASU 2020-05 affects entities in the “all other” category and public Not-For-Profit entities that have not gone into effect yet regarding ASU 2016-02, Leases (Topic 842). Entities in the “all other” category may defer to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company estimated that the effect of adopting ASC 842 on the consolidated financial statements of the Company will be recording right of use assets including prepaid rent of approximately $212,000 and operating lease liability of approximately $148,000 as of March 31, 2021, respectively.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” ASU 2019-12 eliminates certain exceptions within ASC 740, “Income Taxes,” and clarifies certain aspects of ASC 740 to promote consistency among reporting entities. ASU 2019-12 is effective for interim and annual reporting periods beginning after December 15, 2020, with early adoption permitted. Most amendments within the standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company is evaluating the impact that adoption of ASU 2019-12 will have on its consolidated financial statements.

3. Inventory

Inventories consist of the following:

	As of	As of
	March 31, 2021	September 30, 2020
Raw and packaging materials	$2,603,688	$22,107
Finished goods	8,006,839	4,617,741
Total inventory	$10,610,527	$4,639,848

4. Advance to suppliers

Advance to suppliers are mainly funds deposited for future raw material purchases. As a common practice in China’s agriculture industry, many of the Company’s major vendors require a certain amount to be deposited with them as a guarantee that the Company will receive the amount of raw materials at market price as per contract. Since the Company anticipated the demand of raw materials continues to be on the rise, the Company agreed to make large amounts of advances to suppliers. As of March 31, 2021, and September 30, 2020, such advance to suppliers was $435,475and $7,687,914, respectively.

Aging of advance to suppliers is as follows:

	As of	As of
	March 31, 2021	September 30, 2020
Less than 3 months	$435,246	$2,160,101
between 4 to 6 months	229	3,568,700
between 7 to 9 months	-	1,310,423
between 10 to 12 months	-	648,690
Total advance to suppliers	$435,475	$7,687,914

5. Prepaid expenses and other current assets

Prepaid expenses and other current assets include the following:

	As of	As of
	March 31, 2021	September 30, 2020
Prepaid rent	$67,157	$79,533
Deferred IPO cost	35,752	29,373
Total prepaid expenses and other current assets	$102,909	$108,906

6. Deposit for Property Purchase

On December 18, 2019, the Company entered into a purchase agreement to purchase land and building with an unrelated party. The Company is currently leasing certain part of the building for its office and operating facilities from the same landlord (See note 10). Total purchase price is RMB 96,800,000 (approximately $14,775,000). Based on the purchase agreement, the Company will pay RMB 2,500,000 (approximately $382,000) before December 31, 2019 and the balance will be paid monthly by December 31, 2022.

On January 6, 2020, the Company entered into a supplement agreement to add additional terms to the purchase agreement dated December 18, 2019. Based on the supplement agreement, both parties agreed that the land and building certificates will be transferred to the Company once the Company paid 70% of total purchase price which is approximately $10.0 million (RMB67,760,000). Before transferring the land and building certificates to the Company, the Company will continue to make rent payment as per current lease agreement (See Note 10).

Based on the purchase agreement, the Company made deposit of $3,697,915 (RMB24,228,000) and $1,391,835 (RMB9,450,000) as of March 31, 2021 and September 30, 2020, respectively.

On June 10, 2021, the Company entered into another supplement agreement to extend the payment deadline to December 31, 2024. According to this supplement agreement, the Company agreed to pay RMB 58,080,000 (approximately $8,865,000) that is 60% of total purchase price by December 31, 2023 and agreed to pay the balance of RMB 38,720,000 (approximately $5,910,000) that is 40% of total purchase price by December 31, 2024. Both parties also agreed that the land and building certificates will be transferred to the Company once the Company pays 60% of total purchase price.

On September 9, 2021, the Company signed a supplemental agreement to clarify the following terms: The Company has the right to cancel the purchase agreement before title is transferred. The Company is entitled to a refund of all payments made if the purchase agreement is cancelled. Once the title of the property is transferred to the Company, the Company will then have an obligation to make the remaining payments and the Company will record the property based on its total purchase price and the remaining payments as a liability in the financial statements.

7. Property and Equipment

On September 9, 2021, the Company signed a supplemental agreement to clarify the following terms: The Company has the right to cancel the purchase agreement before title is transferred. The Company is not obligated to make payments before the land and building certificates are transferred. The Company is entitled to a refund of all payments made if the purchase agreement is cancelled.

Property and equipment consist of the following:

	As of	As of
	March 31, 2021	September 30, 2020
Property and buildings	$504,343	$486,678
Machinery and equipment	1,979,096	2,169,117
Office equipment and furniture	11,371	10,974
Subtotal	2,494,810	2,666,769
Less: Accumulated depreciation	(949,344)	(947,934)
Property and equipment, net	$1,545,466	$1,718,835

Depreciation expense was $65,930 and $62,589 for the six months ended March 31, 2021 and 2020, respectively.

8. Taxes Payable

Taxes payable consists of the following:

	As of	As of
	March 31, 2021	September 30, 2020
VAT	$2,010,838	$1,795,211
Income tax payable	3,243,944	3,150,983
Other taxes payable	236,980	213,733
Taxes Payable	$5,491,762	$5,159,927

9. Shareholders’ Equity

The Company was authorized to issue 20,000,000 shares of ordinary shares with par value of $1 per share. On February 15, 2019, the Company issued 20,000,000 shares of common stock to Aokai Fa’s shareholders in proportion to the shareholder’s equity share in Aokai Fa as part of the reorganization, which was retroactively applied as if the transaction occurred at the beginning of the period (See Note 1).

On September 17, 2021, the Company filed an amended and restated memorandum of association with the Cayman Islands Registrar of Companies. Pursuant to the amended and restated memorandum of association, the Company increased the authorized shares to 100,000,000 shares which are re-classified and re-designated into 10,000,000 preferred shares of par value of $0.0005 each and an aggregate of 90,000,000 Ordinary Shares of par value of $0.0005 each, of which 70,000,000 shares are designated as Class A Ordinary Shares of par value of $0.0005 each and 20,000,000 shares are designated as Class B Ordinary Shares of par value of $0.0005 each. Each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to twenty (20) votes on all matters subject to vote at our general meetings. Future transfers by holders of Class B Ordinary Shares will generally result in those shares converting to Class A Ordinary Shares, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B Ordinary Shares to Class A Ordinary Shares will have the effect, over time, of increasing the relative voting power of those holders of Class B Ordinary Shares who retain their shares in the long term.

On September 17, 2021, following the amendment to the Company’s authorized share capital, 20,0000,000 issued and outstanding ordinary shares were re-classified and re-designated into 10,122,000 Class A Ordinary Shares and 9,878,000 Class B Ordinary Shares. The financial statements have been adjusted retroactively to reflect the amendment of ordinary shares and par value as if it occurred at the beginning of first period presented.

During the year ended September 30, 2019, Aokai Fa received capital contribution of $42,035 (RMB 291,472) from its shareholders.

10. Related Parties Transactions and Balances

Due from related parties amounted $60,579 and $58,457 as of March 31, 2021 and September 30, 2020, respectively. Due from related parties represent fees the Company paid for shareholders which was fully repaid in June 2021. Due from related parties are interest free, due on demand, and without collateral.

Due to related parties amounted $6,469 and $7,170 as of March 31, 2021 and September 30, 2020, respectively. Mr. Zhang was our former chairman of the board of directors and he resigned the position of chairman on January 9, 2020 and the position of director on February 6, 2020. He was Aokai Fa’s legal representative until July 2, 2019. Currently, Mr. Zhang is a shareholder with more than 5% beneficial ownership of our issued and outstanding shares as of the date of this prospectus. The advances are non-interest bearing and due on demand.

11. Leases

The Company has entered into operating leases for its offices and operating facilities. The lease period is from January 1, 2017 to December 31, 2022. The annual rent is approximately $36,600 (RMB 240,000). The Company has prepaid rent up until December 31, 2022. Rent expense for leases is recognized on a straight-line basis over the term of the lease.

On June 20, 2019, the Company signed a supplementary lease agreement to extend the lease period to December 31, 2042. Based on the supplementary lease agreement, the annual rent is approximately $36,600 (RMB 240,000) for rent period from January 1, 2023 to December 31, 2027. The annual rent for the period from January 1, 2028 to December 31, 2042 was not determined and will be based on the market price at the time.

12. Income Taxes

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

Huake is a holding company incorporated in Cayman Islands and is not subject to tax on income or capital gains under the laws of the Cayman Islands.

Ruiyuan was incorporated in Hong Kong and is subject to Hong Kong corporate income tax at a rate of 16.5% on the estimated assessable profits arising from Hong Kong.

Zhongruiyuan and Aokai Fa were incorporated in the PRC and were subject to corporate income tax at a statutory rate of 25%. In August 2020, under the Provisional Regulations of the People’s Republic of China Concerning Income Tax on Enterprises promulgated by the PRC, Aokai Fa was approved for a 15% corporate income tax rate because it is qualified as a high technology and science enterprise. The 15% corporate income tax rate is effective for three calendar years from 2020 to 2022.

The reconciliation of income tax expense at the China statutory rate of 25% in 2021 and 2020, to the Company’s effective tax rate is as follows:

	For the six months ended March 31,
	2021	2020

China statutory rate	$250,114	$359,880
Favorable tax rate	(100,046)	-
Refund of prior periods income taxes	(1,307)	-
Rate change on prior periods income taxes	(155,595)	-
Permanent difference	-	(24,958)
Effective tax expense	$(6,834)	$334,922

The provisions for income taxes are summarized as follows:

	For the six months ended March 31,
	2021	2020
Current	$(22,710)	$334,922
Deferred	15,876	-
Total	$(6,834)	$334,922

13. Concentration of Credit Risk

All of the Company’s sales are made to customers that are located primarily in the Mainland China. For the six months ended March 31, 2021 and 2020, no customer accounted for more than 10% of total revenue. As of March 31, 2021, no customer’s accounts receivable accounted for more than 10% of the total outstanding accounts receivable balance. As of September 30, 2020, one customer’s accounts receivable accounted for 10% of the total outstanding accounts receivable balance.

For the six months ended March 31, 2021, the Company purchased approximately 14% and 11% of its raw materials from two largest suppliers, respectively. For the six months ended March 31, 2020, the Company purchased approximately 11%, 11% and 10% of its raw materials from three largest suppliers, respectively. As of March 31, 2021, advanced payments to six major suppliers accounted for 33%, 14%, 13%, 12%, 12% and 11% of the total advance payments outstanding, respectively. As of September 30, 2020, advanced payments to three major suppliers accounted for 16%, 13% and 11% of the total advance payments outstanding, respectively.

14. Commitments, Contingency and Litigation

In May 2019, The People’s Court of Shucheng issued civil verdict to freeze one of Aokai Fa’s bank accounts due to investment contract dispute involving an investor, Aokai Fa, and a former major shareholder of the Company. In January 2020, the investor, Aokai Fa, and the former major shareholder resolved the dispute without litigation by entering a settlement agreement. The frozen order on bank account has removed in February 2020.

The Company entered into a purchase agreement with an unrelated party to purchase land and building on December 18, 2019 and supplement agreement on January 6, 2020. Total purchase price is RMB96,800,000 (approximately $14,775,000). The Company made deposit of $3,697,915 (RMB24,228,000) as of March 31, 2021. The Company is obligated to pay off the balance by December 31, 2024. (See Note 6)

The Company has operating leases agreement for its offices and operating facilities. The lease expires on December 31, 2042. (See Note 10)

15. Condensed Financial Information for the Parent Company

Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X require the condensed financial information of the parent company to be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiary and VIE exceeded 25% of the consolidated net assets of the Company, therefore, the condensed financial statements for the parent company are included herein.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries and VIE. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries and VIE” and the respective profit or loss as “Equity in earnings of subsidiaries and VIE” on the condensed statements of comprehensive income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

The Company did not pay any dividend for the periods presented. As of March 31, 2021, and September 30, 2020, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

Huake Holding Biology Co., LTD

Balance Sheets

	March 31, 2021	September 30, 2020
ASSETS

Current Assets
Investment in subsidiaries and VIE	$17,298,655	$15,720,655
Total Assets	$17,298,655	$15,720,655

LIABILITIES AND SHAREHOLDERS’ EQUITY

Total Liabilities	$-	$-

Shareholders’ Equity
Preferred shares, $0.0005 par value, 10,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2021 and September 30, 2020, respectively	-	-
Class A Ordinary Shares, $0.0005 par value, 70,000,000 shares authorized; 10,122,000 shares issued and outstanding as of March 31, 2021 and September 30, 2020, respectively	5,061	5,061
Class B Ordinary Shares, $0.0005 par value, 20,000,000 shares authorized; 9,878,000 shares issued and outstanding as of March 31, 2021 and September 30, 2020, respectively	4,939	4,939
Additional paid in capital	6,649,038	6,649,038
Retained earnings	10,385,629	9,378,339
Accumulated other comprehensive income (loss)	253,988	(316,722)
Total shareholders’ equity	17,298,655	15,720,655
Total Liabilities and Shareholders’ Equity	$17,298,655	$15,720,655

Huake Holding Biology Co., LTD

Statements of Comprehensive Income

	For the six months ended March 31,
	2021	2020

Equity in Earnings of Subsidiaries and VIE	$1,007,290	$1,104,599
Net Income	1,007,290	1,104,599

Other Comprehensive Income
Foreign Currency Translation Adjustment	570,710	114,530
Total Comprehensive Income	$1,578,000	$1,219,129

Huake Holding Biology Co., LTD

Statements of Cash Flows

	For the six months ended March 31,
	2021	2020
OPERATING ACTIVITIES
Net income	$1,007,290	$ 1, 104,599
Adjustments to reconcile net income to net cash provided by operating activities
Equity in earnings of subsidiaries and VIE	(1,007,290)	(1,104,599)
Net cash provided by operating activities	-	-

Net increase in cash	-	-

Cash, beginning of period	-	-
Cash, end of period	$-	$-

16. Subsequent Events

On September 9, 2021, the Company signed a supplemental agreement to clarify the following terms: The Company has the right to cancel the purchase agreement before title is transferred. The Company is not obligated to make payments before the land and building certificates are transferred. The Company is entitled to a refund of all payments made if the purchase agreement is cancelled.

On September 17, 2021, the Company filed an amended and restated memorandum of association with the Cayman Islands Registrar of Companies. Pursuant to the amended and restated memorandum of association, the Company increased the authorized shares to 100,000,000 shares which are re-classified and re-designated into 10,000,000 preferred shares of par value of $0.0005 each and an aggregate of 90,000,000 Ordinary Shares of par value of $0.0005 each, of which 70,000,000 shares are designated as Class A Ordinary Shares of par value of $0.0005 each and 20,000,000 shares are designated as Class B Ordinary Shares of par value of $0.0005 each. Each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to twenty (20) votes on all matters subject to vote at our general meetings. Future transfers by holders of Class B Ordinary Shares will generally result in those shares converting to Class A Ordinary Shares, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B Ordinary Shares to Class A Ordinary Shares will have the effect, over time, of increasing the relative voting power of those holders of Class B Ordinary Shares who retain their shares in the long term.

On September 17, 2021, following the amendment to the Company’s authorized share capital, 20,0000,000 issued and outstanding ordinary shares were re-classified and re-designated into 10,122,000 Class A Ordinary Shares and 9,878,000 Class B Ordinary Shares. The financial statements have been adjusted retroactively to reflect the amendment of ordinary shares and par value as if it occurred at the beginning of first period presented. (see Note 9)

The Company has evaluated subsequent events from the balance sheet date through September 20, 2021, the date the consolidated financial statements were available to be issued and concluded that no other material subsequent events have occurred that would require recognition or disclosure in the consolidated financial statements except for disclosed above.

$25,000,000

5,000,000 Class A Ordinary Shares

Huake Holding Biology Co., LTD

Prospectus dated [●], 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association, as adopted by special resolutions on February 15, 2019, provide that, to the extent permitted by law, we shall indemnify each director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or willful default; and

(b)	without limitation to paragraph (a) above, expenses, including legal fees, incurred by a director, alternate director or officer, or former director, alternate director or officer in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by such party to repay the amount if it shall ultimately be determined that such director, alternate director or officer is not entitled to be indemnified by the Company and upon such terms and conditions, if any, as the Company deems appropriate.

The Company may purchase and maintain insurance in relation to any person who is or was a director, alternate director, officer or liquidator of the company, or who at the request of the company is or was serving as a director, alternate director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of securities. We believe that our issuances of share awards to our employees, officers and consultants were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act. During the past three years, we have issued the following securities:

On February 15, 2019, we issued an aggregate of 20,000,000 ordinary shares to 113 founders who are either the equity owners of Aokai Fa (Anhui Aokai Fa Grease Technology Co., Ltd.) or their designed recipients. These 20,0000,000 issued and outstanding ordinary shares were re-classified and re-designated into 10,122,000 Class A Ordinary Shares and 9,878,000 Class B Ordinary Shares in September 2021.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Memorandum and Articles of Association, effective on February 15. 2019
3.2	Amended and Restated Memorandum and Articles of Association, effective on September 17, 2021
4.1	Specimen Certificate for Class A Ordinary Shares*
5.1	Form of opinion of Cayman Counsel regarding the validity of the Class A Ordinary Shares being registered*
8.1	Form of opinion of Docvit Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)*
10.1	Form of Exclusive Business Cooperation Agreements between WFOE and Aokai Fa**
10.2	Form of Exclusive Option Agreement between the shareholders of Aokai Fa, Aokai Fa and WFOE**
10.3	Form of Equity Interest Pledge Agreement, between the shareholders of Aokai Fa, Aokai Fa and WFOE**
10.4	Form of Power of Attorney executed by each shareholder of Aokai Fa**
10.5	Form of Spousal Consent by spouses of married shareholders of Aokai Fa**
10.6	Form of the Employment Agreement with CFO and CEO**
10.7	Form of Director Offer Letter with our directors**
10.8	The Purchase and Advance Payment Agreement dated May 7, 2020, by and between Aokai Fa and Shucheng County Tianbao Camellia Oil Professional Cooperative
10.9	The Purchase and Advance Payment Agreement dated May 20, 2020, by and between Aokai Fa and Kang Du
10.10	The Purchase and Advance Payment Agreement dated May 6, 2020, by and between Aokai Fa and Anhui Yami Agricultural Technology Co., Ltd.
10.11	The Purchase and Advance Payment Agreement dated May 7, 2020, by and between Aokai Fa and Huasheng Farmers Professional Cooperative of Shucheng County
10.12	The Purchase and Advance Payment Agreement dated May 9, 2020, by and between Aokai Fa and Hefei Wenda Agricultural Technology Co., Ltd.
10.13	The Purchase and Advance Payment Agreement dated May 8, 2020, by and between Aokai Fa and Huoshan Hongying Trading Company
10.14	The Purchase and Advance Payment Agreement dated May 12, 2020, by and between Aokai Fa and Lu'an Yunlin Agricultural Technology Co., Ltd.
10.15	The Purchase and Advance Payment Agreement dated May 11, 2020, by and between Aokai Fa and Shucheng County Xinyuan Tea Oil Professional Cooperative
10.16	The Purchase and Advance Payment Agreement dated May 15, 2020, by and between Aokai Fa and Wulongshan Family Farm of Tangchi Town, Shucheng County
10.17	The Purchase and Advance Payment Agreement dated May 20, 2020, by and between Aokai Fa and Yuyun Wang
10.18	The Purchase and Advance Payment Agreement dated May 19, 2020, by and between Aokai Fa and Yuhuan Wang
10.19	The Purchase and Advance Payment Agreement dated May 20, 2020, by and between Aokai Fa and Zhenya Xu
10.20	The Purchase and Advance Payment Agreement dated May 21, 2020, by and between Aokai Fa and Changhong Wang
10.21	The Purchase and Advance Payment Agreement dated May 21, 2020, by and between Aokai Fa and Wenhao Zhang
21.1	List of Subsidiaries**
23.1	Consent of Prager Metis CPAs, LLC
23.2	Consent of Cayman Counsel (included in Exhibit 5.1)*
23.3	Consent of Docvit Law Firm (included in Exhibit 99.2)*
24.1	Power of Attorney **
99.1	Code of Business Conduct and Ethics of the Registrant*
99.2	Form of opinion of Docvit Law Firm, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters and the validity of the VIE agreements*
99.3	Consent of Pingting Wang**
99.4	Consent of Long Yi**
99.5	Consent of Henry Wang**
99.6	Consent of Yongju Wang**
99.7	Consent of Chen Cheng**
99.8	Charter of Audit Committee**
99.9	Charter of Compensation Committee**
99.10	Charter of Nomination and Corporate Governance Committee**

*	To be filed by amendment
**	Filed previously

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenyang, People’s Republic of China, on September 20, 2021.

Huake Holding Biology Co., LTD

By:	/s/ Pingting Wang
Ms. Pingting Wang
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pingting Wang	Chief Executive Officer	September 20, 2021
Name: Pingting Wang	(Principal Executive Officer)

*	Chief Financial Officer	September 20, 2021
Name: Changsheng Zheng	(Principal Accounting and Financial Officer)

*	Director Nominee	September 20, 2021
Name: Long Yi

*	Director Nominee	September 20, 2021
Name: Henry Wang

*	Director Nominee	September 20, 2021
Name: Yongju Wang

*	Director Nominee	September 20, 2021
Name: Chen Cheng

*By:	/s/ Pingting Wang
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in Newark, DE on September 20, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director